Exhibit 10.1

EXECUTION VERSION

FIRST AMENDMENT TO CREDIT AGREEMENT

This FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment” or “Agreement”), dated as of December 21, 2021, among FORRESTER RESEARCH, INC., a Delaware corporation (the “Borrower”), each Loan Party (as defined in the Credit Agreement referred to below), the Lenders (as defined in the Credit Agreement referred to below) and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, together with it successors and permitted assigns in such capacity, the “Administrative Agent”).

BACKGROUND

A. The Borrower, the Lenders (as defined therein) from time to time party thereto and the Administrative Agent are party to that certain Credit Agreement dated as of January 3, 2019 (as amended and in effect on the date hereof, prior to the effectiveness of this Amendment, the “Existing Credit Agreement” and, as modified by this Amendment, the “Credit Agreement”), reflecting certain financing arrangements among the parties thereto. All capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement, as amended hereby.

B. The Borrower has requested, and the Administrative Agent and the Lenders have agreed, to amend the Existing Credit Agreement to increase the Revolving Credit Commitment to $150,000,000, to convert the outstanding principal amount of the Tranche A Term Loans on the First Amendment Effective Date to Revolving Credit Loans and; in connection therewith, to modify certain other terms and provisions of the Existing Credit Agreement, in each instance on the terms and subject to the conditions contained in this Amendment.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Amendments to Existing Credit Agreement. Subject to the satisfaction of each of the conditions set forth in Section 2 hereof, effective upon the First Amendment Effective Date (defined below), the Existing Credit Agreement is amended as follows:

(a) the Existing Credit Agreement shall be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Credit Agreement attached as Annex I hereto;

(b) the Existing Credit Agreement shall be amended by deleting Schedule 1.1A (Commitments) thereto and inserting in lieu thereof the form of Schedule 1.1A (Commitments) attached hereto;

(c) the Existing Credit Agreement shall be amended by deleting Exhibit B (Form of Compliance Certificate) thereto and inserting in lieu thereof the form of Exhibit B (Form of Compliance Certificate) attached hereto; and

(d) the Existing Credit Agreement shall be amended by deleting Exhibit I (Form of Notice of Borrowing or Conversion or Continuation) thereto and inserting in lieu thereof the form of Exhibit I (Form of Notice of Borrowing or Conversion or Continuation) attached hereto.

Section 2. Conditions Precedent. This Amendment shall be effective upon the date of satisfaction (or written waiver by the Required Lenders) of the conditions precedent set forth in this Section 2 (the “First Amendment Effective Date”):

(a) The Administrative Agent shall have received counterparts of this Agreement, duly executed and delivered by the Lenders and each of the Loan Parties that are party hereto.

(b) The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the First Amendment Effective Date, substantially in the form of Exhibit C-1 to the Existing Credit Agreement, with appropriate insertions and attachments, (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization, incorporation or other organization, as applicable, and (iii) a certificate from a Responsible Officer of the Borrower, dated the First Amendment Effective Date, substantially in the form of Exhibit C-2 to the Existing Credit Agreement.

(c) The Administrative Agent shall have received a solvency certificate, dated as of the First Amendment Effective Date, from an authorized officer of the Borrower, substantially in the form of Exhibit D to the Existing Credit Agreement.

(d) The Administrative Agent shall have receive the legal opinion of Skadden, Arps, Slate, Meagher & Flom, LLP, counsel to the Borrower and its Restricted Subsidiaries, in substance reasonably acceptable to the Administrative Agent.

(e) All fees and expenses required to be paid to the Administrative Agent and the Lenders pursuant to the Fee Letter dated November 17, 2021 and Section 10.05 of the Credit Agreement relating to this Amendment (in the case of legal expenses, to the extent invoiced at least three (3) Business Days prior to the First Amendment Effective Date) shall have in each case been paid.

The Administrative Agent shall notify the Borrower and each Lender of the First Amendment Effective Date, which notice shall be conclusive.

Section 3. Reaffirmation and Ratification of the Loan Parties; Lien Grant. Each Loan Party hereby consents to the amendment of the Existing Credit Agreement effected hereby and confirms and agrees that, notwithstanding the effectiveness of this Agreement, each Loan Document to which such Loan Party is a party is, and the obligations of such Loan Party contained in the Existing Credit Agreement, the Credit Agreement, this Amendment or in any other Loan Document to which it is a party are, and shall continue to be, in full force and effect and are hereby reaffirmed, ratified and confirmed in all respects, in each case as amended by this Agreement. For greater certainty and without limiting the foregoing, each of the Loan Parties as debtor, grantor, pledgor, guarantor, assignor, or in other any other similar capacity in which such Loan Party grants Liens or security interests in its property or otherwise acts as accommodation party or guarantor, as the case may be, hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Loan Documents to which it is a party and (ii) to the extent such Loan Party granted Liens on or security interests in any of its property pursuant to any such Loan Document as security for or otherwise guaranteed the Obligations under or with respect to the Loan Documents, ratifies and reaffirms such guarantee and grant of security interests and Liens and confirms and agrees that such security interests and Liens hereafter secure and shall continue to secure all of the Obligations, as amended hereby.

Section 4. Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except in accordance with Section 10.1 of the Credit Agreement.

Section 5. Entire Agreement. This Agreement, the Existing Credit Agreement, the Credit Agreement and the other Loan Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties hereto with respect to the subject matter hereof. Except as expressly set forth herein, this Agreement shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of any party under, the Existing Credit Agreement, nor alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Existing Credit Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect. It is understood and agreed that (a) each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import shall mean and be a reference to the Existing Credit Agreement as amended hereby, (b) each reference in each Loan Document to the Credit Agreement, whether direct or indirect, shall hereafter be deemed to be a reference to the Existing Credit Agreement as amended hereby, and (c) this Agreement is a Loan Document. This Agreement shall not constitute a novation of any amount owing under the Existing Credit Agreement and all amounts owing in respect of principal, interest, fees and other amounts pursuant to the Existing Credit Agreement and the other Loan Documents shall, to the extent not paid or converted on or prior to the First Amendment Effective Date, in accordance with the terms hereof, shall continue to be owing under the Credit Agreement or such other Loan Documents until paid in accordance therewith.

Section 6. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that the Loan Parties shall not have the right to assign any rights or obligations under this Agreement.

Section 7. GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. SECTIONS 10.11, 10.12, 10.13 and 10.15 OF THE EXISTING CREDIT AGREEMENT ARE HEREBY INCORPORATED BY REFERENCE INTO THIS AGREEMENT MUTATIS MUTANDIS AND SHALL APPLY HERETO.

Section 8. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein, to the fullest extent permitted by applicable law, shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission or other customary means of electronic transmission (e.g., “pdf”) shall be as effective as delivery of a manually signed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by facsimile, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

FORRESTER RESEARCH, INC.
as Borrower

By:	/s/ L. Christian Finn
Name:	L. Christian Finn
Title:	Chief Financial Officer

SIRIUSDECISIONS, INC., as Guarantor

By:	/s/ Ryan Darrah
Name:	Ryan Darrah
Title:	President

WHITCOMB INVESTMENTS, INC., as Guarantor

By:	/s/ L. Christian Finn
Name:	L. Christian Finn
Title:	Chief Financial Officer

[Signature Page to First Amendment to Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
as the Administrative Agent, and
Issuing Lender

By:	/s/ Stacy Benham
Name: Stacy Benham
Title: Vice President

[Signature Page to First Amendment to Credit Agreement]

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Robert C. Megan
Name:	ROBERT C. MEGAN
Title:	SENIOR VICE PRESIDENT

[Signature Page to First Amendment to Credit Agreement]

CITIZENS BANK, N.A., as a Lender

By:	/s/ Sean Riordan
Name:	Sean Riordan
Title:	Vice President

[Signature Page to First Amendment to Credit Agreement]

Annex I

[attached]

~~EXECUTION VERSION~~ANNEX I

CREDIT AGREEMENT

among

FORRESTER RESEARCH, INC.,

as the Borrower,

the several Lenders from time to time parties hereto,

and

JPMORGAN CHASE BANK, N.A.,

as the Administrative Agent,

~~Dated~~dated as of January 3, 2019

JPMORGAN CHASE BANK, N.A. and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

as Joint Lead Arrangers and Joint Bookrunners

BANK OF AMERICA, N.A.

as Syndication Agent

as amended by the First Amendment to Credit Agreement dated as of December 21, 2021

Table of Contents

ARTICLE I. DEFINITIONS		1
SECTION 1.1	Defined Terms	1
SECTION 1.2	Other Definitional Provisions	~~42~~49
SECTION 1.3	Pro Forma and Other Calculations	~~42~~50
SECTION 1.4	Currencies ~~45~~; Letters of Credit	53
SECTION 1.5	Cashless Rollovers	~~46~~54
SECTION 1.6	Interest Rates; Benchmark Notifications	54
SECTION 1.7	Status of Obligations	55
SECTION 1.8	Divisions	55

ARTICLE II. REFINANCING OF EXISTING TERM LOANS; AMOUNT AND TERMS OF COMMITMENTS		~~46~~55
SECTION 2.1	Existing Tranche A Term ~~Loan Commitments~~	~~46~~Refinancing 57
SECTION 2.2	~~Procedure for Term Loan Borrowing~~	~~47~~[Reserved] 57
SECTION 2.3	~~Repayment of Term Loans~~	~~47~~[Reserved] 57
SECTION 2.4	Revolving Credit Commitments	~~48~~58
SECTION 2.5	Procedure for Revolving Credit Borrowing	~~49~~58
SECTION 2.6	[Reserved]	~~49~~58
SECTION 2.7	[Reserved]	~~49~~58
SECTION 2.8	Repayment of Loans	~~49~~59
SECTION 2.9	Commitment Fees, etc.	~~50~~59
SECTION 2.10	Termination or Reduction of Revolving Credit Commitments	~~50~~60
SECTION 2.11	Optional Prepayments	~~51~~60
SECTION 2.12	Mandatory Prepayments and Commitment Reductions	~~51~~60
SECTION 2.13	Conversion and Continuation Options	~~53~~62
SECTION 2.14	Limitations on LIBOR Tranches	~~54~~63
SECTION 2.15	Interest Rates and Payment Dates	~~54~~63
SECTION 2.16	Computation of Interest and Fees	~~54~~64
SECTION 2.17	Inability to Determine Interest Rate	~~55~~64
SECTION 2.18	Pro Rata Treatment and Payments	~~55~~65
SECTION 2.19	Requirements of Law	~~57~~66
SECTION 2.20	Taxes	~~59~~68
SECTION 2.21	Indemnity	~~62~~72
SECTION 2.22	Alternate Rate of Interest; Illegality	~~63~~72
SECTION 2.23	~~Mitigation~~	~~63~~Illegality; (LIBOR) 75
SECTION 2.24	Mitigation	75
SECTION 2.25	Replacement of Lenders under Certain Circumstances	~~64~~76
~~SECTION 2.25~~	~~[Reserved]~~	~~64~~
SECTION 2.26	[Reserved]	76
SECTION 2.27	Refinancing Amendments	~~64~~76
SECTION ~~2.27~~2.28	Defaulting Lenders	~~66~~78
SECTION ~~2.28~~2.29	Incremental Facilities	~~67~~79

- i -

ARTICLE III. LETTERS OF CREDIT		~~69~~81
SECTION 3.1	L/C Commitment	~~69~~81
SECTION 3.2	Procedure for Issuance of Letters of Credit	~~70~~82
SECTION 3.3	Commissions, Fees and Other Charges	~~70~~82
SECTION 3.4	L/C Participations	~~71~~83
SECTION 3.5	Reimbursement Obligation of the Borrower	~~72~~83
SECTION 3.6	Obligations Absolute	~~72~~84
SECTION 3.7	Letter of Credit Payments	~~72~~84
SECTION 3.8	Applications	~~73~~84
SECTION 3.9	Cash Collateralization	~~73~~84
SECTION 3.10	Provisions Related to Refinancing Revolving Credit Commitments	~~73~~84

ARTICLE IV. REPRESENTATIONS AND WARRANTIES		~~73~~85
SECTION 4.1	Financial Condition	~~73~~85
SECTION 4.2	No Change	~~74~~86
SECTION 4.3	Existence; Compliance with Law	~~74~~86
SECTION 4.4	Power; Authorization; Enforceable Obligations	~~75~~86
SECTION 4.5	No Legal Bar	~~75~~87
SECTION 4.6	No Material Litigation	~~75~~87
SECTION 4.7	No Default	~~75~~87
SECTION 4.8	Ownership of Property; Liens	~~75~~87
SECTION 4.9	Intellectual Property	~~76~~87
SECTION 4.10	Taxes	~~76~~87
SECTION 4.11	Federal Regulations	~~76~~88
SECTION 4.12	Labor Disputes	~~76~~88
SECTION 4.13	ERISA	~~76~~88
SECTION 4.14	Investment Company Act; Other Regulations	~~77~~88
SECTION 4.15	Subsidiaries	~~77~~88
SECTION 4.16	Use of Proceeds	~~77~~89
SECTION 4.17	Environmental Matters	~~77~~89
SECTION 4.18	Accuracy of Information, etc.	~~78~~90
SECTION 4.19	Security Documents	~~79~~90
SECTION 4.20	Solvency	~~79~~91
SECTION 4.21	Anti-Corruption Laws and Sanctions	~~79~~91
SECTION 4.22	EEA Financial Institutions	~~80~~91

ARTICLE V. CONDITIONS PRECEDENT		~~80~~91
SECTION 5.1	Conditions to the Effectiveness of this Agreement	~~80~~91
SECTION 5.2	Conditions to Each Extension of Credit	~~83~~94

ARTICLE VI. AFFIRMATIVE COVENANTS		~~83~~94
SECTION 6.1	Financial Statements	~~83~~95
SECTION 6.2	Certificates; Other Information	~~84~~95
SECTION 6.3	Payment of ~~Obligations~~ Taxes	~~85~~97
SECTION 6.4	Conduct of Business and Maintenance of Existence, etc.	~~85~~97
SECTION 6.5	Maintenance of Property; Insurance	~~86~~97

- ii -

SECTION 6.6	Inspection of Property; Books and Records; Discussions	~~86~~98
SECTION 6.7	Notices	~~87~~98
SECTION 6.8	Environmental Laws	~~87~~99
SECTION 6.9	Additional Collateral, etc.	~~88~~99
SECTION 6.10	Additional Covenants Relating to Collateral	~~88~~100
SECTION 6.11	Post-Closing Covenant	~~89~~101
SECTION 6.12	Designation of Subsidiaries	~~89~~101

ARTICLE VII. NEGATIVE COVENANTS		~~90~~102
SECTION 7.1	Financial Condition Covenants	~~90~~102
SECTION 7.2	Limitation on Indebtedness	~~91~~103
SECTION 7.3	Limitation on Liens	~~93~~106
SECTION 7.4	Limitation on Fundamental Changes	~~95~~108
SECTION 7.5	Limitation on Sale of Assets	~~96~~108
SECTION 7.6	Limitation on Restricted Payments	~~98~~110
SECTION 7.7	[Reserved]	~~98~~111
SECTION 7.8	Limitation on Investments, Loans and Advances	~~99~~111
SECTION 7.9	Limitation on Optional Payments ~~and Modifications of Organizational Documents~~	~~100~~113
SECTION 7.10	Limitation on Transactions with Affiliates	~~100~~113
SECTION 7.11	[Reserved]	~~101~~113
SECTION 7.12	Limitation on Changes in Fiscal Periods	~~101~~113
SECTION 7.13	Limitation on Negative Pledge Clauses	~~101~~113
SECTION 7.14	Limitation on Restrictions on Subsidiary Distributions	~~101~~114
SECTION 7.15	Limitation on Lines of Business	~~101~~114
SECTION 7.16	Limitation on Use of Proceeds	~~101~~114

ARTICLE VIII. EVENTS OF DEFAULT		~~102~~114

ARTICLE IX. THE ADMINISTRATIVE AGENT		~~106~~118
SECTION 9.1	Appointment	~~106~~118
SECTION 9.2	Delegation of Duties ~~106~~; Posting of Communications	118
SECTION 9.3	Exculpatory Provisions	~~106~~120
SECTION 9.4	Reliance by Administrative Agent	~~106~~120
SECTION 9.5	Notice of Default	~~107~~121
SECTION 9.6	Non-Reliance on Administrative Agent and Other Lenders ~~107~~; Erroneous Payments	121
SECTION 9.7	Indemnification	~~108~~123
SECTION 9.8	Administrative Agent in Its Individual Capacity	~~108~~123
SECTION 9.9	Successor Administrative Agents	~~108~~123
SECTION 9.10	Authorization to Release Liens	~~109~~124
SECTION 9.11	No Other Duties	~~109~~124

ARTICLE X. MISCELLANEOUS		~~109~~124
SECTION 10.1	Amendments and Waivers	~~109~~124
SECTION 10.2	Notices	~~112~~127
SECTION 10.3	No Waiver; Cumulative Remedies	~~113~~127
SECTION 10.4	Survival of Representations and Warranties	~~113~~128

- iii -

SECTION 10.5	Payment of Expenses ~~113~~; Indemnity; Limitation of Liability	128
SECTION 10.6	Successors and Assigns; Participations and Assignments	~~114~~129
SECTION 10.7	Adjustments; Set-off	~~119~~134
SECTION 10.8	Counterparts ~~119~~; Integration; Effectiveness; Electronic Execution	135
SECTION 10.9	Severability	~~120~~136
SECTION 10.10	Integration	~~120~~136
SECTION 10.11	GOVERNING LAW	~~120~~136
SECTION 10.12	Submission To Jurisdiction; Waivers	~~120~~137
SECTION 10.13	Acknowledgements	~~121~~137
SECTION 10.14	No Advisory or Fiduciary Responsibility	~~121~~138
SECTION 10.15	WAIVERS OF JURY TRIAL	~~122~~138
SECTION 10.16	PATRIOT Act	~~122~~138
SECTION 10.17	Confidentiality	~~122~~138
SECTION 10.18	Releases	~~123~~139
SECTION 10.19	Acknowledgement and Consent to Bail-In of ~~EEA~~Affected Financial Institutions	~~124~~140
SECTION 10.20	ERISA Matters	~~124~~140
SECTION 10.21	Acknowledgement Regarding Any Supported QFCs	142

- iv -

SCHEDULES:

1.1A	Commitments
1.1B	Unrestricted Subsidiaries
4.4	Consents, Authorizations, Filings and Notices
4.6	Litigation
4.9	Intellectual Property
4.15	Subsidiaries
4.19	UCC Filing Jurisdictions
7.2(e)	Existing Indebtedness
7.3(f)	Existing Liens

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C-1	Form of Secretary’s Certificate
C-2	Form of Closing Certificate
D	Form of Solvency Certificate
E	Form of Assignment and Acceptance
F-1	Forms of U.S. Tax Compliance Certificate
F-2	Forms of U.S. Tax Compliance Certificate
F-3	Forms of U.S. Tax Compliance Certificate
F-4	Forms of U.S. Tax Compliance Certificate
G	Form of Increased Facility Activation Notice
H	Form of Incremental Lender Supplement
I	Form of Borrowing Notice
J-1	Form of Hedge Bank Designation
J-2	Form of Cash Management Bank Designation
K-1	Form of Term Note
K-2	Form of Revolving Note

- vi -

CREDIT AGREEMENT (this “Agreement”), dated as of January 3, 2019, among FORRESTER RESEARCH, INC., a Delaware corporation (the “Borrower”), the Lenders (as defined below) from time to time parties to this Agreement and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, together with its successors and permitted assigns in such capacity, the “Administrative Agent”).

PRELIMINARY STATEMENTS

~~Pursuant to the Acquisition Agreement (as this and other capitalized terms used in these Preliminary Statements are defined in Section 1.1 below), the Borrower will acquire, directly or indirectly, the outstanding equity interests of the Target.~~

~~In connection with the Acquisition, the Borrower has requested the Lenders extend credit to the Borrower in the form of: (a) Tranche A Term Loans in an initial aggregate principal amount of $125,000,000 and (b) Revolving Credit Commitments in an initial aggregate principal amount of $75,000,000.~~

~~The proceeds of~~

The Borrower, the Administrative Agent and the Lenders have agreed to increase the Revolving Credit Commitment to $150,000,000, convert the ~~Tranche A~~Existing Term Loans ~~and the proceeds any borrowing of~~referred to below to Revolving Credit Loans ~~on the Closing Date will be applied (i)~~and, in connection therewith, to ~~pay~~make the ~~cash consideration for the Acquisition and (ii)~~changes to ~~pay~~ the ~~Transaction Costs~~Credit Agreement set forth herein.

ARTICLE I.

DEFINITIONS

SECTION 1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the Alternate Base Rate.

“Acquisition”: the acquisition by the Borrower, directly or indirectly, of the Target pursuant to the Acquisition Agreement.

“Acquisition Agreement”: the Agreement and Plan of Merger, entered into as of the Acquisition Signing Date, by and among the Target, the Borrower, Merger Sub, the founder stockholders named therein and the stockholder representative identified therein, together with all exhibits, schedules, annexes, disclosure letters and attachments thereto.

“Acquisition Signing Date”: November 26, 2018.

“Additional CapEx Amount”: has the meaning assigned to it in Section 7.1(c)(ii).

“Adjusted LIBOR Rate”: with respect to any Borrowing of LIBOR Loans for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserves; provided that the Adjusted LIBOR Rate shall not be less than 0% per annum.

“Adjustment Date”: as defined in the Pricing Grid.

“Administrative Agent”: as defined in the preamble hereto.

“Affected Financial Institution”: means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate”: as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of such Lender’s Incremental Term Loans then outstanding and (b) the aggregate amount of such Lender’s Revolving Credit Commitment then in effect or, if the Revolving Credit Commitments have been terminated, the aggregate amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure to the Aggregate Exposure of all Lenders.

“Agreement”: as defined in the preamble hereto.

“Alternate Base Rate”: means for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBOR Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that for the purpose of this definition, the Adjusted LIBOR Rate for any day shall be based on the LIBOR Screen Rate (or if the LIBOR Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBOR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.17 hereof, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. If the Alternate Base Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Anti-Corruption Laws”: all published laws, rules and regulations of any jurisdiction applicable to the Borrower and its Subsidiaries from time to time that prohibit bribery or corruption.

“Applicable Margin”: (a) for ~~Tranche A Term Loans and~~ Revolving Credit Loans, (i) prior to the first Adjustment Date to occur after the ~~Closing~~First Amendment Effective Date, ~~2.50~~1.50% per annum, in the case of LIBOR Loans, and ~~1.50~~0.50% per annum, in the case of ABR Loans, and (ii) from and after the first Adjustment Date to occur after the ~~Closing~~First Amendment Effective Date, the percentage determined in accordance with the Pricing Grid; and (b) for Incremental Term Loans, such per annum rates as shall be agreed by the Borrower and the applicable Incremental Term Loan Lenders as shown in the applicable Increased Facility Activation Notice.

“Application”: an application, in such form as the Issuing Lender may reasonably specify from time to time, requesting the Issuing Lender to issue a Letter of Credit.

“Approved Electronic Platform”: as defined in Section 9.2(b).

“Approved Fund”: any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

~~“AUD”: dollars in lawful currency of Australia.~~

“Arrangers”: JPMorgan Chase Bank, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the date of this Agreement), in their capacities as joint lead arrangers and joint bookrunners.

“Asset Sale”: any Disposition of Property or business (including receivables and leasehold interests) or series of related Dispositions of Property or businesses (including receivables and leasehold interests) (excluding any such Disposition permitted by clause (a), (b), (c), (d), (e), (g), (h), (i), (l), (m) or (n) of Section 7.5) that yields ~~net proceeds~~Net Cash Proceeds to the Borrower or any of its Restricted Subsidiaries ~~(valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds)~~ in excess of $~~2,500,000~~5,000,000 .

“Assignee”: as defined in Section 10.6(b)(i).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit E.

“AUD”: dollars in lawful currency of Australia.

“Available Revolving Credit Commitment”: as to any Revolving Credit Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Credit Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding.

“Available Tenor”: means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant Section 2.22.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable ~~EEA~~ Resolution Authority in respect of any liability of an ~~EEA~~Affected Financial Institution.

“Bail-In Legislation”: means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark”: means, initially, LIBOR Rate; provided that if a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to LIBOR Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (c) or clause (d) of Section 2.22.

“Benchmark Replacement”: means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of an Other Benchmark Rate Election, “Benchmark Replacement” shall mean the alternative set forth in (3) below:

1. the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

1. the sum of (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

1. the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that, in the case of clause (3), when such clause is used to determine the Benchmark Replacement in connection with the occurrence of an Other Benchmark Rate Election, the alternate benchmark rate selected by the Administrative Agent and the Borrower shall be the term benchmark rate that is used in lieu of a LIBOR-based rate in the relevant other Dollar-denominated syndicated credit facilities; provided further that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event, and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above).

If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

Notwithstanding anything to the contrary in this Agreement, in all cases the Benchmark Replacement shall be a “qualified rate” within the meaning of Proposed Treasury Regulations section 1.1001-6(b) (or any successor or final version of such regulation).

“Benchmark Replacement Adjustment”: means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1) for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the first alternative set forth in the order below that can be determined by the Administrative Agent:

(a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;

(b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and

(2) for purposes of clause (3) of the definition of “Benchmark Replacement,” the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.

“Benchmark Replacement Conforming Changes”: means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date”: means the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date;

(3) in the case of a Term SOFR Transition Event, the date that is thirty (30) days after the date a Term SOFR Notice is provided to the Lenders and the Borrower pursuant to Section 2.22(d); or

(4) in the case of an Early Opt-in Election or an Other Benchmark Rate Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election or Other Benchmark Rate Election, as applicable, is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election or Other Benchmark Rate Election, as applicable, is provided to the Lenders, written notice of objection to such Early Opt-in Election or Other Benchmark Rate Election, as applicable, from Lenders comprising the Required Lenders.

(i) If the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event”: means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

A “Benchmark Transition Event”: will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.22 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.22.

“Beneficial Ownership Certification”: a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation”: 31 C.F.R. § 1010.230.

“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Benefitted Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowing”: (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect, or (b) Incremental Term Loans of the same Type made on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business”: as defined in Section 4.17(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided, further that, with respect to notices and determinations in connection with, and fundings, disbursements and payments of principal and interest on, LIBOR Loans, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such LIBOR Loan~~, such day is~~. The term “Business Day” shall also ~~a~~exclude any day ~~for trading in the London interbank market by and between banks in deposits~~on which banks are not open for general business in ~~Dollars~~London.

“Capital Expenditures”: for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition of fixed or capital assets or additions to property, plants or equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries; provided that in no event shall “Capital Expenditures” include expenditures in connection with a Permitted Acquisition or any other Material Acquisition or the Acquisition.

“Capital Lease”: as defined in the definition of “Capital Lease Obligations”.

“Capital Lease Obligations”: subject to Section 1.3(f), as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP (each, a “Capital Lease”), and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Collateral”: shall have a meaning correlative to the immediately succeeding definition and shall include the proceeds of such cash collateral and other credit support.

“Cash Collateralize”: to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Lender, as collateral for L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the Issuing Lender shall agree in their sole discretion, other credit support.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States or any agency thereof, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurocurrency time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or bank holding company owning any Lender (or Person that was a Lender at the time of acquisition thereof) or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000 (determined at the time of acquisition thereof); (c) commercial paper of an issuer rated at least A-2 by Standard & Poor’s Financial Services LLC (“S&P”) or P-2 by Moody’s Investors Service, Inc. (“Moody’s”) , or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally (determined at the time of acquisition thereof), and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or bank holding company owning any Lender (or Person that was a Lender at the time of acquisition thereof) or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government (determined at the time of acquisition thereof); (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s (determined at the time of acquisition thereof); (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or bank holding company owning any Lender (or Person that was a Lender at the time of acquisition thereof) or any commercial bank satisfying the requirements of clause (b) of this definition (determined at the time of acquisition thereof); (g) long term bonds and other debt securities rated at least BBB- by S&P and Baa3 by Moody’s (determined at the time of acquisition thereof), (h) shares of money market mutual or similar funds which invest primarily in assets satisfying the requirements of clauses (a) through (g) of this definition (determined at the time of acquisition thereof); or (i) money market funds that (x) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (y) are rated AAA by S&P and Aaa by Moody’s and (z) have portfolio assets of at least $5,000,000,000 (determined at the time of acquisition thereof). In the case of any Investments made in a country outside the United States of America, Cash Equivalents shall also include (i) euros and Sterling, (ii) investments of the type and maturity described in clauses (a) through (i) above of foreign obligors, which investments are reasonably appropriate in connection with any business conducted by the Borrower or its Subsidiaries (as determined by the Borrower in good faith) (determined at the time of acquisition thereof) and (iii) other short term investments utilized by the Borrower and its Restricted Subsidiaries in accordance with normal investment practices for cash management in such country in investments analogous to the investments described in the foregoing clauses (a) through (h) and in this paragraph and which are reasonably appropriate in connection with any business conducted by the Borrower or its Subsidiaries in such country (as determined by the Borrower in good faith).

“Cash Management Agreement”: an agreement pursuant to which a bank or other financial institution provides Cash Management Services.

“Cash Management Services”: (a) treasury management services (including controlled disbursements, zero balance arrangements, cash sweeps, automated clearinghouse transactions, return items, overdrafts, temporary advances, interest and fees and interstate depository network services) provided to the Borrower or any Subsidiary and (b) commercial credit card and purchasing card services provided to the Borrower or any Subsidiary.

“CFC”: a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holding Company”: a direct or indirect Subsidiary of the Borrower substantially all of the assets of which consist of Capital Stock and/or Indebtedness of one or more CFCs.

“Chase” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“Class”: (i) when used in reference to any Loans, shall refer to whether such Loans, are Revolving Credit Loans, Revolving Credit Loans under Refinancing Revolving Credit Commitments, ~~Tranche A Term Loans,~~ Incremental Term Loans, or Refinancing Term Loans and (ii) when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, an Incremental Revolving Credit Commitment, a Refinancing Revolving Credit Commitment, ~~a Tranche A Term Loan Commitment,~~ an Incremental Term Loan Commitment or a Refinancing Term Loan Commitment.

“Closing Date”: the date on which the conditions precedent set forth in Section 5.1 shall have been satisfied, which date is January 3, 2019.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document, excluding in all events Excluded Property.

~~“Comerica Letters of Credit”: the letters of credit issued by Comerica Bank to the Target or any of its Subsidiaries prior to the Closing Date.~~

“Commitment”: as to any Lender, ~~the sum of the Tranche A Term Loan Commitment,~~ any Incremental Term Loan Commitment and the Revolving Credit Commitment of such Lender.

“Commitment Fee Rate”: (i) initially, ~~0.35~~0.25% per annum, and (ii) from and after the first Adjustment Date to occur after the ~~Closing~~First Amendment Effective Date, the rate per annum set forth under the relevant column heading in the Pricing Grid.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Confidential Information Memorandum”: the Confidential Management Presentation dated June 2018 and furnished to the Arrangers and identified as such by the Borrower.

“Connection Income Taxes”: Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Cash Interest Expense”: for any period, Consolidated Interest Expense, solely to the extent paid or payable in cash, but excluding interest charges constituting amortization of underwriting or arrangement fees, original issue discount or upfront fees and other fees payable in connection with the arrangement or underwriting of such Indebtedness and any other fees paid with respect to the Transactions.

“Consolidated Depreciation and Amortization Expense”: with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs, debt issuance costs, commissions, fees, and expenses, capitalized expenditures (including capitalized software expenditures), customer acquisition costs, the amortization of original issue discount resulting from the issuance of Indebtedness at less than par and incentive payments, conversion costs, and contract acquisition costs of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA”: with respect to any Person for any Test Period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period:

(a) increased (without duplication, to the extent the same were deducted or excluded (and not added back) in computing Consolidated Net Income) by:

(i) Consolidated Depreciation and Amortization Expense of such Person for such Test Period, plus

(ii) Consolidated Interest Expense of such Person for such Test Period, together with items excluded from the definition of Consolidated Interest Expense and any non-cash interest expense (including (w) fees and expenses paid to the Administrative Agent in connection with its services hereunder, (x) other bank, administrative agency (or trustee) and financing fees (including rating agency fees), (y) costs of surety bonds in connection with financing activities (whether amortized or immediately expensed) and (z) commissions, discounts and other fees and charges owed with respect to letters of credit, bank guarantees, bankers’ acceptances or any similar facilities or financing and hedging agreements), plus

(iii) Taxes paid and provision for Taxes based on income or profits or capital, including, without limitation, U.S. federal, state, non-U.S., franchise, excise, value added, and similar Taxes and foreign withholding Taxes of such Person paid or accrued during such Test Period, including any penalties and interest related to such Taxes or arising from any Tax examinations, plus

(iv) the amount of any restructuring charges or reserve (including those relating to severance, relocation costs and one-time compensation charges), costs incurred in connection with any non-recurring strategic initiatives and other business optimization expenses (including incentive costs and expenses relating to business optimization programs and signing, retention and completion bonuses and any implementation of enterprise resource planning and technology initiatives (including any expense relating to the implementation of enhanced accounting or information technology functions)); provided that the aggregate amount added back pursuant to this clause (iv), together with the aggregate amount added back pursuant to clause (xii) below, shall not cumulatively exceed 20% of Consolidated EBITDA for any Test Period (with such calculation being made before giving effect to any increase pursuant to this clause (iv)), plus

(v) the amount of any (x) recruiting, signing, retention, completion bonuses and severance and (y) relocation costs, facilities start-up costs and transition costs, plus

(vi) any extraordinary, unusual or non-recurring charges, expenses or losses (including, without limitation, losses on asset sales and litigation fees, costs, settlements, judgments and expenses), plus

(vii) losses on Investments, plus

(viii) any impairment charges and expense (including all unit-specific, brand, goodwill or other intangible impairment charges and expense), plus

(ix) any expenses, fees, charges, or losses related to any equity offering, permitted Investment, Restricted Payment, acquisition, disposition, recapitalization, merger, or the incurrence of Indebtedness permitted to be incurred by this Agreement (including any refinancing, exchange or repayment thereof) (whether or not successful and including any such transaction consummated prior to the Closing Date), including (A) such fees, expenses, or charges related to the incurrence of the Loans hereunder and all Transaction Costs (including the fees, expenses and disbursements of appraisers, consultants, advisors, brokers, accountants and counsel), (B) such fees, expenses, or charges related to the execution of the Loan Documents and any other credit facilities or debt issuances, and (C) any amendment, restatement, waiver or other modification of any Loan Document, the Loans hereunder or other Indebtedness (or the documentation related thereto), plus

(x) non-cash compensation charges or other expenses or charges; plus

(xi) any other non-cash charges, including any write offs, write downs, expenses, losses (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future Test Period, the cash payment in respect thereof in such future Test Period shall be deducted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior Test Period), plus

(xii) pro forma adjustments, including pro forma “run-rate” cost savings, operating expense reductions, operational improvements and other synergies related to (A) the Transactions that are reasonably identifiable and that are projected by the Borrower in good faith to result from actions either taken or with respect to which substantial steps have been take or are expected to be taken in the good faith determination of the Borrower within 12 months of the Closing Date and (B) any acquisition (including the commencement of activities constituting a business), disposition (including the termination or discontinuance of activities constituting a business) or other specified investment or transaction, or related to any restructuring initiative, cost savings initiative or other initiative that are reasonably identifiable and projected by the Borrower in good faith to result from actions that have been taken or with respect to which steps have been taken or are expected to be taken (in the good faith determination of the Borrower) within 12 months of the determination to take such action, in each case, net of the amount of actual benefits realized prior to or during such Test Period from such actions (which cost savings, operating expense reductions, operating enhancements and synergies shall be calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, operating enhancements or synergies had been realized on the first day of such Test Period); provided that the aggregate amount added back pursuant to this clause (xii), together with the aggregate amount added back pursuant to clause (iv) above, shall not cumulatively exceed 20% of Consolidated EBITDA for any Test Period (with such calculation being made before giving effect to any increase pursuant to this clause (xii)), plus

(xiii) (x) all gains and charges as a result of, or in connection with, sales, dispositions or abandonments of assets outside the ordinary course of business (including, without limitation, asset retirement costs) and (y) charges from disposed, abandoned, divested and/or discontinued assets, Properties or operations and/or discontinued assets, Properties and operations (other than, at the option of the Borrower, assets or Properties or operations pending the divestiture or termination thereof). plus

(xiv) earn-out obligations incurred in connection with any ~~Permitted~~Material Acquisition or other Investment and paid or accrued during the applicable Test Period and any related expenses. plus

(xv) (x) any expenses and charges that are reimbursable by a third party pursuant to indemnification or other similar provisions and actually reimbursed and (y) expenses and reimbursements with respect to liability or casualty events or business interruption, to the extent covered by insurance and actually reimbursed, or, in each case of clauses (x) and (y) of this clause (xv), if not actually reimbursed, so long as the Borrower has a good faith expectation that such amounts will be received within the next four fiscal quarters (with a deduction for any amount so added back to the extent not so reimbursed within the next four fiscal quarters), plus

(xvi) any effects of adjustments resulting from the application of purchase accounting, purchase price accounting (including any step-up in inventory and loss of profit on the acquired inventory), plus

(xvii) other items recorded under “other income expense” in the Borrower financial statements prepared in accordance with GAAP; provided that the aggregate amount added back pursuant to this clause (xvii) shall not exceed 5% of Consolidated EBITDA for any Test Period (with such calculation being made before giving effect to any increase pursuant to this clause (xvii),

(b) decreased by (without duplication), non-cash gains increasing Consolidated Net Income of such Person for such Test Period, excluding any non-cash gains which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced Consolidated EBITDA in any prior Test Period other than non-cash gains relating to the application of Financial Accounting Standards Codification Topic 840 —Leases (formerly Financial Accounting Standards Board Statement No. 13); provided that, to the extent non-cash gains are deducted pursuant to this clause (b) for any previous Test Period and not otherwise added back to Consolidated EBITDA, Consolidated EBITDA shall be increased by the amount of any cash receipts (or any netting arrangements resulting in reduced cash expenses) in respect of such non-cash gains received in subsequent periods to the extent not already included therein; and,

(c) increased or decreased by (without duplication):

(i) any net gain or loss resulting in such Test Period from currency gains or other foreign exchange adjustments or losses related to Indebtedness, intercompany balances, and other balance sheet items, plus or minus, as the case may be, and

(ii) any net gain or loss resulting in such Test Period from Swap Obligations, and the application of ASC 815 and its related pronouncements and interpretations, or the equivalent accounting standard under GAAP or an alternative basis of accounting applied in lieu of GAAP.

~~“Consolidated Fixed Charge Coverage Ratio”: as of any date of determination thereof, the ratio of (a) Consolidated EBITDA for the Test Period most recently ended, minus the aggregate amount actually paid by the Borrower and its Restricted Subsidiaries in cash during such Test Period on account of Capital Expenditures (excluding the principal amount of Indebtedness and any interest expense or other fees, costs and expenses with respect thereto, incurred in connection with such Capital Expenditures) to (b) Consolidated Fixed Charges for such Test Period.~~

~~“Consolidated Fixed Charges”: for any period, the sum (without duplication) of (a) Consolidated Cash Interest Expense for such period, (b) scheduled amortization payments made during such period on account of principal of Funded Debt of the Borrower or any of its Restricted Subsidiaries, but excluding principal payments in respect of the Revolving Credit Loans, (c) the aggregate amount actually paid in cash by the Borrower or any of its Restricted Subsidiaries for such period on account of Taxes and (d) the aggregate amount of Restricted Payments paid by the Borrower and its Restricted Subsidiaries pursuant to Sections 7.6(d) and (e), in each case, to Persons other than the Borrower and its Restricted Subsidiaries hereunder and actually paid in cash during such period. “Consolidated Fixed Charges” shall not include any payments made on account of principal of Funded Debt of the Borrower and its Restricted Subsidiaries as a result of a mandatory or voluntary prepayment thereof.~~

“Consolidated Funded Debt”: as of any date of determination thereof, the aggregate principal amount of all Funded Debt of the Borrower and its Restricted Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Coverage Ratio”: means, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense”: for any period, total interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries; provided that for purposes of determining the amount of Consolidated Interest Expense used in the calculation of Consolidated ~~Fixed Charges~~Interest Coverage Ratio for any period of four consecutive fiscal quarters ending on the last day of the first, second or third fiscal quarter of the Borrower and its Restricted Subsidiaries commencing after either (i) the Acquisition or any other Material Acquisition financed in whole or in part with the proceeds of Indebtedness or (ii) any Material Disposition the proceeds of which were used in whole or in part to reduce Indebtedness, the Consolidated Interest Expense for such period of four consecutive fiscal quarters shall be deemed to be equal to (x) in the case of the period of four consecutive fiscal quarters ending on the last day of the first fiscal quarter of the Borrower and its Restricted Subsidiaries commencing after such Material Acquisition or Material Disposition (as applicable), the Consolidated Interest Expense for such first fiscal quarter of the Borrower and its Restricted Subsidiaries commencing after such Material Acquisition or Material Disposition (as applicable) multiplied by 4, (y) in the case of the period of four consecutive fiscal quarters ending on the last day of the second fiscal quarter of the Borrower and its Restricted Subsidiaries commencing after such Material Acquisition or Material Disposition (as applicable), the aggregate amount of the Consolidated Interest Expense for the first and second fiscal quarters of the Borrower and its Restricted Subsidiaries commencing after such Material Acquisition or Material Disposition (as applicable) multiplied by 2 and (z) in the case of the period of four consecutive fiscal quarters ending on the last day of the third fiscal quarter of the Borrower and its Restricted Subsidiaries commencing after such Material Acquisition or Material Disposition (as applicable), the aggregate amount of the Consolidated Interest Expense for the first, second and third fiscal quarters of the Borrower and its Restricted Subsidiaries commencing after such Material Acquisition or Material Disposition (as applicable) multiplied by 4/3.

“Consolidated Net Income”: for any period, the consolidated net income (or loss) of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from Consolidated Net Income the following: (a) any gain or loss (together with any related provision for taxes thereon), but, in the case of any loss, only to the extent that such loss does not involve any current or future cash expenditure, realized in connection with (i) any asset sale (other than asset sales in the ordinary course of business) or (ii) any disposition of any securities (other than dispositions in the ordinary course of business) by the Borrower or any of its Restricted Subsidiaries, (b) any extraordinary gain or loss (together with any related provision for taxes thereon), (c) any goodwill or other asset impairment charges or other asset write-offs or write downs, including any resulting from the application of Accounting Standards Codification Nos. 350 and No. 360, and any expenses or charges relating to the amortization of intangibles as a result of the application of Accounting Standards Codification No. 805, (d) any non-cash charges or expenses related to the repurchase of stock options to the extent not prohibited by this Agreement, and any non-cash charges or expenses related to the grant, issuance or repricing of, or any amendment or substitution with respect to, stock appreciation or similar rights, stock options, restricted stock, or other Capital Stock or other equity based awards or rights or equivalent instruments, (e) gains and losses resulting solely from fluctuations in currency values and the related tax effects shall be excluded, and charges relating to Accounting Standards Codification Nos. 815 and 820 and (f) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any of its Restricted Subsidiaries. With respect to the income (or deficit) of any Person (other than a Subsidiary) in which the Borrower or any of its Restricted Subsidiaries has an ownership interest, such income (or deficit) shall be included in an amount proportional to the Borrower’s or its Restricted Subsidiary’s economic interest therein, except to the extent that any such income is actually received by the Borrower or such Restricted Subsidiary in the form of dividends or other distributions.

“Consolidated Total Assets”: as of any date of determination thereof, the amount that would appear opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries prepared as of such date in accordance with GAAP.

“Consolidated Total Leverage Ratio”: as of any date of determination thereof, the ratio of (a) Consolidated Funded Debt on such day to (b) Consolidated EBITDA for the Test Period most recently ended.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Corresponding Tenor”: with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Covered Party”: has the meaning assigned to it in Section 10.21(b).

“Credit Agreement Refinancing Indebtedness”: (a) Permitted First Priority Refinancing Loans, (b) Permitted Junior Lien Refinancing Loans, (c) Permitted Unsecured Refinancing Loans or (d) other Indebtedness incurred pursuant to a Refinancing Amendment, in each case, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or part, existing Incremental Term Loans and/or Revolving Credit Loans (and/or unused Commitments in respect to Revolving Credit Loans), or any then-existing Credit Agreement Refinancing Indebtedness (such refinanced loans, the “Refinanced Debt”); provided that (i) such Indebtedness has a maturity no earlier than the maturity date of the Refinanced Debt, (ii) such Indebtedness shall not have a greater principal amount than the principal amount of the Refinanced Debt (including the amount of any unused commitments replaced in connection therewith), plus accrued interest, fees, premiums (if any) and penalties thereon and fees and expenses associated with the refinancing (including upfront fees and original issue discount), (iii) such Indebtedness is not at any time guaranteed by any Subsidiaries other than Subsidiaries that are Guarantors (or become Guarantors substantially concurrently with the incurrence of such Indebtedness), (iv) the other terms and conditions of such Indebtedness (except for (x) pricing, premiums, fees, rate floors and optional prepayment and redemption terms and (y) covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of incurrence of such Indebtedness (it being understood and agreed that such Credit Agreement Refinancing Indebtedness may include a financial maintenance covenant or other terms for the benefit of such Credit Agreement Refinancing Indebtedness applicable prior to such Latest Maturity Date, so long as such financial maintenance covenant or other terms, as the case may be, are added for the benefit of the Facilities hereunder remaining outstanding after the incurrence of such Credit Agreement Refinancing Indebtedness (which shall not, notwithstanding anything to the contrary set forth in Section 10.1, require the consent of the Administrative Agent, the Issuing Lender or any Lender))) shall, as reasonably determined by the Borrower in good faith, (I) reflect market terms and conditions (taken as a whole) at the time of incurrence or issuance or (II) not be materially more restrictive (taken as a whole) on the Borrower and its Restricted Subsidiaries than those applicable to the Refinanced Debt (taken as a whole) being refinanced or replaced; provided that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness (or at such later date as may be agreed to by the Administrative Agent), together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto that are delivered to the Administrative Agent or publicly filed, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (iv) shall be conclusive evidence that such terms and conditions satisfy such requirement, and (v) such Refinanced Debt shall be repaid, repurchased, retired, defeased or satisfied and discharged on a dollar-for-dollar basis, all accrued interest, fees, premiums (if any) and penalties in connection therewith shall be paid, and all commitments thereunder terminated, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.

“Credit Party”: the Administrative Agent, any Arranger, the Lead Arranger, the Issuing Lender, or any other Lender.

~~“Declined Proceeds”: as defined in Section 2.12(g)~~Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which may include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Default”: any of the events specified in Article VIII that after the giving of notice, the lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender”: subject to Section 2.27, any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or the Administrative Agent in writing or has made a public statement to the effect, that it does not intend or expect to comply or will not comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Borrower, the Administrative Agent or the Issuing Lender to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the receipt by the Borrower and the Administrative Agent or the Issuing Lender, as applicable, of such certification in form and substance satisfactory to it, the Borrower, and the Administrative Agent, (d) has, or its Lender Parent has, become the subject of a Bankruptcy Event or (e) has, or its Lender Parent has, become the subject of a Bail-In Action. Any determination of a Defaulting Lender under clauses (a) through (e) of this definition will be conclusive and binding absent manifest error.

“Disposition”: with respect to any Property, any sale, lease (other than an operating lease in the ordinary course of business), sale and leaseback, assignment, conveyance, transfer, exclusive license (other than any such license entered into in the ordinary course of business consistent with past practice) or other disposition thereof~~; provided that in no event shall a Recovery Event be considered a Disposition~~, and whether effected pursuant to a Division. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Lenders”: any Person (a) identified in writing (i) to the Arrangers by the Borrower prior to the Acquisition Signing Date or (ii) to the Administrative Agent prior to the Closing Date, (b) who is (directly or through a controlled subsidiary or portfolio company) a competitor of the Borrower or any of its Subsidiaries separately identified in writing by the Borrower to the Arrangers prior to the Closing Date from time to time or, if after the Closing Date, to the Administrative Agent from time to time and (c) any Affiliate of any Person described in clauses (a) or (b) above (other than any such Affiliate that is a bona fide Fund and with respect to which no personnel involved with the investment in the relevant competitor, or the management, control or operation thereof, directly or indirectly possesses the power to direct or cause the investment policies of such fund, vehicle or entity) that is either (a) identified in writing by the Borrower to the Administrative Agent from time to time or (b) clearly identifiable as an Affiliate solely on the basis of the similarity of such Affiliate’s name. Notwithstanding the foregoing, (x) each Credit Party and the Lenders acknowledge and agree that the Administrative Agent shall not have any responsibility or obligation to determine whether any Lender or potential Lender is a Disqualified Lender and the Administrative Agent shall have no liability with respect to any assignment or participation made to a Disqualified Lender, and (y) any such designation of a Disqualified Lender may not apply retroactively to disqualify any Person that has previously acquired an assignment or participation in any Facility (but no further assignment or participation shall be permitted to be made to such Person).

“Dividing Person”: has the meaning assigned to it in the definition of “Division.”

“Division”: means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor”: means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“Early Opt-in Election”: means, if the then-current Benchmark is LIBOR Rate, the occurrence of:

(1) a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2) the joint election by the Administrative Agent and the Borrower (it being understood and agreed that the Borrower may withhold consent to trigger an Early Opt-In Election in its sole discretion) to trigger a fallback from LIBOR Rate and the provision, as applicable, by the Administrative Agent of written notice of such election to the Lenders.

“EEA Financial Institution”: (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, legally binding requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning the protection of human health or the environment, as now or may at any time hereafter be in effect.

“Equipment”: as defined in the Guarantee and Collateral Agreement.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

~~“Euro” or “€”: the single currency unit of the Participating Member States.~~

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” or “€”: the single currency unit of the Participating Member States.

“Event of Default”: any of the events specified in Article VIII; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excluded Property”: as defined in the Guarantee and Collateral Agreement.

“Excluded Stock”: (i) any Capital Stock with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower (as agreed to in writing), the cost or other consequences of pledging such Capital Stock in favor of the Secured Parties under the Security Documents shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (ii) solely in the case of any pledge of Capital Stock of any (a) CFC or (b) CFC Holding Company, any Capital Stock that is voting Capital Stock of any class of such CFC or CFC Holding Company directly held by a Loan Party in excess of 65% of total combined voting power of all classes of voting stock (within the meaning of Treasury Regulations section 1.956-2(c)(2)) of such CFC or CFC Holding Company, as applicable (iii) any Capital Stock of any direct or indirect Subsidiary of a CFC, (iv) any Capital Stock to the extent the pledge thereof would violate any applicable Requirements of Law (including any legally effective requirement to obtain the consent of any Governmental Authority unless such consent has been obtained), (v) in the case of (A) any Capital Stock of any Subsidiary to the extent such Capital Stock are subject to a Lien not prohibited hereby or (B) any Capital Stock of any Subsidiary that is not a Wholly-Owned Subsidiary of the Borrower and its Restricted Subsidiaries at the time such Subsidiary becomes a Subsidiary to the extent (I) that a pledge thereof to secure the Obligations is prohibited by any applicable Contractual Obligation (other than customary anti assignment provisions which are ineffective under the Uniform Commercial Code or other applicable law and other than proceeds thereof the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition or restriction), (II) any Contractual Obligation prohibits such a pledge without the consent of any other party; provided that this clause (II) shall not apply if (x) such other party is a Loan Party or Wholly-Owned Subsidiary or (y) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary to obtain any such consent) and for so long as such Contractual Obligation or replacement or renewal thereof is in effect, or (III) a pledge thereof to secure the Obligations would give any other party (other than a Loan Party or Wholly-Owned Subsidiary) to any contract, agreement, instrument, or indenture governing such Capital Stock the right to terminate its obligations thereunder (other than customary anti-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable law and other than proceeds thereof the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition or restriction), (vi) any Capital Stock to the extent that the creation or perfection of the pledge of such Capital Stock or security interests therein would result in materially adverse tax consequences to the Borrower or any Subsidiary as reasonably determined by the Borrower in consultation with the Administrative Agent, (vii) any Capital Stock that is margin stock (or convertible into, or exchangeable for, margin stock), and (viii) any Capital Stock of an Immaterial Subsidiary or an Unrestricted Subsidiary, a captive insurance Subsidiary, a not for profit Subsidiary or a special purpose entity.

“Excluded Subsidiary”: (i) each Immaterial Subsidiary, (ii) each Subsidiary that is not a Wholly-Owned Subsidiary, (iii) any Foreign Subsidiary that is a CFC, (iv) any direct or indirect Subsidiary of any such CFC, (v) any CFC Holding Company, (vi) any Subsidiary that is prohibited by any applicable Contractual Obligation or Requirements of Law from guaranteeing or granting Liens to secure the Obligations at the time such Subsidiary becomes a Restricted Subsidiary (including as a result of a ~~Permitted~~Material Acquisition or other Investment not prohibited hereunder, to the extent such restriction was not entered into in contemplation of such Subsidiary constituting an Excluded Subsidiary, (vii) each Unrestricted Subsidiary, (viii) each Subsidiary that has entered into any securitization facility nor prohibited hereunder, (ix) each not for profit Subsidiary, (x) each captive insurance company and (xi) each other Subsidiary acquired pursuant to a Permitted Acquisition or other Investment not prohibited hereunder and financed with assumed secured Indebtedness permitted hereunder, and each Restricted Subsidiary acquired in such Permitted Acquisition or other Investment permitted hereunder that guarantees such Indebtedness, in each case to the extent that, and for so long as, the documentation relating to such Indebtedness to which such Subsidiary is a party prohibits such Subsidiary from guaranteeing the Obligations and such prohibition was not created in contemplation of such Permitted Acquisition or other Investment permitted hereunder .

“Excluded Swap Obligation”: with respect to any Subsidiary Guarantor, any Swap Obligation if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure to constitute an “eligible contract participant” (as defined in the Commodity Exchange Act) at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.24) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.20(d), (e), and (f) any withholding Taxes imposed under FATCA.

“Existing Credit Agreement”: means the Credit Agreement among the Borrower, the Guarantors, the Administrative Agent and the Lenders dated as of January 3, 2019, as amended and in effect immediately prior to the First Amendment Effective Date.

“Existing Tranche A Term Lender”: means each Lender holding Existing Tranche A Term Loans immediately prior to the First Amendment Effective Date.

“Existing Tranche A Term Loans” means the Tranche A Term Loans (as defined in the Existing Credit Agreement) funded on the Closing Date and outstanding under the Existing Credit Agreement immediately prior to the First Amendment Effective Date.

“Extended Revolving Credit Commitments”: as defined in Section 10.1.

“Extended Revolving Credit Facility”: as defined in Section 10.1.

“Extended Revolving Credit Loans”: as defined in Section 10.1.

“Facility”: each of (a~~) the Tranche A Term Loan Facility, (b~~) the Revolving Credit Facility, (~~c~~b) any Incremental Term Loan Facility and (~~d~~c) any Extended Revolving Credit Facility.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, applicable intergovernmental agreements, treaties or conventions among Governmental Authorities and related legislation or official administrative rules or practices in connection therewith, and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate”: for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that, if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Financial Covenants”: the financial covenants set forth in Section 7.1(a) ~~and~~, (b) and (c).

“First Amendment” means that certain First Amendment to Credit Agreement dated as of the First Amendment Effective Date by and among the Borrower, the Guarantors, the Administrative Agent and the Lenders.

“First Amendment Effective Date” means December 21, 2021.

“Fixed CapEx Amount”: has the meaning assigned to it in Section 7.1(c)(ii).

“Floor”: means 0.00%.

“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fund”: any Person (other than a natural Person) that is a bona fide debt fund or investment vehicle that is engaged in making, purchasing, holding, or investing in commercial loans and similar extensions of credit in the ordinary course of its business for financial investment purposes.

“Funded Debt”: as to any Person, all Indebtedness of such Person of the types described in clauses (a)-(e) of the definition of Indebtedness.

“Funding Office”: the office of the Administrative Agent set forth in Section 10.2.

“GAAP”: generally accepted accounting principles applicable in the United States for reporting entities domiciled in the United States as in effect from time to time, except that for purposes of Sections 7.1 and 7.2(d) and any financial covenant calculation in Section 2.12, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered pursuant to Section 4.1.

“Governmental Authority”: any government of the United States or any other nation or of any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of government (including any securities exchange or self-regulatory organization).

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement dated as of the Closing Date, in substantially the form attached hereto as Exhibit A.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantor”: as defined in the Guarantee and Collateral Agreement.

“Hedging Agreement”: any agreement with respect to any swap, forward, future or derivative transaction, cap or collar agreement, or any option or similar agreement, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt securities or instruments, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or any similar transaction or any combination of the foregoing transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any Restricted Subsidiary shall be a Hedging Agreement.

“Hedging Obligations”: with respect to any Person, the obligations of such Person under any Hedging Agreements.

“Historical Financial Statements”: the financial statements described in Section 4.1(a) and (b).

“HQ Property”: the Borrower’s real property located at 60 Acorn Park Drive, Cambridge, Massachusetts or any other real property that may serve as the Borrower’s headquarters after the First Amendment Effective Date.

“Immaterial Subsidiary”: any Subsidiary of the Borrower other than a Material Subsidiary.

“Immediate Family Member”: with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, domestic partner, former domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals, such individual’s estate (or an executor or administrator acting on its behalf), heirs or legatees or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Impacted Interest Period”: as defined in the definition of “LIBOR Rate”.

“Increased Facility Activation Date”: any Business Day on which the Borrower and the applicable Incremental Term Loan Lenders and/or Revolving Credit Lenders (or Persons that become such Lenders in connection therewith) shall execute and deliver to the Administrative Agent an Increased Facility Activation Notice pursuant to Section 2.28(a).

“Increased Facility Activation Notice”: a notice substantially in the form of Exhibit G.

“Increased Facility Closing Date”: any Business Day designated as such in an Increased Facility Activation Notice.

“Increased Revolving Credit Commitments”: as defined in Section 2.28(a).

“Incremental Facilities Amount”: $50,000,000.

“Incremental Facility”: as defined in Section 2.28(a).

“Incremental Lender Supplement”: as defined in Section 2.28(b).

“Incremental Term Loan Commitment”: as to any Lender, the obligation of such Lender, if any, to make an Incremental Term Loan to the Borrower hereunder in a principal amount equal to the amount set forth in the applicable Increased Facility Activation Notice.

“Incremental Term Loan Facility”: as defined in Section 2.28(a).

“Incremental Term Loan Lenders”: (a) on any Increased Facility Activation Date relating to Incremental Term Loans, the Lenders signatory to the relevant Increased Facility Activation Notice and (b) thereafter, each Lender that is a holder of an Incremental Term Loan.

“Incremental Term Loan Percentage”: as to any Lender, the percentage which the aggregate principal amount of such Lender’s Incremental Term Loans then outstanding constitutes of the aggregate principal amount of the Incremental Term Loans then outstanding.

“Incremental Term Loans”: any ~~additional “Tranche A” term loans~~Term Loans made pursuant to Section 2.28.

“Incremental Term Maturity Date”: with respect to the Incremental Term Loans to be made pursuant to any Increased Facility Activation Notice, the maturity date specified in such Increased Facility Activation Notice~~, which date shall not be earlier than the final maturity of the Tranche A Term Loans~~.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than (i) current trade payables incurred in the ordinary course of such Person’s business, and overdue trade payables incurred in the ordinary course of such Person’s business to the extent the amount or validity thereof is currently being contested in good faith by appropriate procedures and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be, (ii) financing of insurances premiums, (iii) any such obligations paid solely through the issuance of Capital Stock and (iv) earn-outs and working capital adjustments entered into in connection with the Acquisition or any other ~~Permitted Acquisition or~~ Material Acquisition to the extent quantified as liabilities, contingent obligations or like term in accordance with GAAP on the balance sheet (excluding the notes thereto) of such Person), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations of such Person (the amount of which shall be calculated without regard to imputed interest), (f) all obligations of such Person, contingent or otherwise, as an account party under acceptance, letter of credit or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock (other than common stock) of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above to the extent quantified as liabilities, contingent obligations or like term in accordance with GAAP on the balance sheet (excluding the notes thereto) of such Person; (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation (but only to the extent of the fair market value of such Property); provided, however, that if such obligations have not been assumed, the amount of such Indebtedness included for the purposes of this definition will be the amount equal to the lesser of the fair market value of such property and the amount of the Indebtedness secured; (j) for purposes of Section 8(e), all net obligations of such Person in respect of Hedging Agreements and (k) the liquidation value of any preferred Capital Stock of such Person or its Subsidiaries held by any Person other than such Person and its Wholly-Owned Subsidiaries.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Instrument”: as defined in the Guarantee and Collateral Agreement.

“Intellectual Property”: the collective reference to all intellectual property rights, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, patents, trademarks, trade secrets, technology, know-how, methods and processes, and applications and registrations of the foregoing, including such rights under licenses to the foregoing, all rights to sue at law or in equity for any infringement or other impairment thereof, and including the right to receive all proceeds and damages therefrom.

“Interest Election Request”: means the request by the Borrower to convert or continue a LIBOR Loan in accordance with Section 2.13, which shall be in a form approved by the Administrative Agent.

“Interest Payment Date”: (a) as to any ABR Loan, the last Business Day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any LIBOR Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any LIBOR Loan having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than any Revolving Credit Loan that is an ABR Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any LIBOR Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such LIBOR Loan and ending one, ~~two~~, three or six months (or, if acceptable to all Required Lenders, twelve months or any shorter period) thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Loan and ending one, two, three or six months (or, if acceptable to all affected Lenders, twelve months or any shorter period) thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period that would otherwise extend beyond the Revolving Credit Termination Date or beyond the ~~final maturity date of the Tranche A Term Loans or any~~ Incremental Term ~~Loans~~Maturity Date, as the case may be, shall end on the Revolving Credit Termination Date or such ~~final maturity date~~Incremental Maturity Date, as applicable;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iv) with respect to any Loans to be made on the Closing Date, the Borrower may select an Interest Period ending on March 29, 2019.

“Interpolated Rate”: at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBOR Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period for which the LIBOR Screen Rate is available for the applicable currency that is shorter than the Impacted Interest Period; and (b) the LIBOR Screen Rate for the shortest period (for which that LIBOR Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.

“Inventory”: as defined in the Guarantee and Collateral Agreement.

“Investment”: as defined in Section 7.8. For purposes of the definition of Unrestricted Subsidiary and Section 7.8:

(i) Investments shall include the portion (proportionate to the Borrower’s direct or indirect equity interest in such Subsidiary) of the fair market value of the assets of a Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; and

(ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment, or other amount received by the Borrower or a Restricted Subsidiary in respect of such Investment (provided that, with respect to amounts received other than in the form of cash and/or Cash Equivalents, such amount shall be equal to the fair market value of such consideration).

“IRS”: as defined in Section 2.20(d).

“ISDA Definitions”: means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“ISP”: with respect to any Letter of Credit, the “International Standby Practices 1998” as published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuing Lender”: JPMorgan Chase Bank, N.A., in its capacity as issuer of any Letter of Credit.

“L/C Commitment”: $5,000,000.

“L/C Exposure”: as to any Revolving Credit Lender at any time, an amount equal to such Revolving Credit Lender’s Revolving Credit Percentage of the total L/C Obligations at such time.

“L/C Fee Payment Date”: the fifteenth (15th) day following the last day of each March, June, September and December and the Revolving Credit Termination Date.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.

“L/C Participants”: collectively, all the Revolving Credit Lenders other than the Issuing Lender.

“Latest ~~Term Loan~~ Maturity Date”: at any date of determination, the later of (a) the Revolving Credit Termination Date and (b) the latest maturity or expiration date applicable to any ~~Tranche A~~Incremental Term Loan hereunder at such time, including the latest maturity of any Refinancing Term Loan, in each case as extended in accordance with this Agreement from time to time.

“~~LCA~~LCT Election”: as defined in Section 1.3(b).

“~~LCA~~LCT Test Date”: as defined in Section 1.3(b).

“Lead Arranger”: JPMorgan Chase Bank, N.A.

“Lender Parent”: with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.

“Lenders”: the financial institutions and other Persons from time to time party here to as lenders, unless and until any such Person ceases to be a “Lender” hereunder .

“Letter of Credit Expiration Date”: the day that is five Business Days prior to the Revolving Credit Termination Date then in effect for the Revolving Credit Facility.

“Letters of Credit”: as defined in Section 3.1(a).

“LIBOR Loan”: any Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate.

“LIBOR Rate”: with respect to any Borrowings of LIBOR Loans for any applicable currency and for any Interest Period, the LIBOR Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to the applicable currency then the LIBOR Rate shall be the Interpolated Rate; provided, further that, if the LIBOR Screen Rate and the Interpolated Rate are not available, the LIBOR Rate shall be determined by reference to such rate as the Administrative Agent and the Borrower mutually agree to be effectively equivalent to the LIBOR Screen Rate and that is a “qualified rate” within the meaning of Proposed Treasury Regulations section 1.1001-6(b) (or any successor or final version of such regulation); provided, that the Administrative Agent shall notify the Lenders of such agreed upon successor reference rate, and, if the Required Lenders shall not have objected in writing to such successor reference rate within five Business Days of such notice, then the Required Lenders shall be deemed to have consented to the effectiveness of such successor reference rate, and it shall become effective hereunder.

“LIBOR Screen Rate”: for any day and time, with respect to any Borrowings of LIBOR Loans for any applicable currency and for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars or the relevant currency) for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBOR Screen Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“LIBOR Tranche”: the collective reference to LIBOR Loans under a particular Facility the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any Capital Lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Acquisition”: any acquisition or Investment the consummation of which by the Borrower or any of its Restricted Subsidiaries is not expressly conditioned on the availability of, or on obtaining, third party financing.

“Limited Condition Transaction”: any (a) Limited Condition Acquisition and (b) any dividend, distribution or redemption of, or with respect to, the Capital Stock of the Borrower that is publicly announced in advance of the date of payment thereof or with respect thereto.

“Loan”: any loan made by any Lender pursuant to this Agreement.

“Loan Document Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Loan Documents”: this Agreement, the Security Documents, the Applications and, except for purposes of Section 10.1, the Notes.

“Loan Parties”: the Borrower and each Subsidiary that is a party to a Loan Document.

“Local Time”: New York City time.

“Majority Facility Lenders”: with respect to any Facility, the holders of more than 50% of the aggregate principal amount of the Incremental Term Loans (if any) or the Total Revolving Extensions of Credit, as the case may be, then outstanding under such Facility (or, in the case of the Revolving Credit Facility, prior to any termination of the Revolving Credit Commitments, the holders of more than 50% of the Total Revolving Credit Commitments).

“Material Acquisition”: any acquisition of Property or series of related acquisitions of Property (other than from the Borrower or any Restricted Subsidiary) that (x) constitutes assets comprising all or substantially all of an operating unit or a business, line of business or product line or constitutes all or substantially all of the common stock of a Person and (y) involves the payment of consideration by the Borrower and its Restricted Subsidiaries in excess of $~~5,000,000~~10,000,000.

“Material Adverse Effect”: a material adverse effect on (a) the business, results of operations, assets or financial position of the Borrower and its Restricted Subsidiaries taken as a whole, (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder or (c) the ability of the Borrower to perform any of its payment obligations under this Agreement.

“Material Disposition”: any Disposition of Property or series of related Dispositions of Property that yields net proceeds to the Borrower and its Restricted Subsidiaries in excess of $~~1,000,000~~10,000,000.

“Material Subsidiary”: at any date of determination, each Restricted Subsidiary (i) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 6.1 Financials have been delivered were equal to or greater than 2.5% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date or (ii) whose revenues during such Test Period were equal to or greater than 2.5% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Closing Date, Restricted Subsidiaries that are not Material Subsidiaries (other than Subsidiaries that are Excluded Subsidiaries by virtue of any of clauses (ii) through (x) of the definition of “Excluded Subsidiary”) have, in the aggregate, (a) total assets at the last day of such Test Period equal to or greater than 5% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date or (b) revenues during such Test Period equal to or greater than 5% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP, then the Borrower shall, on the date on which financial statements for such quarter are delivered pursuant to this Agreement, designate in writing to the Administrative Agent one or more of such Restricted Subsidiaries as Material Subsidiaries for each fiscal period until this proviso is no longer applicable. For purposes of this definition, for periods prior to the first delivery of Section 6.1 Financials, Consolidated Total Assets and revenues shall be calculated on a Pro Forma Basis, including, without limitation, to give effect to the Acquisition.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or to the extent regulated as such in or under any applicable Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Merger Sub”: Supernova Acquisition Corp., a Delaware corporation and a Wholly-Owned Subsidiary of the Borrower.

“Minimum Collateral Amount”: at any time, (i) with respect to Cash Collateral consisting of cash or Cash Equivalents or deposit account balances provided to reduce or eliminate L/C Exposure during the existence of a Defaulting Lender, an amount equal to 101% of the L/C Exposure of the Issuing Lender with respect to Letters of Credit issued and outstanding at such time and (ii) with respect to Cash Collateral consisting of cash or Cash Equivalents or deposit account balances provided following an Event of Default and the acceleration of all outstanding Obligations hereunder, an amount equal to 101% of the outstanding amount of all L/C Obligations.

“Multiemployer Plan”: a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale ~~or any Recovery Event~~, the proceeds thereof received by the Borrower and its Restricted Subsidiaries in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale ~~or Recovery Event~~, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, brokerage fees and commissions, title insurance premiums and related search and recording charges and other similar fees, (ii) amounts required to be applied to the repayment of Indebtedness (including principal, premium, penalty and interest) secured by a Lien not prohibited hereunder on any asset which is the subject of such Asset Sale ~~or Recovery Event~~ (other than any Lien pursuant to a Security Document), (iii) other customary fees and expenses incurred in connection therewith ~~(including costs incurred in obtaining any proceeds from a Recovery Event)~~, (iv) any payments required to be made by law, rule or regulation to a third party in connection therewith, (v) any reserves established in accordance with GAAP (provided such reserved amounts shall be Net Cash Proceeds to the extent and at the time of reversal of any reserve to the extent not applied), any reserves for indemnification (provided such reserved amounts shall be Net Cash Proceeds to the extent and at the time of reversal of any reserve to the extent not applied) and (vi) Taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available Tax credits or deductions and any Tax sharing arrangements) and (b) in connection with any issuance or sale of equity securities or debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses incurred in connection therewith and after giving effect to the application of any Indebtedness being repaid (including principal, premium, penalty and interest).

“New Lender”: as defined in Section 2.28(b).

“Non-Excluded Taxes”: as defined in Section 2.20(a).

“Non-U.S. Lender”: as defined in Section 2.20(d).

“Notes”: collectively, any promissory note evidencing Loans.

“NYFRB”: the Federal Reserve Bank of New York.

“NYFRB Rate”: for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations”: collectively, (a) the Loan Document Obligations, (b) the Secured Cash Management Obligations and (c) the Secured Hedging Obligations.

“OFAC”: means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organizational Document”: shall mean (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (including any unanimous shareholder declaration or agreement applicable to such corporation), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability company agreement and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture, trust or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Benchmark Rate Election”: means, with respect to any Loan denominated in Dollars, if the then-current Benchmark is the LIBOR Rate, the occurrence of:

(a) a request by the Borrower to the Administrative Agent to notify each of the other parties hereto that, at the determination of the Borrower, Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed), in lieu of a LIBOR-based rate, a term benchmark rate as a benchmark rate; and

(b) the Administrative Agent, and the Borrower jointly elect to trigger a fallback from the LIBOR Rate and the provision, as applicable, by the Administrative Agent of written notice of such election to the Lenders.

“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document excluding any such Taxes that are Other Connection Taxes imposed with respect to an Assignment and Assumption (other than an assignment made pursuant to Borrower’s request under Section 2.24).

“Overnight Rate”: for any day, the rate comprised of both overnight federal funds and overnight Borrowings of LIBOR Loans by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Participant”: as defined in Section 10.6(c)(i).

“Participant Register”: as defined in Section 10.6(c)(i).

“Participating Member State”: any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“PATRIOT Act”: the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001”, Title III of Pub. L. 107-56, signed into law on October 26, 2001.

“Payment” as defined in Section 9.6(b).

“Payment Notice” as defined in Section 9.6(b).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisition”: ~~as defined in Section 7.8(k)~~any Material Acquisition or other acquisition not prohibited hereunder.

“Permitted First Priority Refinancing Debt”: any Permitted First Priority Refinancing Loans and any Permitted First Priority Refinancing Notes.

“Permitted First Priority Refinancing Loans”: any Credit Agreement Refinancing Indebtedness in the form of secured loans incurred by the Borrower or any Subsidiary Guarantor in the form of one or more additional tranches of loans under this Agreement; provided that such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Liens securing the Obligations and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral.

“Permitted First Priority Refinancing Notes”: any Permitted Other Indebtedness in the form of secured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower or any Subsidiary Guarantor in the form of one or more series of senior secured notes (whether issued in a public offering, Rule 144A, private placement or otherwise); provided that (i) such Indebtedness is secured by the Collateral on a pari passu basis (but without regard to the control of remedies) with the Liens securing the Obligations and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral (or any property or assets that become Collateral in connection with such transaction) and (ii) such Indebtedness meets the Permitted Other Debt Conditions. Permitted First Priority Refinancing Notes will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Holder”: George F. Colony and each Immediate Family Member of George F. Colony.

“Permitted Junior Lien Refinancing Debt”: any Permitted Junior Lien Refinancing Loans and any Permitted Junior Lien Refinancing Notes.

“Permitted Junior Lien Refinancing Loans”: any Credit Agreement Refinancing Indebtedness constituting secured Indebtedness incurred by the Borrower or any Subsidiary Guarantor in the form of one or more series of junior lien secured loans; provided that (i) notwithstanding any provision to the contrary contained in the definition of “Credit Agreement Refinancing Indebtedness”, such Indebtedness is secured by the Collateral on a junior priority basis to the Liens securing the Obligations, and the obligations in respect of any Permitted First Priority Refinancing Debt are not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral (or any property or assets that become Collateral in connection with such transaction), and (ii) such Indebtedness shall be subject to a customary intercreditor agreement reasonably acceptable to the Borrower and the Administrative Agent.

“Permitted Junior Lien Refinancing Notes”: any Permitted Other Indebtedness in the form of secured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower or any Subsidiary Guarantor in the form of one or more series of junior lien secured notes (whether issued in a public offering, Rule 144A, private placement or otherwise); provided that (i) such Indebtedness is secured by the Collateral on a junior priority basis to the Liens securing the Obligations and the obligations in respect of any Permitted First Priority Refinancing Debt and is not secured by any property or assets of the Borrower or any Restricted Subsidiary other than the Collateral (or any property or assets that become Collateral in connection with such transaction), (ii) such Indebtedness shall be subject to a customary intercreditor agreement reasonably acceptable to the Borrower and the Administrative Agent and (iii) such Indebtedness meets the Permitted Other Debt Conditions. Permitted Junior Lien Refinancing Notes will include any Registered Equivalent Notes issued in exchange therefor.

“Permitted Other Debt Conditions”: that such applicable Indebtedness (i) is not at any time guaranteed by any Subsidiaries other than Subsidiary Guarantors (or Subsidiaries that become Subsidiary Guarantors substantially concurrently with the incurrence thereof), (ii) does not (x) mature or (y) have scheduled amortization payments of principal or payments of principal or any mandatory redemption, repurchase, prepayment or sinking fund obligations (except customary asset sale provisions, change of control (and, in the case of convertible or exchangeable debt instruments, delisting provisions) or event of default that provide for the prior repayment in full of such Indebtedness) that could result in prepayments or redemptions of such Indebtedness, in each case, on or prior to the date that is 91 days after Latest ~~Term Loan~~ Maturity Date at the time such Indebtedness is incurred (excluding customary bridge facilities so long as the Indebtedness outstanding under any such customary bridge facility will be automatically converted into or exchanged for long-term debt that satisfies this clause (ii) and any such conversion or exchange is subject only to customary conditions) and (iii) does not have a Weighted Average Life to Maturity shorter than the Weighted Average Life to Maturity of the Loans being refinanced by such Indebtedness.

“Permitted Other Indebtedness”: any Permitted First Priority Refinancing Notes, any Permitted Junior Lien Refinancing Notes and any Permitted Unsecured Refinancing Notes.

“Permitted Restriction”: any encumbrance or restriction (i) existing under or by reason of applicable Law, (ii) restrictions on the transfer of Property, or the granting of Liens on Property, in each case, subject to Liens not prohibited hereunder, (iii) customary restrictions on subletting or assignment of any lease or sublease governing a leasehold interest of the Borrower or any of its Restricted Subsidiaries, (iv) restrictions on the transfer of any asset, or the granting of Liens on any asset, subject to a contract with respect to a Disposition not prohibited by this Agreement and related solely to such asset subject to such Disposition, (v) restrictions contained in the existing Indebtedness listed on Schedule 7.2 and refinancings thereof; provided such refinancing does not expand the scope of such encumbrance or restriction, (vi) restrictions contained in Indebtedness of Persons acquired pursuant to, or assumed in connection with, Permitted Acquisitions or other acquisitions not prohibited hereunder after the Closing Date and refinancings thereof, so long as such Indebtedness was not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower, (vii) restrictions contained in any Permitted Unsecured Indebtedness, Permitted Subordinated Indebtedness, Permitted First Priority Refinancing Debt, Permitted Junior Lien Refinancing Debt and Permitted Unsecured Refinancing Debt, to the extent that such restrictions apply only to the property or assets securing such Indebtedness or to the Restricted Subsidiaries incurring or guaranteeing such Indebtedness, (viii) customary restrictions in joint venture arrangements; provided, that such restrictions are limited to the assets of such joint ventures and the Equity Interests of the Persons party to such joint venture arrangements, (ix) customary non-assignment provisions or other customary restrictions arising under licenses, leases and other contracts entered into in the ordinary course of business; provided, that such restrictions are limited to the assets subject to such licenses, leases and contracts and the Capital Stock of the Persons party to such licenses and contracts and (xi) restrictions contained in Indebtedness of Foreign Subsidiaries incurred pursuant to Section 7.2(k) and refinancings thereof; provided that such restrictions apply only to the Foreign Subsidiaries incurring such Indebtedness and their Subsidiaries (and the assets thereof).

“Permitted Subordinated Indebtedness”: any unsecured Indebtedness of the Borrower or any Subsidiary Guarantor (a) no part of the principal of which is stated to be payable or is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or other mandatory payment) prior to the ~~final maturity date of the Term Loans then outstanding~~Latest Maturity Date at such time or, if later, the Revolving Credit Termination Date (excluding customary bridge facilities so long as the Indebtedness outstanding under any such customary bridge facility will be automatically converted into or exchanged for long-term debt that satisfies this clause (a) and any such conversion or exchange is subject only to customary conditions), (b) the payment of the principal of which is subordinated to the prior payment in full of the Obligations in a manner that is either consistent with market subordination terms as of the time of incurrence for high-yield subordinated loans or debt securities or otherwise reasonably acceptable to the Administrative Agent and (c) otherwise containing terms, covenants and conditions that, in the reasonable judgment of the Borrower, are generally customary for similarly situated borrowers in high-yield subordinated loans or debt securities or otherwise reasonably acceptable to the Administrative Agents at the time of incurrence.

“Permitted Unsecured Indebtedness”: any unsecured Indebtedness of the Borrower or any Subsidiary Guarantor (a) no part of the principal of which is stated to be payable or is required to be paid (whether by way of mandatory sinking fund, mandatory redemption, mandatory prepayment or other mandatory payment (except customary change of control (and, in the case of convertible or exchangeable debt instruments, delisting provisions) or events of default that provide for the prior repayment in full of such Indebtedness)) prior to the ~~final maturity date of the Term Loans then outstanding~~Latest Term Loan Maturity Date at such time or, if later, the Revolving Credit Termination Date (excluding bridge facilities allowing extensions on customary terms), (b) which shall not have any financial maintenance covenants, (c) which shall not have a definition of “Change of Control” or “Change in Control” (or any other defined term having a similar purpose) that is materially more restrictive than clause (k) of Article VIII, (d) which shall not have events of default that are materially more favorable to the holders of such Indebtedness than the events of default set forth in this Agreement, in each case, taken as a whole, and (e) which shall have covenants that, in the reasonable judgment of the Borrower, are generally customary for similarly situated issuers in capital markets transactions at the time of issuance (other than, in the case of any bridge facility, covenants, defaults and remedy provisions customary for bridge financings).

“Permitted Unsecured Refinancing Debt”: any Permitted Unsecured Refinancing Loans and any Permitted Unsecured Refinancing Notes.

“Permitted Unsecured Refinancing Loans”: any Credit Agreement Refinancing Indebtedness in the form of unsecured Indebtedness incurred by the Borrower and/or the Guarantors in the form of one or more series of senior unsecured loans.

“Permitted Unsecured Refinancing Notes”: any Permitted Other Indebtedness in the form of unsecured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower and/or the Guarantors in the form of one or more series of senior unsecured notes (whether issued in a public offering, Rule 144A, private placement or otherwise); provided that such Indebtedness meets the Permitted Other Debt Conditions. Permitted Unsecured Refinancing Notes will include any Registered Equivalent Notes issued in exchange therefore.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Post-Acquisition Period”: with respect to any Material Acquisition, the period beginning on the date such transaction is consummated and ending on the date that is twelve months after the date on which such transaction is consummated.

“Pricing Grid”: the table set forth below:

Consolidated Total Leverage Ratio	Applicable Margin for ~~Tranche A Term Loans and~~ Revolving Credit Loans that are LIBOR Loans	Applicable Margin for ~~Tranche A Term Loans and~~ Revolving Credit Loans that are ABR Loans	Commitment Fee Rate
~~Greater than 2.75 to 1.00~~	~~2.50%~~	~~1.50%~~	~~0.35%~~
~~Less~~ Greater than ~~2.75 to 1.00 but greater than~~ or equal to 2.00 to 1.00	~~2.25%~~1.75%	~~1.25%~~.75%	0.30%
Less than 2.00 to 1.00 but greater than or equal to 1.00 to 1.00	~~2.00%~~1.50%	~~1.00%~~0.50%	~~0.30%~~0.25%
Less than 1.00 to 1.00	~~1.75%~~1.25%	~~0.75%~~0.25%	~~0.25%~~0.20%

Changes in the Applicable Margin with respect to Revolving Credit ~~Loans, Tranche A Term~~ Loans or in the Commitment Fee Rate resulting from changes in the Consolidated Total Leverage Ratio shall become effective on the date (the “Adjustment Date”) on which financial statements are delivered to the Lenders pursuant to Section 6.1 (but in any event not later than the 45th day after the end of each of the first three quarterly periods of each fiscal year or the 90th day after the end of each fiscal year, as the case may be) and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified above, then, until such financial statements are delivered, the Consolidated Total Leverage Ratio as at the end of the fiscal period that would have been covered thereby shall for the purposes of this definition be deemed to be greater than ~~2.75~~2.00 to 1.00. In addition, at all times while an Event of Default shall have occurred and be continuing, Consolidated Total Leverage Ratio shall for the purposes of this definition be deemed to be greater than ~~2.75~~2.00 to 1.00. Each determination of the Consolidated Total Leverage Ratio pursuant to this definition shall be made with respect to the period of four consecutive fiscal quarters of the Borrower and its Restricted Subsidiaries ending at the end of the period covered by the relevant financial statements.

“Prime Rate”: the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors).

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect”: with respect to compliance with any test, financial ratio, or covenant hereunder, the determination of such calculation, test, financial ratio or covenant is made in accordance with Section 1.3, including with respect to any Specified Transactions.

“Pledged Stock”: as defined in the Guarantee and Collateral Agreement.

~~“Projections”: as defined in Section 6.2(c).~~

“Properties”: as defined in Section 4.17(a).

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock.

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC”: has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support”: has the meaning assigned to it in Section 10.21.

“Qualified ECP Guarantor”: means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Loan Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Recipient”: (a) the Administrative Agent, (b) any Lender or (c) the Issuing Lender, as applicable.

~~“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any of its Restricted Subsidiaries (excluding the proceeds of business interruption insurance for lost revenues) resulting in the receipt of Net Cash Proceeds in excess of $2,500,000~~Reference Time”: with respect to any setting of the then-current Benchmark means (1) if such Benchmark is LIBOR Rate, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not LIBOR Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Refinanced Debt”: as defined in the definition of “Credit Agreement Refinancing Indebtedness”.

“Refinancing Amendment”: an amendment to this Agreement executed by each of (a) the Borrower, (b) the Administrative Agent, (c) each Additional Refinancing Lender and (d) each Lender that agrees to provide any portion of Refinancing Term Loan Commitments, Refinancing Term Loans, Refinancing Revolving Credit Commitments or Refinancing Revolving Credit Loans incurred pursuant thereto, in accordance with Section 2.15.

“Refinancing Revolving Credit Commitments”: one or more Classes of revolving credit commitments hereunder that result from a Refinancing Amendment.

“Refinancing Revolving Credit Loans”: one or more Classes of Revolving Credit Loans that result from a Refinancing Amendment.

“Refinancing Term Loan Commitments”: one or more Classes of Term Loan Commitments hereunder that are established to fund Refinancing Term Loans pursuant to a Refinancing Amendment.

“Refinancing Term Loans”: one or more Classes of Term Loans hereunder that result from a Refinancing Amendment.

“Register”: as defined in Section 10.6(b)(iv).

“Registered Equivalent Notes”: with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Regulation U”: Regulation U of the Board as in effect from time to time.

~~“Rejection Notice”: as defined in Section 2.12(g).~~

“Reimbursement Obligation”: the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“~~Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower or any of its Restricted Subsidiaries in connection therewith that are not applied to prepay the Term Loans pursuant to Section 2.12(b) as a result of the delivery of a Reinvestment Notice.~~

~~“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.~~

~~“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Restricted Subsidiary) in good faith intends to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to restore, rebuild, repair, construct, improve, maintain, upgrade, develop, replace or otherwise acquire assets (other than inventory acquired in the ordinary course of business) useful in its business; it being understood that the Borrower may elect by such notice to reinvest proceeds attributable to any such Asset Sale or Recovery Event prior to the receipt of such Net Cash Proceeds or any time on or prior to the date on which such Net Cash Proceeds would otherwise be required to be applied to prepay Loans in accordance with Section 2.12(d).~~

~~“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to restore, rebuild, repair, construct, improve, maintain, upgrade, develop, replace or otherwise acquire assets useful in the Borrower’s or any Restricted Subsidiary’s business (other than any amount expended to acquire inventory in the ordinary course of business) or to make Permitted Acquisitions or other Investments (other than Investments constituting the acquisition inventory in the ordinary course of business) permitted pursuant to clauses (c) (solely with respect to cash and cash equivalents to be used to make any other Investment permitted herein prior to the Reinvestment Payment Date) (e), (j), (k) or (m) of Section 7.8.~~

~~“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring twelve months after such Reinvestment Event (or, if the Borrower or any Restricted Subsidiary shall have entered into a legally binding commitment within twelve months after such Reinvestment Event to restore, rebuild, repair, construct, improve, maintain, upgrade, develop, replace or otherwise acquire assets (other than inventory acquired in the ordinary course of business) useful in the Borrower’s or such Restricted Subsidiary’s business or to make Permitted Acquisitions or other Investments (other than Investments constituting the acquisition of inventory in the ordinary course of business) to clauses (c) (solely with respect to cash and cash equivalents to be used to make any other Investment permitted herein prior to the Reinvestment Payment Date) (e), (j), (k) or (m) of Section 7.8 with the applicable Reinvestment Deferred Amount, the date occurring 18 months after such Reinvestment Event) and (b) the date on which the Borrower shall have determined not to reinvest the relevant Reinvestment Deferred Amount (to the extent of such amount not to be reinvested)~~Relevant Governmental Body” means the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB, or, in each case, any successor thereto.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”: the holders of more than 50% of the sum of (i) the aggregate principal amount of ~~the~~ Term Loans, if any, then outstanding and (ii) the Total Revolving Credit Commitments or, if the Revolving Credit Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Requirement of Law”: as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Resolution Authority”: means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”: the chief executive officer, president, chief financial officer, treasurer, controller, chief accounting officer or general counsel (or other senior officer authorized to executed documents on behalf of the Borrower) of the Borrower, but in any event, with respect to financial matters, the chief financial officer, treasurer, controller or chief accounting officer (or other senior officer with equivalent responsibilities authorized to executed documents on behalf of the Borrower) of the Borrower.

“Restricted Payments”: as defined in Section 7.6.

“Restricted Subsidiary”: any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Revolving Credit Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Credit Loans and participate in Letters of Credit, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Credit Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Revolving Credit Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. ~~The original~~As of the First Amendment Effective Date, the amount of the Total Revolving Credit Commitments is $~~75,000,000~~150,000,000.

“Revolving Credit Commitment Period”: the period from and including the Closing Date to the Revolving Credit Termination Date.

“Revolving Credit Facility”: the Revolving Credit Commitments and the extensions of credit made thereunder.

“Revolving Credit Lender”: each Lender that has a Revolving Credit Commitment or that has made a Revolving Credit Loan.

“Revolving Credit Loans”: Loans made under the Revolving Credit Commitments.

“Revolving Credit Percentage”: as to any Revolving Credit Lender at any time, the percentage which such Lender’s Revolving Credit Commitment then constitutes of the Total Revolving Credit Commitments (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Revolving Extensions of Credit then outstanding constitutes of the aggregate principal amount of the Revolving Extensions of Credit then outstanding). Notwithstanding the foregoing, when a Defaulting Lender shall exist (i) in the case of Section 2.27, Revolving Credit Percentages shall be determined without regard to any Defaulting Lender’s Revolving Credit Commitment and (ii) in the case of the defined term “Revolving Extensions of Credit” (other than as used in Section 2.27(c)) and Section 2.4(a), Revolving Credit Percentages shall be adjusted to give effect to any reallocation effected pursuant to Section 2.27(c).

“Revolving Credit Termination Date”: December 21, 2026 (the fifth anniversary of the ~~Closing~~First Amendment Effective Date), as such date may be extended in accordance with Section 2.29 or Section 10.1.

“Revolving Extensions of Credit”: as to any Revolving Credit Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding and (b) such Lender’s Revolving Credit Percentage of the L/C Obligations then outstanding.

“Sanctioned Country”: at any time, a country, region or territory that is itself the target of any comprehensive Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine).

“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or by the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person owned 50% or more by or controlled by any such Person or Persons.

“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Section 6.1 Financials”: the financial statements delivered, or required to be delivered, pursuant to Section 6.1(a) or (b) together with the Compliance Certificate delivered, or required to be delivered, pursuant to Section 6.2(b).

“Secured Cash Management Obligations”: all obligations of the Borrower and each Subsidiary Guarantor arising in respect of Cash Management Services that (a) are owed pursuant to a Cash Management Agreement in effect on the Closing Date, entered into with a party that was the Administrative Agent or a Lender as of the Closing Date or one of their respective Affiliates or (b) are owed pursuant to a Cash Management Agreement entered into after the Closing Date with a party that was a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent, in each case at the time such Cash Management Agreement was entered into, and, in the case of any such Cash Management Agreement referred to in clause (a) or (b) above, has been designated by the Borrower in a written notice given to the Administrative Agent as a Cash Management Agreement the obligations under which are to constitute Secured Cash Management Obligations for purposes of the Loan Documents; provided that, so long as Chase is Administrative Agent hereunder and Chase or any of its Affiliates are providing Cash Management Services for any Loan Party, neither Chase nor any of its Affiliates providing Cash Management Services shall be required to provide any notice described in this definition.

“Secured Hedging Obligations”: all obligations of the Borrower and each Subsidiary Guarantor arising under each Hedging Agreement that (a) was in effect on the Closing Date with a counterparty that was the Administrative Agent or a Lender as of the Closing Date or one of their respective Affiliates or (b) is entered into after the Closing Date with a counterparty that was a Lender or the Administrative Agent or an Affiliate of a Lender or the Administrative Agent, in each case at the time such Hedging Agreement was entered into, and, in the case of any such Hedging Agreement referred to in clause (a) or (b) above has been designated by the Borrower in a written notice given to the Administrative Agent as a Hedging Agreement the obligations under which are to constitute Secured Hedging Obligations for purposes of the Loan Documents; provided that, so long as Chase is Administrative Agent hereunder and Chase or any of its Affiliates are providing Hedging Agreements for any Loan Party, neither Chase nor any of its Affiliates providing Hedging Agreements shall be required to provide any notices described in this definition.

“Secured Parties”: the Administrative Agent, the Issuing Lender and each Lender, in each case with respect to the Facilities, each sub agent pursuant to Article IX appointed by the Administrative Agent (in the case of any sub-agent, solely to the extent such sub-agent is acting on behalf of the Administrative Agent under the Loan Documents), each provider of Cash Management Services under a Cash Management Agreement the obligations under which constitute Secured Cash Management Obligations and each counterparty to any Hedging Agreement the obligations under which constitute Secured Hedging Obligations.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Similar Business”: any business in which the Borrower~~, the Target or any of their respective~~ and its Subsidiaries is engaged on the ~~Closing~~First Amendment Effective Date or that is reasonably related, incidental or ancillary thereto (including assets, activities or businesses complementary thereto), or a reasonable extension, development or expansion thereof.

“Single Employer Plan”: any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“SOFR”: means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator”: means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website”: means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Solvent”: when used with respect to any Person, means that, as of any date of determination: (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, taking into account refinancing alternatives, (c) such Person will not have an unreasonably small amount of capital with which to conduct their business and (d) such Person will be able to pay their debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim,” (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured and (iii) the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that would reasonably be expected to become an actual or matured liability in the ordinary course of business.

“Specified Acquisition Agreement Representations”: the representations made by or with respect to the Target and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower or its affiliates have the right (determined without regard to any notice requirement) to decline to close under the Acquisition Agreement or to terminate their obligations under the Acquisition Agreement or to decline to consummate the Acquisition as a result of a breach of such representations in the Acquisition Agreement, in each case, without incurring any liability for any termination payment, “break-up” fee or other material expense.

“Specified Representations”: those representations and warranties in Sections 4.3 (solely with respect to the Loan Parties), 4.4 (solely as it relates to conflicts arising as a result of entry into, or performance of, the Loan Documents), 4.5 (solely with respect to the organizational documents of the Loan Parties), 4.11, 4.14, 4.19 (as it relates to the creation, validity and perfection of the security interests in the Collateral, subject to the last paragraph of Section 5.01), 4.20 and 4.21 (solely with respect to the last sentence thereof).

“Specified Transaction”: (a) any Investment (including a Permitted Acquisition) consisting of a Material Acquisition, (b) any asset sale consisting of a Material Disposition, (c) any incurrence ~~or repayment~~ of Indebtedness in ~~an aggregate principal amount in excess of $5,000,000~~connection with a Permitted Acquisition, (d) any Restricted Payment ~~in an aggregate amount in excess of $5,000,000~~under Section 7.6(e) and (e) any designation of a Subsidiary as an Unrestricted Subsidiary or a Restricted Subsidiary.

“Statutory Reserves”: a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted LIBOR Rate, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D). Such reserve percentage shall include those imposed pursuant to Regulation D. LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” or “£”: the lawful currency of the United Kingdom.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor”: (i) each Subsidiary of the Borrower that is party to the Guarantee and Collateral Agreement on the Closing Date and (ii) each Subsidiary of the Borrower that becomes a party to the Guarantee and Collateral Agreement after the Closing Date pursuant to Section 6.9 or otherwise, in each case, unless and until such Person ceases to be a Guarantor in a transaction not prohibited by the Loan Documents; provided that in no event shall any Excluded Subsidiary be required to be a Subsidiary Guarantor for so long as such Subsidiary is an Excluded Subsidiary.

“Supported QFC”: has the meaning assigned to it in Section 10.21.

“Swap”: any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Obligation”: with respect to any person, any obligation to pay or perform under any Swap.

“Target”: SiriusDecisions, Inc., a Delaware corporation.

“Target Material Adverse Effect”: has the meaning given to such term in the Acquisition Agreement (as in effect on the date hereof).

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term ~~Loan Facility”: each of the Tranche A Term Loan Facility and any Incremental Term Loan Facility~~SOFR”: means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term ~~Loan Lenders”: collectively, the Tranche A Term Loan Lenders and the Incremental Term Loan Lenders~~SOFR Notice”: means a written notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.

~~“Term Loans”: collectively, the Tranche A Term Loans and the Incremental Term Loans~~

“Term SOFR Transition Event”: means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable (and not in the case of an Other Benchmark Rate Election), has previously occurred resulting in a Benchmark Replacement in accordance with Section 2.22 that is not Term SOFR.

“Test Period”: for any determination under this Agreement, the four consecutive fiscal quarters of the Borrower and its Restricted Subsidiaries most recently ended on or prior to such date of determination and for which Section 6.1 Financials shall have been delivered (or were required to be delivered) to the Administrative Agent or have been ~~filled~~filed with the SEC.

“Total Revolving Credit Commitments”: at any time, the aggregate amount of the Revolving Credit Commitments at such time.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Credit Lenders at such time.

~~“Tranche A Term Loan”: as defined in Section 2.1.~~

~~“Tranche A Term Loan Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Tranche A Term Loan to the Borrower hereunder in a principal amount equal to the amount set forth under the heading “Tranche A Term Loan Commitment” opposite such Lender’s name on Schedule 1.1A or in the Assignment and Assumption pursuant to which such Tranche A Term Loan Lender became a party hereto. The aggregate amount of Tranche A Term Loan Commitments as of the Closing Date is $125,000,000.~~

~~“Tranche A Term Loan Facility”: the Tranche A Term Loan Commitments and the Tranche A Term Loans made thereunder.~~

~~“Tranche A Term Loan Lender”: each Lender that has a Tranche A Term Loan Commitment or that is the holder of a Tranche A Term Loan.~~

~~“Tranche A Term Loan Percentage”: as to any Tranche A Term Loan Lender at any time, the percentage that such Lender’s Tranche A Term Loan Commitment then constitutes of the aggregate Tranche A Term Loan Commitments (or, at any time after the Closing Date, the percentage that the aggregate principal amount of such Lender’s Tranche A Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche A Term Loans then outstanding).~~

“Transaction Costs”: as defined in the definition of “Transactions”.

“Transactions”: collectively, (a) the Acquisition, (b) the execution, delivery and performance by the Borrower and the other Loan Parties of this Agreement, the borrowing of Loans hereunder and the use of proceeds thereof and (c) the payment of the fees and expenses incurred by the Borrower and its Restricted Subsidiaries in connection with the transactions described in the foregoing clauses (a) and (b) (such fees and expenses, the “Transaction Costs”).

“Transferee”: as defined in Section 10.16.

“Type”: as to any Loan, its nature as an ABR Loan or a LIBOR Loan.

“UCP”: with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UK Financial Institution”: means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Uniform Commercial Code”: the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States”: the United States of America.

“Unrestricted Subsidiary”: (i) any Subsidiary of the Borrower which at the time of determination is an Unrestricted Subsidiary (as designated by the Borrower, as provided below) and (ii) any Subsidiary of an Unrestricted Subsidiary. The Subsidiaries that are Unrestricted Subsidiaries as of the Closing Date are listed on Schedule 1.1B hereto.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 10.21.

“Weighted Average Life to Maturity”: when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Foreign Subsidiary”: any Foreign Subsidiary that is a Wholly-Owned Subsidiary.

“Wholly-Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than (i) a nominal number of shares held by foreign nationals to the extent required by local law or (ii) directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly-Owned Subsidiaries.

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form a liability of any UK Financial Institution or any contract or similar instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.2 Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Borrower and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof).

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) References to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(f) The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

SECTION 1.3 Pro Forma and Other Calculations.

(a) For purposes of calculating the Consolidated ~~Fixed Charge~~Interest Coverage Ratio, Consolidated First Lien Leverage Ratio, Consolidated Secured Leverage Ratio and Consolidated Total Leverage Ratio, Specified Transactions that have been made by the Borrower or any Restricted Subsidiary during the Test Period or subsequent to such Test Period and on or prior to or simultaneously with the date of determination shall be calculated on a Pro Forma Basis assuming that all such Specified Transactions (and ~~the change in~~ any associated ~~fixed charge~~change in interest expense obligations and the ~~change in~~/or Consolidated EBITDA resulting therefrom) had occurred on the first day of the Test Period. If, since the beginning of the applicable Test Period, any Person (that subsequently became a Restricted Subsidiary or was merged, consolidated or amalgamated with or into the Borrower or any Restricted Subsidiary since the beginning of the applicable Test Period) shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.3, then the Consolidated ~~Fixed Charge~~Interest Coverage Ratio, Consolidated First Lien Leverage Ratio, Consolidated Secured Leverage Ratio and the Consolidated Total Leverage Ratio shall be calculated giving Pro Forma Effect thereto for such Test Period as if such Specified Transaction had occurred at the beginning of such Test Period.

(b) Whenever Pro Forma Effect is to be given to a Specified Transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower (and may include, without duplication, reasonably identifiable and factually supportable cost savings, operating expense reductions and synergies resulting from such Specified Transaction which is being given Pro Forma Effect that have been or are expected to be realized (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized during the entirety of the applicable period)). If any Indebtedness bears a floating rate of interest and is being given Pro Forma Effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account for such entire period, any Hedging Obligation applicable to such Indebtedness); provided that, in the case of repayment of any Indebtedness, to the extent actual interest related thereto was included during all or any portion of the applicable Test Period, the actual interest may be used for the applicable portion of such Test Period. Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a Pro Forma Basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period (or, if lower, the greater of (i) maximum commitments under such revolving credit facilities as of the date of determination and (ii) the aggregate principal amount of loans outstanding under such a revolving credit facilities on such date). Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

In connection with any action being taken solely in connection with a Limited Condition ~~Acquisition~~Transaction , for purposes of:

(i) determining compliance with any provision of this Agreement which requires the calculation of the Consolidated Interest Coverage Ratio, or the Consolidated Total Leverage Ratio;

(ii) determining the accuracy of representations and warranties in Article IV, the permissibility of such Limited Condition ~~Acquisition~~Transaction under Article VII and/or whether a Default or Event of Default shall have occurred and be continuing under Article VIII; or

(iii) testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated EBITDA or Consolidated Total Assets);

in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition ~~Acquisition~~Transaction, an “~~LCA~~LCT Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition ~~Acquisition~~Transaction are entered into (or, in respect of any transaction described in clause (b) of the ~~“LCA~~definition of “Limited Condition Transaction”, the making of a declaration, delivery of notice or similar event) (the “LCT Test Date”), and if, after giving Pro Forma Effect to the Limited Condition ~~Acquisition~~Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent Test Period ending prior to the ~~LCA~~LCT Test Date, the Borrower could have taken such action on the relevant ~~LCA~~LCT Test Date in compliance with such ratio or basket, without any such representation or warrantee being inaccurate in all material respects (or, if required, in all respects) on the applicable date and without the occurrence of any Default or Event of Default, such ratio or basket shall be deemed to have been complied with, and any requirements to bring down any representations and warranties, to satisfy any covenant and/or for the absence of any Default or Event of Default shall be deemed to have been complied with. If the Borrower has made an ~~LCA~~LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the ~~LCA~~LCT Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA of the Borrower or the Person subject to such Limited Condition ~~Acquisition~~Transaction, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an ~~LCA~~LCT Election for any Limited Condition ~~Acquisition~~Transaction , then in connection with any subsequent calculation of any ratio or basket availability with respect to the incurrence of Indebtedness or Liens, or the making of Restricted Payments, mergers, the conveyance, lease or other transfer of all or substantially all of the consolidated total assets of the Borrower, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary on or following the relevant ~~LCA~~LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition ~~Acquisition~~Transaction is consummated or (ii) the date that the definitive agreement for such Limited Condition ~~Acquisition~~Transaction is terminated or expires without consummation of such Limited Condition ~~Acquisition~~Transaction, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition ~~Acquisition~~Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

(c) [Reserved.].

(d) Any determination of Consolidated Total Assets shall be made by reference to the last day of the Test Period most recently ended on or prior to the relevant date of determination.

(e) Except as otherwise specifically provided herein, all computations of the Consolidated ~~Fixed Charge~~Interest Coverage Ratio, the Consolidated Total Leverage Ratio and other financial ratios and financial calculations (and all definitions (including accounting terms) used in determining any of the foregoing) and all computations and all definitions (including accounting terms) used in determining compliance with ~~Section 7.1~~the Financial Covenants shall be calculated, in each case, with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis.

(f) Notwithstanding anything to the contrary contained herein, all leases of any Person that are or would have been characterized as operating leases in accordance with GAAP immediately prior to the Closing Date (whether or not such leases were in effect on such date) shall be accounted for as operating leases (and not as Capital Leases) for purposes of this Agreement regardless of any change in GAAP following the Closing Date that would otherwise require such leases to be recharacterized as Capital Leases, and any determination of whether a lease is a Capital Lease or an operating lease shall exclude the effect of the adoption of Accounting Standards Update No. 2016-02 by the Financial Accounting Standards Board (“ASU 2016-02”) or any related promulgation or accounting standards such that “Capital Leases” and “Capital Lease Obligations” shall specifically exclude liabilities that were considered operating lease liabilities under GAAP prior to the adoption of ASU 2016-02 or any related promulgation or accounting standard, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, without giving effect thereto, and, without limitation of the generality if the foregoing, all such leases shall be treated as operating leases for the purpose of calculating the Consolidated EBITDA, the Consolidated Interest Coverage Ratio, the Consolidated Total Leverage Ratio and any other financial definition or ratio in any Loan Document. All Capital Leases that were assumed by the Borrower or a Restricted Subsidiary in connection with the Acquisition or any Permitted Acquisition or other Investment or were in existence at the time any Person became a Restricted Subsidiary as a result of the Acquisition or a Permitted Acquisition or other Investment ~~(and not, in each case, incurred or created in contemplation of the Acquisition or Permitted Acquisition or other Investment)~~ shall be treated as operating leases for the purpose of calculating Consolidated EBITDA, the Consolidated Interest Coverage Ratio, the Consolidated Total Leverage Ratio and any other financial definition or ratio in any Loan Document and “Capital Leases” and “Capital Lease Obligations” shall specifically exclude liabilities thereunder.

(g) In the event that any Indebtedness, Lien, Restricted Payment, Investment or payment of junior or unsecured Indebtedness meets the criteria of more than one of the categories of permitted Indebtedness, Lien, Restricted Payment, Investment or debt payment described in Section 7.2, Section 7.3, Section 7.6, Section 7.8, or Section 7.9, respectively, at the time of incurrence, the Borrower will be entitled to divide and classify Indebtedness, Liens, Restricted Payments, Investments or debt payments, as the case may be, among the relevant categories of permitted Indebtedness, Lien, Restricted Payment, Investment or debt payment, as the case may be.

SECTION 1.4 Currencies; Letters of Credit.

(a) For purposes of this Agreement and the other Loan Documents, where the permissibility of a transaction or determinations of required actions or circumstances depend upon compliance with, or are determined by reference to, amounts stated in Dollars, any requisite currency translation shall be based on the rate of exchange between the applicable currency and Dollars (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency reasonably acceptable to the Borrower and the Administrative Agent) in effect on the Business Day immediately preceding the date of such transaction or determination and shall not be affected by subsequent fluctuations in exchange rates.

(b) The Borrower may from time to time request that Letters of Credit be issued in a currency other than Dollars, AUD, Euro or Sterling; provided that such requested currency is a lawful currency (other than Dollars, AUD, Euro or Sterling) that is readily available and freely transferable and convertible into Dollars. Such request shall be subject to the approval of the applicable Issuing Lenders.

(c) Any such request shall be made to the Administrative Agent and the Issuing Lender not later than 11:00 a.m., 10 days prior to the requested date of the issuance of such Letter of Credit (or such other time or date as may be agreed by the Administrative Agent and the Issuing Lender, in their sole discretion). Each applicable Issuing Lender shall notify the Administrative Agent, not later than 11:00 a.m., five days after receipt of such request whether it consents, in its sole discretion, to the issuance of Letters of Credit in such requested currency.

(d) Any failure by an Issuing Lender to respond to such request within the time period specified in the preceding paragraph shall be deemed to be a refusal by such Issuing Lender to issue Letters of Credit in such requested currency. If the Administrative Agent and the applicable Issuing Lender agree to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and the Borrower and the Administrative Agent shall amend this Agreement and the other Loan Documents as necessary to accommodate such Letters of Credit (as applicable). This Section 1.4 shall supersede anything to the contrary herein, including Section 10.1.

(e) Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Agreement related thereto, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the UCP (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and each Lender shall remain in full force and effect until the Issuing Lender and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

SECTION 1.5 Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with any Incremental Facility, Loans under incurred pursuant to a Refinancing Amendment and/or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, renewal or refinancing is effected by means of a “cashless roll” by such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such payment be made “in Dollars”, “in immediately available funds”, “in Cash” or any other similar requirement.

SECTION 1.6 Interest Rates; Benchmark Notifications. The interest rate on a Loan denominated in dollars may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.22(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for and, in the absence of its gross negligence or willful misconduct as determined in a final and non-appealable judgment of a court of competent jurisdiction, shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and, in the absence of its gross negligence or willful misconduct as determined in a final and non-appealable judgment of a court of competent jurisdiction, shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.7 Status of Obligations. In the event that the Borrower or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, the Borrower shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Secured Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

SECTION 1.8 Divisions. For all purposes under the Loan Documents, in connection with any Division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II.

REFINANCING OF EXISTING TERM LOANS; AMOUNT AND TERMS OF

COMMITMENTS

~~SECTION 2.1 Term Loan Commitments. Subject to the terms and conditions hereof, each Tranche A Term Loan Lender severally agrees to make a term loan (a “Tranche A Term Loan”) to the Borrower in Dollars on the Closing Date in an amount equal to the amount of the Tranche A Term Loan Commitment of such Lender. The Term Loans may from time to time be LIBOR Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.13.~~

~~SECTION 2.2 Procedure for Term Loan Borrowing. The Borrower shall give the Administrative Agent irrevocable (provided~~ t~~hat any such notice may be conditioned on the occurrence of a transaction and, if such condition is not satisfied on or prior to the date of such Borrowing, may be revoked by the Borrower in a written notice to the Administrative Agent) notice (which notice must be received by the Administrative Agent (a) prior to 12:00 p.m. (Noon), Local Time, three Business Days prior to the Closing Date, in the case of LIBOR Loans or (b) prior to 12:00 p.m. (Noon), Local Time, one Business Day prior to the Closing Date, in the case of ABR Loans or, in each case, such later date and time as the Administrative Agent may agree) requesting that the Tranche A Term Loan Lenders make the Tranche A Term Loans on the Closing Date and specifying the amount to be borrowed. Such notice may be substantially in the form of Exhibit I or in such other form as the Borrower and the Administrative Agent may agree. Upon receipt of such notice the Administrative Agent shall promptly notify each Tranche A Term Loan Lender thereof. Not later than 12:00 p.m. (Noon), Local Time, on the Closing Date each Tranche A Term Loan Lender shall make available to the Administrative Agent at the applicable Funding Office by wire transfer an amount in immediately available funds equal to the Tranche A Term Loans to be made by such Lender. The Administrative Agent shall make available to the Borrower the aggregate of the amounts made available to the Administrative Agent by the Tranche A Term Loan Lenders in immediately available funds by promptly remitting the amounts so received to the account of the Borrower specified by the Borrower in the applicable irrevocable notice specified above.~~

~~SECTION 2.3 Repayment of Term Loans. (a) (a) Subject to Sections 2.8(a), the principal amount of each Tranche A Term Loan of each Tranche A Term Loan Lender shall mature in consecutive quarterly installments, each of which shall be in an amount equal to each Lender’s Tranche A Term Loan Percentage multiplied by the amount set forth below opposite such installment date (after giving effect to any reduction in such amount resulting from the application of prepayments made pursuant to Section 2.11 or 2.12); provided that if any such installment date is not a Business Day, such installment payment shall be made on the last Business Day immediately preceding such installment date:~~

~~Date~~	~~Installment~~
~~March 31, 2019~~	~~$1,562,500~~
~~September 30, 2019~~	~~$1,562,500~~
~~December 31, 2019~~	~~$1,562,500~~
~~March 31, 2020~~	~~$2,343,750~~
~~June 30, 2020~~	~~$2,343,750~~
~~September 30, 2020~~	~~$2,343,750~~
~~December 31, 2020~~	~~$2,343,750~~
~~March 31, 2021~~	~~$3,125,000~~
~~June 30, 2021~~	~~$3,125,000~~
~~September 30, 2021~~	~~$3,125,000~~
~~December 31, 2021~~	~~$3,125,000~~
~~March 31, 2022~~	~~$3,125,000~~
~~June 30, 2022~~	~~$3,125,000~~
~~September 30, 2022~~	~~$3,125,000~~
~~December 31, 2022~~	~~$3,125,000~~
~~March 31, 2023~~	~~$3,906,250~~
~~June 30, 2023~~	~~$3,906,250~~
~~September 30, 2023~~	~~$3,906,250~~
~~December 31, 2023~~	~~$3,906,250~~
~~January 3, 2024~~	~~All amounts in respect of Tranche Term Loans~~

~~(b) The Incremental Term Loans of each Incremental Term Loan Lender shall mature in consecutive installments (which shall be no more frequent than quarterly) as specified in the Increased Facility Activation Notice pursuant to which such Incremental Term Loans were made~~

SECTION 2.1 Existing Tranche A Term Refinancing.  The Existing Tranche A Term Loans held by each Existing Tranche A Term Lender on the First Amendment Effective Date shall be refinanced with proceeds of a Revolving Credit Loan deemed made by means of a “cashless roll” in accordance with Section 1.5 on the First Amendment Effective Date and in a principal amount equal to the Existing Tranche A Term Loan held by each such Existing Tranche A Term Lender on such date. The Revolving Credit Loan deemed made by each Existing Tranche A Term Lender on the First Amendment Effective Date shall be deemed requested in accordance with Section 2.5 for all purposes of this Agreement.

SECTION 2.2 [Reserved].

SECTION 2.3 [Reserved].

SECTION 2.4 Revolving Credit Commitments. (a) Subject to the terms and conditions hereof, each Revolving Credit Lender severally agrees to make revolving credit loans (“Revolving Credit Loans”) to the Borrower, in Dollars, from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding which, when added to the sum of such Lender’s Revolving Credit Percentage of the L/C Obligations then outstanding, does not exceed the amount of such Lender’s Revolving Credit Commitment~~; provided that the aggregate principal amount of the Revolving Credit Loans borrowed on the Closing Date shall not exceed $50,000,000~~. During the Revolving Credit Commitment Period the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Credit Loans in Dollars may from time to time be LIBOR Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.5 and 2.13; provided that no Revolving Credit Loan shall be made as a LIBOR Loan after the day that is one month prior to the Revolving Credit Termination Date.

(b) The Borrowers shall repay all outstanding Revolving Credit Loans on the Revolving Credit Termination Date.

SECTION 2.5 Procedure for Revolving Credit Borrowing. The Borrower may borrow under the Revolving Credit Commitments during the Revolving Credit Commitment Period on any Business Day; provided that the Borrower shall give the Administrative Agent irrevocable (provided that any such notice may be conditioned on the occurrence of a transaction and, if such condition is not satisfied on or prior to the date of such Borrowing, may be revoked by the Borrower in a written notice to the Administrative Agent) notice (which notice must be received by the Administrative Agent (a) prior to 12:00 p.m. (Noon), Local Time, three Business Days prior to the requested Borrowing Date in the case of LIBOR Loans; or (b) prior to 10:00 a.m~~.~~., Local Time, on the requested Borrowing Date, in the case of ABR Loans or, in each case, such later date and time as the Administrative Agent may agree), specifying (i) the amount and Type of Revolving Credit Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of any LIBOR Loan and the length of the initial Interest Period therefor. Such notice may be substantially in the form of Exhibit I or in such other form as the Borrower and the Administrative Agent may agree. Each borrowing under the Revolving Credit Commitments shall be in an amount equal to (x) in the case of ABR Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Credit Commitments are less than $1,000,000, such lesser amount) and (y) in the case of LIBOR Loans, the equivalent of $1,000,000 or a whole multiple of the equivalent of $1,000,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Credit Lender thereof. Each Revolving Credit Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the applicable Funding Office prior to 12:00 p.m. (Noon), Local Time (or in the case of LIBOR Loans, prior to 12:00 p.m. (Noon), Local Time), on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Revolving Credit Lenders and in like funds as received by the Administrative Agent. Each Lender, at its option, may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with terms of this Agreement.

SECTION 2.6 [Reserved].

SECTION 2.7 [Reserved].

SECTION 2.8 Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of the appropriate Revolving Credit Lender on the Revolving Credit Termination Date (or such earlier date on which the Loans become due and payable pursuant to Article VIII), the then unpaid principal amount of each Revolving Credit Loan of such Revolving Credit Lender made to it and (ii) to the extent there are any Incremental Term Loans outstanding hereunder, to the Administrative Agent for the account of the appropriate Incremental Term Loan Lender, the unpaid principal amount of each Incremental Term Loan of such Incremental Term Loan Lender made to it in installments according to ~~the amortization schedule set forth in Section 2.3 (or, in the case of any Incremental Term Loans,~~ the amortization schedule set forth in the applicable Increased Facility Activation Notice) (or such earlier date on which the Loans become due and payable pursuant to Article VIII) (subject to any reductions in such amount resulting from the application of prepayments made pursuant to Section 2.11 or 2.12). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum and on the dates set forth in Section 2.15.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.6(b)(iv), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.8(b) shall, to the extent permitted by applicable law and absent manifest error, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement; provided, further, that in the event of any inconsistency between the accounts maintained by the Administrative Agent pursuant to paragraph (c) of this Section and any Lender’s records, the accounts of the Administrative Agent shall govern.

SECTION 2.9 Commitment Fees, etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender a commitment fee for the period from and including the Closing Date to the date on which such Revolving Credit Lender’s Revolving Credit Commitments terminate or expire, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Credit Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the fifteenth (15th) day following the last day of each March, June, September and December and on the date on which the applicable Revolving Credit Commitments terminate or expire, commencing on the first of such dates to occur after the date hereof; provided that any accrued unpaid commitment fees on or after the date on which the Revolving Credit Commitments Terminate shall be payable on demand. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day and the last day of each period but excluding the date on which the Revolving Commitments terminate).

(b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Administrative Agent.

SECTION 2.10 Termination or Reduction of Revolving Credit Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the amount of the Revolving Credit Commitments (it being understood and agreed that any such notice may be conditioned on the occurrence of a transaction and, if such condition is not satisfied on or prior to the date of such termination or reduction, may be revoked by the Borrower in a written notice to the Administrative Agent); provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Credit Commitments. Any partial reduction shall be in an amount equal to $1,000,000, or a whole multiple of $1,000,000 in excess thereof, and shall reduce permanently the Revolving Credit Commitments then in effect.

SECTION 2.11 Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable (provided that any such notice may be conditioned on the occurrence of a transaction and, if such condition is not satisfied on or prior to the date of such prepayment, may be revoked by the Borrower in a written notice to the Administrative Agent) notice delivered to the Administrative Agent (a) at least three Business Days prior thereto, in the case of LIBOR Loans denominated in Dollars, and (b) at least one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of LIBOR Loans or ABR Loans; provided, that if a LIBOR Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.21. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Credit Loans that are ABR Loans) accrued interest to such date on the amount prepaid. Partial prepayments of Revolving Credit Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. ~~Amounts to be applied in connection with prepayments of Term Loans made pursuant to this Section 2.11 shall be applied to remaining installments of the Term Loans as directed by the Borrower.~~

SECTION 2.12 Mandatory Prepayments and Commitment Reductions.~~(a)    (a) If any Indebtedness shall be issued or incurred by the Borrower or any of its Restricted Subsidiaries (excluding any Indebtedness issued or incurred in accordance with Section 7.2 (other than Section 7.2(h))), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied within five Business Days after such receipt thereof toward the prepayment of the Term Loans as set forth in Section 2.12(d).~~

~~(b) If on any date the Borrower or any of its Restricted Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or Recovery Event then, in each case, in excess of $2,500,000 in any single transaction or series of related transactions, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied within five Business Days after such receipt toward the prepayment of the Term Loans as set forth in Section 2.12(d); provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans as set forth in Section 2.12(d).~~

~~(c) [Reserved].(d)~~ To the extent that at any time the aggregate outstanding principal amount of the Revolving Credit Loans and Letters of Credit shall exceed the Total Revolving Credit Commitments then in effect, then the Borrower shall, within four Business Days, repay the Revolving Credit Loans to eliminate such excess.

~~(e) Amounts to be applied in connection with prepayments of Term Loans made pursuant to this Section 2.12 shall be applied to remaining installments of the Term Loans as directed by the Borrower, or in the absence of such direction in the inverse order of maturity. Each prepayment of the Loans pursuant to this Section 2.12 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.~~

~~(f) Notwithstanding any other provisions of this Section 2.12, to the extent that any or all of the Net Cash Proceeds of any Asset Sale by a Foreign Subsidiary, the Net Cash Proceeds of any Recovery Event received by a Foreign Subsidiary attributable to a Foreign Subsidiary that is required to be applied to prepay Term Loans pursuant to this Section 2.12 (i) would be prohibited or delayed by any applicable local law (including, without limitation, as a result of laws or regulations relating to financial assistance, corporate benefit, restrictions on upstreaming of cash intragroup and fiduciary and statutory duties of directors of such Foreign Subsidiary) from being repatriated or passed on to or used for the benefit of the Borrower or any applicable Domestic Subsidiary or conflict with the fiduciary duties of such Foreign Subsidiary’s directors, or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any officer, director, employee, manager, member of management or consultant of such Foreign Subsidiary (including on account of financial assistance, corporate benefit, thin capitalization, capital maintenance or similar considerations) (provided that the Borrower shall take commercially reasonable actions available under local law to permit such repatriation) or (ii) repatriation of such amount to the Borrower or any Subsidiary would result in material adverse tax consequences as determined in good faith by the Borrower (including, without limitation, as a result of any withholding of cash or the upstreaming of cash) with respect to such amount, then in each case, the Borrower shall not be required to apply the portion of such Net Cash Proceeds so affected to prepay the Term Loans at the times provided in clause (b) of this Section 2.12 but may be retained by the applicable Foreign Subsidiary so long as clause (i) or (ii) above is applicable, and once neither clause (i) nor clause (ii) above is applicable, such repatriation will be promptly effected and such repatriated Net Cash Proceeds will be promptly (and in any event not later than five Business Days after such repatriation) applied (net of additional Taxes payable or reasonably estimated to be payable as a result thereof) to the prepayment of the Term Loans to the extent required pursuant to this Section 2.12; provided that no such prepayment of the Term Loans pursuant to this Section 2.12 shall be required in the case of any such Net Cash Proceeds the repatriation of which the Borrower believes in good faith would result in material adverse tax consequences, if on or before the date on which such Net Cash Proceeds so retained would otherwise have been required under this Section 2.12(f) to be applied to reinvestments or prepayments pursuant to a Reinvestment Notice, the Borrower applies an amount equal to (x) the amount of such Net Cash Proceeds to such reinvestments or prepayments as if such Net Cash Proceeds had been received by the Borrower or a Domestic Subsidiary rather than such Foreign Subsidiary, minus (y) the amount of additional Taxes that would have been payable or reserved against if such Net Cash Proceeds had been repatriated (or, if less, the Net Cash Proceeds that would be calculated if received by such Foreign Subsidiary).~~

~~(g) The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to this Section 2.12 concurrently with or prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Lender holding Term Loans of the contents of such prepayment notice and of such Lender’s pro rata share of the prepayment. Each Term Loan Lender may reject all (but not less than all) of its pro rata share of any mandatory prepayment other than any such mandatory prepayment made in accordance with Section 2.12(a) (such declined amounts, the “~~Declined Proceeds~~”) of Term Loans required to be made pursuant to this Section 2.12 by providing written notice (each, a “Rejection Notice”) to the Administrative Agent no later than 5:00 p.m., Local Time two Business Days after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. Any Declined Proceeds shall be returned to the Borrower (at the Borrower’s expense) to be retained by the Borrower.~~

SECTION 2.13 Conversion and Continuation Options. ~~(a)    (a)~~ (a) The Borrower may elect from time to time to convert LIBOR Loans denominated in Dollars to ABR Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election; provided that any such conversion of LIBOR Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to LIBOR Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor); provided that no ABR Loan under a particular Facility may be converted into a LIBOR Loan (i) when any Event of Default has occurred and is continuing and the Administrative Agent has, or the Majority Facility Lenders in respect of such Facility have, determined in its or their sole discretion not to permit such conversions or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility. Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any LIBOR Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower (on its own behalf) giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans; provided that no LIBOR Loan under a particular Facility may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Majority Facility Lenders in respect of such Facility have determined in its or their sole discretion not to permit such continuations or (ii) after the date that is one month prior to the final scheduled termination or maturity date of such Facility; and provided, further, that if the Borrower (on its own behalf) shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically continued as LIBOR Loans with an Interest Period of one month. Upon receipt of any such notice, the Administrative Agent shall promptly notify each relevant Lender thereof.

SECTION 2.14 Limitations on LIBOR Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of LIBOR Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the LIBOR Loans comprising each LIBOR Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than 10 LIBOR Tranches shall be outstanding at any one time.

SECTION 2.15 Interest Rates and Payment Dates. (a) Each LIBOR Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Adjusted LIBOR Rate determined applicable to such LIBOR Loan plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(c) (i) If all or a portion of the principal amount of any Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is equal to (x) in the case of the Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.15 plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to Revolving Credit Loans that are ABR Loans plus 2% and (ii) if all or a portion of any interest payable on any Loan or Reimbursement Obligation or any facility fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans under the relevant Facility plus 2% (in the case of overdue amounts in Dollars), in each case, with respect to clauses (i) and (ii) above, from the date of such nonpayment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (c) of this Section 2.15 shall be payable from time to time on demand.

SECTION 2.16 Computation of Interest and Fees. (a) Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans for which the rate of interest is calculated on the basis of the Prime Rate, interest shall be calculated on the basis of a 365/366-day year for the actual number of days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Adjusted LIBOR Rate. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.15(a) and the calculation of any Statutory Reserves.

SECTION 2.17 Inability to Determine Interest Rate. If prior to the first day of any Interest Period for any LIBOR Loan in Dollars:

(a) the Administrative Agent shall have reasonably determined that adequate and reasonable means do not exist for ascertaining the LIBOR Rate or the Adjusted LIBOR Rate, as applicable, for such LIBOR Loan in such currency for such Interest Period, or

(b) the Administrative Agent shall have received written notice from the Majority Facility Lenders in respect of a Facility that the LIBOR Rate or the Adjusted LIBOR Rate, as applicable, determined or to be determined with respect to such LIBOR Loan under such Facility in such currency for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their respective Loans during such Interest Period;

then the Administrative Agent shall give notice thereof (which may be by telephone confirmed in writing) to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (w) any LIBOR Loans in Dollars under such Facility requested to be made on the first day of such Interest Period shall be made as ABR Loans, after consultation with the Borrower and the applicable Lenders, to compensate the applicable Lenders for such Loan in such currency for the applicable period plus the Applicable Margin, (x) any Loans in Dollars under such Facility that were to have been converted on the first day of such Interest Period to LIBOR Loans shall be continued as ABR Loans and (y) any outstanding LIBOR Loans in Dollars under such Facility shall be converted, on the last day of the then-current Interest Period, to ABR Loans, after consultation with the Borrower and the applicable Lenders, to compensate the applicable Lenders for such Loan in such currency for the applicable period plus the Applicable Margin. The Administrative Agent shall withdraw such notice as soon as adequate and reasonable means exist for ascertaining the LIBOR Rate or the Adjusted LIBOR Rate, as applicable. Until such notice has been withdrawn by the Administrative Agent, no further LIBOR Loans under such Facility shall be made or continued as such, nor shall the Borrower have the right to convert Loans to LIBOR Loans under such Facility.

SECTION 2.18 Pro Rata Treatment and Payments. (a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective ~~Tranche A Term Loan Percentages~~, Incremental Term Loan Percentages or Revolving Credit Percentages, as the case may be, of the relevant Lenders.

(b) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Incremental Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Incremental Term Loans then held by the Incremental Term Loan Lenders. The amount of each principal prepayment of the Incremental Term Loans shall be applied to reduce the then remaining installments of the ~~Tranche A Term Loans and~~ Incremental Term Loans, as the case may be, pro rata based upon the respective then remaining principal amounts thereof. Amounts prepaid on account of the Incremental Term Loans may not be reborrowed.

(c) Each payment (including each prepayment) by the Borrower on account of principal of and interest on any Revolving Credit Loans shall be made pro rata according to the respective outstanding principal amounts of such Revolving Credit Loans then held by the Revolving Credit Lenders.

(d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, Local Time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the applicable Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the LIBOR Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a LIBOR Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.18(e) shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to ABR Loans under the relevant Facility, on demand, from the Borrower, and, if so recovered, such amount shall no longer be deemed outstanding hereunder.

(f) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment being made hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days of such required date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(g) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.18(e), 2.18(f), 2.20(g), 2.20(h), 3.4(a) or 9.7, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent or the Issuing Lender to satisfy such Lender’s obligations to it under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as Cash Collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19 Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Lender to any Taxes (other than (A) Non-Excluded Taxes in respect of payments under any Loan Document, (B) Other Taxes, (C) Connection Income Taxes and (D) Taxes in respect of payments under any Loan Document for which a Loan Party is not responsible for the payment of additional amounts under Section 2.20(a)) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Adjusted LIBOR Rate hereunder; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining LIBOR Loans (or in the case of (i), any Loans) or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay (or shall cause the Borrower to pay) such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable; provided that in the event of the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority described in Section 2.19(a)(i), the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor, and provided, further, that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. If any Lender becomes entitled to claim any additional amounts pursuant to this Section 2.19, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled (and any related calculations).

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations to lend hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay (or shall cause the Borrower to pay) to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction provided that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

(c) Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in Requirements of Law, regardless of the date enacted, adopted, issued or implemented. Notwithstanding the foregoing, no Lender shall be entitled to seek compensation for costs imposed pursuant to matters set forth in this clause (c) (x) unless it is generally seeking compensation for such costs from similarly situated borrowers under yield protection provisions in credit agreements with the Borrowers that provide for such compensation and (y) in the case of a Change in Law, such Change in Law occurred after the date on which such Person became a Lender hereunder.

~~(d) If payment in respect of any Revolving Extension of Credit shall be due in a currency other than Dollars and/or at a place of payment other than New York and if, by reason of any change in a Requirement of Law subsequent to the Closing Date, disruption of currency or foreign exchange markets, war or civil disturbance or similar event, payment of such Obligations in such currency or such place of payment shall be impossible, then, at the election of any affected Lender, the Borrower shall make payment of such Revolving Extension of Credit in Dollars and/or in New York, and shall indemnify such Lender against any currency exchange losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.~~

(d) ~~(e)~~ A certificate as to any additional amounts payable pursuant to this Section 2.19 submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall contain reasonable supporting calculations and an explanation in connection therewith and shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section 2.19 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder, except to the extent provided for in Section 2.19(b).

SECTION 2.20 Taxes. (a) All payments made by or on behalf of any Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes~~, excluding (i) net income taxes, branch profits taxes and franchise taxes (imposed in lieu of net income taxes) imposed on a Recipient (x) as a result of such Recipient being organized under the laws of, or having its principal office, or, in the case of any Lender, its applicable lending office located in the jurisdiction imposing such Tax (or any political subdivision thereof), or (y) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (x) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.24), or (y) such Lender changes its lending office, except in each case to the extent that, pursuant to this Section 2.20, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Administrative Agent or Lender’s failure to comply with Section 2.20(d), and (iv) withholding Taxes imposed under FATCA (all Taxes other than those described in preceding clauses (i) through (iv), collectively or individually, “Non-Excluded Taxes”~~); provided that, if any Taxes are required to be deducted or withheld from any amounts payable to the Administrative Agent or any Lender, as determined in good faith by the applicable withholding agent, (x) such amounts shall be deducted or withheld and shall be paid to the relevant Governmental Authority in accordance with applicable law, and (y) if such Tax is ~~a Non-~~not an Excluded Tax (a “Non-Excluded Tax”), the amounts so payable by the applicable Loan Party to the Administrative Agent or such Lender shall be increased to the extent necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.20), the amounts received with respect to this Agreement equal the sum which would have been received had no such deduction or withholding been made.

(b) In addition, and without duplication of other amounts payable by the Borrower under this Section 2.20, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent, timely reimburse it for, Other Taxes.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as soon as reasonably practicable thereafter, the Borrower shall send to the Administrative Agent, a certified copy of an original official receipt received by the Borrower showing payment thereof or other evidence of such payment reasonably satisfactory to the Administrative Agent. If any Non-Excluded Taxes or Other Taxes are imposed directly upon the Administrative Agent or any Lender (including Non-Excluded Taxes imposed or asserted on or attributable to amounts payable under this Section), the Borrower shall indemnify the Administrative Agent and the Lenders for such amounts and any incremental Non-Excluded Taxes that may become payable by the Administrative Agent or any Lender as a result of any such direct imposition within ten (10) days of written demand therefor specifying in reasonable detail the nature and amount of such amounts.

(d) Each Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed copies of U.S. Internal Revenue Service (“IRS”) Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax. Each Lender (or Transferee) that is not a “United States person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) (i) two copies of properly completed and duly executed IRS Form W-8BEN, Form W-8BEN-E, Form W-8ECI or Form W-8IMY, as applicable, (together with any applicable underlying IRS forms and appropriate attachments), on which such Non-U.S. Lender (or the direct and indirect beneficial owners of a Non-U.S. Lender) shall claim any exemption from or reduction of U.S. federal withholding tax for which such Non-U.S. Lender is eligible, (ii) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a statement substantially in the form of Exhibit F and the applicable IRS Form W-8, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender, or (iii) any other form prescribed by the applicable requirements of U.S. federal income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made or to satisfy any information reporting requirements. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the request of the Borrower or the Administrative Agent. In addition, each Non-U.S. Lender shall deliver such forms promptly on or before the inaccuracy, obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this Section 2.20, a Non-U.S. Lender, upon prompt written notice to the Borrower and the Administrative Agent, shall not be required to deliver any form pursuant to this Section 2.20 that such Non-U.S. Lender is not legally able to deliver. Each Lender authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 2.20(d).

(e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the legal or commercial position of such Lender.

(f) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Each Lender shall indemnify the Administrative Agent for the full amount of any Taxes imposed by any Governmental Authority that are attributable to such Lender (but, in the case of Non-Excluded Taxes or Other Taxes for which the Borrower is responsible pursuant to paragraphs (a) and (b) of this Section 2.20, only to the extent that the Borrower has not already indemnified the Administrative Agent for such Non-Excluded Taxes or Other Taxes and without limiting the obligation of the Borrower to do so) and that are payable or paid by the Administrative Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

(h) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.20 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.20(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.20(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.20(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.20(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Each party’s obligations under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(j) The parties hereto intend that no alteration of any Loan, L/C Obligation or Commitment or this Agreement pursuant to Section 2.20 shall be treated as a “modification” of this Loan, L/C Obligation or Commitment or this Agreement within the meaning of Treasury Regulations section 1.1001-3, pursuant to the provisions of Proposed Treasury Regulation section 1.1001-6 (or any successor or final version of such regulation), and the parties hereto shall apply this Section 2.20 consistent with the requirements of Proposed Treasury Regulations section 1.1001-6 (or any successor or final version of such regulation).

SECTION 2.21 Indemnity. The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any loss or expense (in each case as reasonably determined by such Lender) that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of LIBOR Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement (except as a result of a notice by the Administrative Agent pursuant to Section 2.17), (b) default by the Borrower in making any prepayment of or conversion from LIBOR Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, (c) the making of a prepayment of LIBOR Loans on a day that is not the last day of an Interest Period with respect thereto (including as a result of an Event of Default) or (d) the assignment of a LIBOR Loan on a day that is not the last day of an Interest Period with respect thereto as a result of a request by the Borrower pursuant to Section 2.24. Without limiting the generality of the foregoing, such indemnification shall include the costs and expenses of each Lender that are attributable to the premature unwinding of any Hedging Agreement entered into by such Lender in respect of the foreign currency exposure attributable to such actual or proposed LIBOR Loan. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market. A certificate as to any amounts payable pursuant to this Section 2.21 submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

SECTION 2.22 Alternate Rate of Interest; Illegality.

(a) Subject to clauses (c), (d), (e), (f), (g) and (h) of this Section 2.22, if prior to the commencement of any Interest Period for a LIBOR Loan:

(i) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate or the LIBOR Rate, as applicable (including, without limitation, by means of a LIBOR Interpolated Rate or because the LIBOR Screen Rate is not available or published on a current basis) for such Interest Period; provided that no Benchmark Transition Event shall have occurred at such time; or

(ii) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBOR Rate or the LIBOR Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders through an Approved Electronic Platform as provided in Section 9.2 as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBOR Loan shall be ineffective and any such LIBOR Loan shall be repaid or converted into an ABR Borrowing on the last day of the then current Interest Period applicable thereto, and (B) if any Borrowing Request requests a LIBOR Loan, such Borrowing shall be made as an ABR Borrowing.

(b) If any Lender determines that any Requirement of Law has made it unlawful, or if any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain, fund or continue any LIBOR Loan, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make, maintain, fund or continue LIBOR Loans or to convert ABR Borrowings to LIBOR Loans will be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower will upon demand from such Lender (with a copy to the Administrative Agent), either prepay or convert all LIBOR Loans of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrower will also pay accrued interest on the amount so prepaid or converted.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, (and any Swap shall be deemed not to be a “Loan Document” for purposes of this Section 2.22), if a Benchmark Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(d) Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that, this clause (d) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice. The Administrative Agent shall not be required to deliver a Term SOFR Notice after the occurrence of a Term SOFR Transition Event and may do so in its sole discretion.

(e) In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective upon delivery of a copy of such Benchmark Replacement Conforming Changes to the Borrower and the Lenders without any further action or consent of any other party to this Agreement or any other Loan Document.

(f) The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (g) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.22, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.22.

(g) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR or LIBOR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(h) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a LIBOR Loan of, conversion to or continuation of LIBOR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.

SECTION 2.23 ~~SECTION 2.22~~ Illegality; (LIBOR). Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain LIBOR Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make LIBOR Loans, continue LIBOR Loans as such and convert ABR Loans to LIBOR Loans shall forthwith be cancelled and (b) each of such Lender’s Loans then outstanding as a LIBOR Loan, if any, shall if denominated in Dollars, be converted automatically to an ABR Loan on the last day of the then current Interest Period with respect to such Loan or within such earlier period as required by law. If any such conversion or repayment of a LIBOR Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.21.

SECTION 2.24 ~~SECTION 2.23~~ Mitigation. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.19 or 2.20 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to mitigate or reduce the additional amounts payable (or any similar amount that may thereafter accrue), which reasonable efforts may include designating another lending office for any Loans affected by such event with the object of avoiding the consequences of such event, assigning such Lender’s rights and obligations hereunder to another of its offices, branches or affiliates, or any other measures reasonably requested by the Borrower; provided that such designation is, assignment or other measures are; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 2.23 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.19 or 2.20.

SECTION 2.25 ~~SECTION 2.24~~ Replacement of Lenders under Certain Circumstances. The Borrower shall be permitted to replace any Lender which (a) requests payment of or reimbursement for amounts owing pursuant to Section 2.19 or 2.20, (b) becomes a Defaulting Lender or (c) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained), with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.23 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.19 or 2.20, (iv) the replacement financial institution shall purchase, at par, all Loans and pay all other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender under Section 2.21 if any LIBOR Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) the Borrower or the replacement financial institution shall pay all amounts (if any) due pursuant to Section 2.19 or 2.20, as the case may be, incurred prior to the date Borrower exercises its rights under this Section 2.24, and (ix) any such replacement shall not be deemed to be a waiver of any rights which the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee, and that the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective.

SECTION 2.26 ~~SECTION 2.25~~ [Reserved].

SECTION 2.27 ~~SECTION 2.26~~ Refinancing Amendments.

(a) At any time after the Closing Date, the Borrower may obtain, from any Lender or any other bank, financial institution or other lender or investor that agrees to provide any portion of Refinancing Term Loans or Refinancing Revolving Credit Commitments pursuant to a Refinancing Amendment in accordance with this Section 2.26 (each, an “Additional Refinancing Lender”) (provided that solely with respect to Refinancing Revolving Credit Commitments, the Administrative Agent and the Issuing Lender, if applicable, shall have consented (such consent not to be unreasonably withheld, conditioned or delayed) to such Additional Refinancing Lender’s providing such Refinancing Revolving Credit Commitments to the extent such consent, if any, would be required under Section 10.6(b) for an assignment of Revolving Credit Commitments to such Additional Refinancing Lender), Credit Agreement Refinancing Indebtedness under this Agreement in respect of all or any portion of any Class, as selected by the Borrower, of Incremental Term Loans or Revolving Credit Loans (or unused Commitments in respect thereof) then outstanding under this Agreement, in the form of Refinancing Term Loans Commitments, Refinancing Term Loans, Refinancing Revolving Credit Commitments, or Refinancing Revolving Credit Loans pursuant to a Refinancing Amendment; provided that, notwithstanding anything to the contrary in this Section 2.26 or otherwise, (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Refinancing Revolving Credit Commitments (and related outstandings), (B) repayments required upon the maturity date of the Refinancing Revolving Credit Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (3) below)) of Loans with respect to Refinancing Revolving Credit Commitments after the date of obtaining any Refinancing Revolving Credit Commitments shall be made on a pro rata basis with all other Revolving Credit Commitments, (2) subject to the provisions of Section 3.10, to the extent dealing with Letters of Credit which mature or expire after a maturity date when there exist Refinancing Revolving Credit Commitments with a longer maturity date, all Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Commitments in respect of Revolving Credit Loans (and except as provided in Section 3.10, without giving effect to changes thereto on an earlier maturity date with respect to Letters of Credit theretofore incurred or issued), (3) the permanent repayment of Revolving Credit Loans with respect to, and termination of, Refinancing Revolving Credit Commitments after the date of obtaining any Refinancing Revolving Credit Commitments shall be made on a pro rata basis with all other Commitments in respect of Revolving Credit Loans, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class, (4) assignments and participations of Refinancing Revolving Credit Commitments and Refinancing Revolving Credit Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Credit Loans and (5) any Refinancing Term Loans meet the Permitted Other Debt Conditions.

(b) The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 5.2 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) customary legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date other than changes to such legal opinion resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Security Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Credit Agreement Refinancing Indebtedness is provided with the benefit of the applicable Loan Documents.

(c) Each issuance of Credit Agreement Refinancing Indebtedness under Section 2.26(a) shall be in an aggregate principal amount that is not less than $30,000,000 (or such lesser amount as may be approved by the Administrative Agent).

(d) Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to a Refinancing Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto and (ii) make such other changes to this Agreement and the other Loan Documents and (iii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.26, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Refinancing Amendment.

(e) This Section 2.26 shall supersede any provisions in Section 10.1 to the contrary.

SECTION 2.28 ~~SECTION 2.27~~ Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Revolving Credit Commitment of such Defaulting Lender pursuant to Section 2.9(a);

(b) the Revolving Credit Commitment and Revolving Extensions of Credit of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.1); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c) if any L/C Obligations exist at the time such Lender becomes a Defaulting Lender then:

(i) all or any part L/C Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Credit Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Extensions of Credit plus such Defaulting Lender’s L/C Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Credit Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent Cash Collateralize for the benefit of the Issuing Lender only the Borrower’s obligations corresponding to such Defaulting Lender’s L/C Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Article VIII for so long as such L/C Exposure is outstanding;

(iii) if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s L/C Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure during the period such Defaulting Lender’s L/C Exposure is Cash Collateralized;

(iv) if the L/C Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 3.3(a) shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Credit Percentages; and

(v) if all or any portion of such Defaulting Lender’s L/C Exposure is neither reallocated nor Cash Collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all fees payable under Section 3.3(a) with respect to such Defaulting Lender’s L/C Exposure shall be payable to the Issuing Lender until and to the extent that such L/C Exposure is reallocated and/or Cash Collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding L/C Exposure will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders, and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.27(c)(i) (and such Defaulting Lender shall not participate therein).

In the event that the Administrative Agent, the Borrower and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then L/C Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Credit Percentage.

SECTION 2.29 ~~SECTION 2.28~~ Incremental Facilities. ~~(a) (a)~~ (a) The Borrower and any one or more Lenders (including New Lenders) may from time to time agree that such Lenders shall make, obtain or increase the amount of their Incremental Term Loans (an “Incremental Term Loan Facility”) or Revolving Credit Commitments (“Increased Revolving Credit Commitments”; together with any Incremental Term Loan Facility, the “Incremental Facilities”), as applicable, by executing and delivering to the Administrative Agent an Increased Facility Activation Notice specifying (i) the amount of such increase, (ii) the applicable Increased Facility Closing Date, (iii) in the case of Incremental Term Loans, (x) the applicable Incremental Term Maturity Date, (y) the amortization schedule for such Incremental Term Loans, and (z) the Applicable Margin for such Incremental Term Loans; provided that (i) subject to the Borrower’s right to make an ~~LCA~~LCT Election with respect to any Limited Condition ~~Acquisition~~Transaction , in which case, Section 1.3(b) shall apply, no Default or Event of Default exists or would exist after giving effect to such Incremental Facility and the incurrence of any Loans thereunder on the applicable Increased Facility Closing Date, (ii)(x) the maturity date and ~~Weighted Average Life to Maturity~~ of any such Incremental Term Loan Facility shall be no earlier than (~~or~~but may be the same as) the ~~maturity date~~Latest Term Maturity Date of any Loans or Commitments outstanding as of the time of the issuance thereof, and (y) the Weighted Average Life to Maturity~~, respectively,~~ of ~~the~~any such Incremental Term Loan Facility shall be no shorter than the Weighted Average Life to Maturity (determined without giving effect to voluntary prepayments that reduce amortization of term loans outstanding as of the time of the issuance thereof) of the Existing Tranche A Term Loans, (iii) the interest rates and amortization schedule applicable to any Incremental Term Loan Facility shall be determined by the Borrower and the lenders thereunder, (iv) subject to the Borrower’s right to make an ~~LCA~~LCT Election with respect to any Limited Condition ~~Acquisition~~Transaction, in which case, Section 1.3(b) shall apply, the Borrower shall be in Pro Forma Compliance with the Financial Covenants (such calculation to be made (I) assuming in the case of any Incremental Revolving Credit Commitments, that the full amount thereof is to be drawn and (II) any proceeds of any Incremental Facility shall be disregarded in any netting calculations in determination of such Financial Covenants) and (v) any Increased Revolving Credit Commitments shall be on terms and pursuant to documentation applicable to the Revolving Credit Facility (including the maturity date in respect thereof) and any Incremental Term Loan Facility shall be on terms and pursuant to documentation agreed to between the Borrower and the Person providing such Incremental Term Loan Facility~~; provided that, (1) to the extent such terms are not consistent with, in the case of an Incremental Term Loan Facility, the Tranche A Term Loan Facility (except to the extent permitted by clause (ii) and (iii) above), shall not be materially more restrictive to Borrower and its Restricted Subsidiaries, when taken as a whole, than those under the Tranche A Term Loan Facility (except if (x) such covenants or other provisions are applicable only to periods after the latest final maturity date of the Tranche A Term Loan Facility, (y) the existing Lenders under the Tranche A Term Loan Facility receive the benefit of such terms or (z) such terms are reasonably satisfactory to the Administrative Agent or are, in the reasonable judgment of the Borrower, generally customary for similarly situated borrowers in the current market conditions) and (2) to the extent such documentation is not consistent with the documentation in respect of the Tranche A Term Loan Facility, it shall be reasonably satisfactory to the Administrative Agent~~. Notwithstanding the foregoing, (i) without the consent of the Required Lenders, the aggregate amount of Incremental Term Loans and Increased Revolving Credit Commitments obtained after the Closing Date pursuant to this paragraph shall not exceed the Incremental Facilities Amount and (ii) without the consent of the Administrative Agent, each increase effected pursuant to this paragraph shall be in a minimum amount of at least $15,000,000 (or such lesser amount of the Incremental Facilities Amount then unused). No Lender shall have any obligation to participate in any increase described in this paragraph unless it agrees to do so in its sole discretion.

(b) Any Lender and any additional bank, financial institution or other entity that, with the consent of the Borrower and, to the extent such consent would be required for an assignment to such Person pursuant to Section 10.6, the Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed), elects to become a “Lender” under this Agreement in connection with any transaction described in Section 2.28(a) shall execute an Incremental Lender Supplement (each, an “Incremental Lender Supplement”), substantially in the form of Exhibit H, whereupon such bank, financial institution or other entity (a “New Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement.

(c) Unless otherwise agreed by the Administrative Agent, on each Increased Facility Closing Date with respect to the Revolving Credit Facility, the Borrower shall borrow Revolving Credit Loans under the relevant increased Revolving Credit Commitments from each Lender participating in the relevant increase in an amount determined by reference to the amount of each Type of Revolving Credit Loan (and, in the case of LIBOR Loans, of each LIBOR Tranche) which would then have been outstanding from such Lender if (i) each such Type or LIBOR Tranche had been borrowed or effected on such Increased Facility Closing Date and (ii) the aggregate amount of each such Type or LIBOR Tranche requested to be so borrowed or effected had been proportionately increased; provided that (i) in lieu of borrowings and repayments of Revolving Credit Loans, the Administrative Agent shall make sure notations on the Register as it reasonably determines are necessary to ensure that the Revolving Credit Loans are held on a pro rata basis after giving effect to such Increased Facility, and (ii) each Lender (including any New Lender) hereby agrees to waive any amount that would otherwise be payable in connection therewith pursuant to Section 2.21. The LIBOR Rate applicable to any LIBOR Loan borrowed pursuant to the preceding sentence shall equal the LIBOR Rate then applicable to the LIBOR Loans of the other Revolving Credit Lenders in the same LIBOR Tranche (or, until the expiration of the then-current Interest Period, such other rate as shall be agreed upon between the Borrower and the relevant Revolving Credit Lender).

(d) Notwithstanding anything to the contrary in this Agreement, each of the parties hereto hereby agrees that, on each Increased Facility Closing Date, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loans evidenced thereby. Any such deemed amendment may be effected in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

ARTICLE III.

LETTERS OF CREDIT

SECTION 3.1 L/C Commitment. (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Revolving Credit Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving Credit Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Credit Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars, AUD, Euro, Sterling or any other currency agreed to by the Administrative Agent and the applicable Issuing Lender and (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance unless consented to by the Issuing Lender and (y) the Letter of Credit Expiration Date; provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above unless the Borrower ~~agree~~agrees to Cash Collateralize or backstop or provide other credit support for such Letter of Credit prior to the Letter of Credit Expiration Date in a manner reasonably acceptable to the applicable Issuing Lender).

(b) Unless otherwise expressly agreed by the Issuing Lender and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the Issuing Lender shall not be responsible to the Borrower for, and the Issuing Lender’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the Issuing Lender required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the applicable law or any order of a jurisdiction where the Issuing Lender or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the International Chamber of Commerce Banking Commission, the Bankers Association for Finance and Trade—International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(c) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

SECTION 3.2 Procedure for Issuance of Letters of Credit. The Borrower (on its own behalf) may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower. The Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The Issuing Lender shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

SECTION 3.3 Commissions, Fees and Other Charges. (a) The Borrower will pay a commission on all undrawn and unpaid Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to LIBOR Loans under the Revolving Credit Facility, shared ratably among the Revolving Credit Lenders and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. In addition, the Borrower shall pay to the Issuing Lender for its own account a fronting fee of 0.125% per annum on the undrawn and unexpired amount of each Letter of Credit, payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. All such accrued and unpaid fees on the date on which the Revolving Credit Commitments terminate and any such fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand.

(b) In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

SECTION 3.4 L/C Participations. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Credit Percentage in the Issuing Lender’s obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Credit Percentage of the amount of such draft, or any part thereof, which is not so reimbursed. If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans under the Revolving Credit Facility. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section 3.4 shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

SECTION 3.5 Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse the Issuing Lender on each date on which the Issuing Lender provides written notice to the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Lender for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment; provided that if the Issuing Lender does not so notify the Borrower as provided for above earlier than 9:30 a.m., Local Time on the date such draft is paid (or on any subsequent date on which notice is provided) then such reimbursement payment may be made two Business Days immediately subsequent to the date such notice is given. Each such payment shall be made to the Issuing Lender at its address for notices specified herein or as it may otherwise direct in lawful money of the United States, as the case maybe, and in immediately available funds. Each drawing under any Letter of Credit shall constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to Section 2.5 of ABR Loans in the amount of such drawing, subject to the conditions to borrowing set forth in Section 5.2. The Borrowing Date with respect to such borrowing shall be the date of such drawing. If any amounts under this Article III remain unpaid because the conditions set forth in Section 5.2 cannot be satisfied or for any other reason, such amounts shall bear interest from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate set forth in Section 2.15(c).

SECTION 3.6 Obligations Absolute. The Borrower’s obligations under this Article III shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

SECTION 3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

SECTION 3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

SECTION 3.9 Cash Collateralization. If on any date the L/C Obligations shall exceed the L/C Commitment, then the Borrower shall within three Business Days after notice thereof from the Administrative Agent deposit in a cash collateral account opened by the Administrative Agent an amount equal to such excess plus accrued and unpaid interest thereon.

SECTION 3.10 Provisions Related to Refinancing Revolving Credit Commitments. If the Letter of Credit Expiration Date in respect of any tranche of Revolving Credit Commitments occurs prior to the expiry date of any Letter of Credit, then (i) if consented to by the Issuing Lender which issued such Letter of Credit, if one or more other tranches of Revolving Credit Commitments in respect of which the Letter of Credit Expiration Date shall not have so occurred are then in effect, such Letters of Credit for which consent has been obtained shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make Revolving Credit Loans and payments in respect thereof pursuant to Sections 3.4 and 3.5) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower (x) shall Cash Collateralize all such Letters of Credit in an amount not less than the Minimum Collateral Amount with respect to such Letters of Credit (it being understood that such Cash Collateral shall be released to the extent that the aggregate stated amount of such Letters of Credit is reduced upon the expiration or termination of such Letters of Credit, so that the Cash Collateral shall not exceed the Minimum Collateral Amount with respect to such Letters of Credit outstanding at any particular time) or (y) deliver to the Issuing Lender a standby letter of credit (other than a Letter of Credit) in favor of such Issuing Lender in a stated amount not less than the Minimum Collateral Amount with respect to such Letters of Credit, which standby letter of credit shall be in form and substance, and issued by a financially sound financial institution, reasonably acceptable to such Issuing Lender and the Administrative Agent. Upon the maturity date of any tranche of Revolving Credit Commitments, the L/C Commitment may be reduced as agreed between the Issuing Lender and the Borrower, without the consent of any other Person.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

SECTION 4.1 Financial Condition. (a) The audited consolidated balance sheets of the Borrower and its Restricted Subsidiaries as at December 31, 2015, 2016 and 2017, and the related consolidated statements of income, stockholder’s equity and cash flows for the fiscal years ended December 31, 2015, 2016 and 2017, reported on by and accompanied by reports thereon of PricewaterhouseCoopers LLP, present fairly in all material respects the consolidated financial position of the Borrower and its Subsidiaries as at such dates, and the consolidated results of operations and consolidated cash flows of the Borrower and its Subsidiaries for the respective fiscal years then ended. The unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at March 31, 2018, June 30, 2018, and September 30, 2018, and the related consolidated statements of income and of cash flows for the respective fiscal quarters then ended, present fairly in all material respects the consolidated financial position of the Borrower and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal quarters then ended. All such financial statements, including the related schedules and any notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as disclosed therein, and, in the case of the unaudited financial statements, subject to normal period-end adjustments and the absence of footnotes).

(b) The audited consolidated balance sheets of the Target and its Subsidiaries as at March 31, 2016, 2017 and 2018 and the related consolidated statements of income, stockholder’s equity and cash flows for the fiscal years ended March 31, 2016 reported on by and accompanied by an unqualified report from PricewaterhouseCoopers LLP and the related consolidated statements of income, stockholder’s equity and cash flows for the fiscal years ended March 31, 2017 and 2018, reported on by and accompanied by an unqualified report from PricewaterhouseCoopers LLP, to the knowledge of the Borrower, present fairly in all material respects the consolidated financial position of the Target and its Subsidiaries as at such dates, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheets of the Target and its Subsidiaries as at June 30, 2018 and September 30, 2018 and the related consolidated statements of income, stockholder’s equity and cash flows for the respective fiscal quarters then ended, present fairly in all material respects the consolidated financial position of the Target and its Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal quarters then ended. All such financial statements, including the related schedules and any notes thereto, have been prepared in accordance with GAAP (except as disclosed therein, and, in the case of the unaudited financial statements, subject to normal period-end adjustments and the absence of footnotes).

SECTION 4.2 No Change. Since the Closing Date, there has been no development or event which has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 4.3 Existence; Compliance with Law. Each of the Borrower and its Restricted Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law except in the case of clauses (a) (other than with respect to the Borrower and any Subsidiary Guarantor), (b), (c) and (d) to the extent that the failure to so qualify and be in good standing or to so comply would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 4.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 4.4 and filings of Uniform Commercial Code filings and filings with respect to Intellectual Property, (ii) such as have been obtained or made and are in full force and effect, and (iii) such consents, approvals, registrations, filings, or other actions the failure to obtain or make which would not be reasonably expected to have a Material Adverse Effect. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting the enforcement of creditors’ rights and to general equity principles (whether enforcement is sought by proceedings in equity or at law).

SECTION 4.5 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law, any Organizational Document or any Contractual Obligation of the Borrower or any of its Restricted Subsidiaries in any respect, except as would not be reasonably expected to have a Material Adverse Effect and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents).

SECTION 4.6 No Material Litigation. Except as set forth on Schedule 4.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened in writing by or against the Borrower or any of its Restricted Subsidiaries or against any of their respective properties or revenues (a) that, as of the Closing Date only, challenges the validity or enforceability any of the Loan Documents or (b) that would reasonably be expected to have a Material Adverse Effect.

SECTION 4.7 No Default. No Default or Event of Default has occurred and is continuing.

SECTION 4.8 Ownership of Property; Liens. Each of the Borrower and its Restricted Subsidiaries has title in, or a valid leasehold interest in (or sub-leasehold interest in or other right to occupy), all its material real property owned or occupied by it (except insofar as marketability may be limited by any laws or regulations of any Governmental Authority affecting such assets), and none of such Property is subject to any Lien except as not prohibited by this Agreement.

SECTION 4.9 Intellectual Property. Except as set forth on Schedule 4.9, (a) the Borrower and each of its Subsidiaries owns, or is licensed to use or otherwise possesses a legally enforceable right to use, all Intellectual Property that is reasonably necessary for the conduct of its business as currently conducted, except for those for which the failure to own or possess the license or right to use would not reasonably be expected to have a Material Adverse Effect; (b) no material claim has been asserted and is pending by any Person against the Borrower or any of its Subsidiaries challenging the use of any Intellectual Property by the Borrower or any of its Restricted Subsidiaries or the validity or effectiveness of any Intellectual Property owned by the Borrower or any of its Restricted Subsidiaries; and (c) the operation of the business of the Borrower and each of its Restricted Subsidiaries does not, as currently conducted infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person, and, to the Borrower’s knowledge, no Person is infringing, misappropriating or otherwise violating the Intellectual Property of the Borrower or any of its Subsidiaries, in each case, except as would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.10 Taxes. Each of the Borrower and each of its Subsidiaries has filed or caused to be filed all U.S. federal, state and other material Tax returns which are required to be filed and has paid all Taxes due and payable to any Governmental Authority (other than (a) any such Taxes, the amount or validity of which are currently being contested in good faith by appropriate procedures and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be or (b) to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect); no Tax Lien has been filed, and, to the knowledge of the Borrower, no material claim is being asserted, with respect to any such Tax, except to the extent that such Lien or claim would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.11 Federal Regulations. No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for any purpose which violates the provisions of the regulations of the Board. The Borrower is not principally engaged in the business of extending credit for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U for any purpose that violates the provisions of the regulations of the Board.

SECTION 4.12 Labor Disputes. There are no strikes or other labor disputes against the Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of the Borrower, threatened in writing that (individually or in the aggregate) would reasonably be expected to have a Material Adverse Effect.

SECTION 4.13 ERISA. During the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, (A) each Plan has complied in all material respects with the applicable provisions of ERISA and the Code and no Single Employer Plan has failed to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Single Employer Plan and (B) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) a no Reportable Event with respect to a Single Employer Plan, whether or not waived has occurred, (ii) no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, (iii) the present value of all accrued benefits under each Single Employer Plan did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount (determined in both cases using the assumptions applicable thereto promulgated under Section 430 of the Code), (iv) neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan which has resulted or would reasonably be expected to result in a liability under ERISA, (v) neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made and (vi) no such Multiemployer Plan is Insolvent.

SECTION 4.14 Investment Company Act; Other Regulations. No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

SECTION 4.15 Subsidiaries. (a) Schedule 4.15 sets forth as of the Closing Date the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party.

(b) There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than equity compensation granted to employees, consultants, officers or directors and directors’ qualifying shares) of any nature relating to the issuance of any Capital Stock of the Borrower or any Subsidiary, except not prohibited by the Loan Documents.

SECTION 4.16 Use of Proceeds. The proceeds of the ~~Tranche A Term Loans shall be used to finance in part the Transactions. The proceeds of the~~ Revolving Credit Loans ~~may~~deemed made on the First Amendment Effective Date shall be used to ~~finance in part~~refinance the ~~Transactions and~~Existing Tranche A Term Loans on a dollar-for-dollar basis. Proceeds of Revolving Credit Loans may also be used for the general corporate purposes of the Borrower and its Restricted Subsidiaries, including for the financing of Permitted Acquisitions and other Investments not prohibited hereunder. The proceeds of any Incremental Term Loans and Letters of Credit shall be used for the general corporate purposes of the Borrower and its Restricted Subsidiaries, including for the financing of Permitted Acquisitions and other Investments not prohibited hereunder, and, in the case of Incremental Term Loans, as otherwise set forth in the applicable Increased Facility Activation Notice.

SECTION 4.17 Environmental Matters. Except as individually or in the aggregate would not reasonably be expected to result in a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by the Borrower or any of its Subsidiaries (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances which (i) constitute or constituted a violation of, or (ii) would reasonably be expected to have given rise to a release or a threat of release, as regulated or defined, under any Environmental Law;

(b) the Properties and all operations at the Properties are in material compliance, and have in the last five years been in material compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the Borrower or any of its Subsidiaries (the “Business”). Neither the Borrower nor any of its Subsidiaries has contractually assumed any liability of any other Person under Environmental Laws other than in the ordinary course of business;

(c) neither the Borrower nor any of its Subsidiaries has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability, judicial proceeding or governmental or administrative action or consent decrees or other decrees, consent orders, administrative orders or other orders, regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the Business, nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(d) materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which would reasonably be expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that would reasonably be expected to give rise to liability under, any applicable Environmental Law; and

(e) there has been no release or threat of release of Materials of Environmental Concern at or from the properties previously owned or operated by the Borrower or any Subsidiary (the “Former Properties”) during such period of ownership or operation, or arising from or related to the operations of the Borrower or any Subsidiary in connection with the Former Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that would reasonably be expected to give rise to liability under Environmental Laws.

SECTION 4.18 Accuracy of Information, etc. No written statement or written information (other than any projections, other forward-looking information, information of a general economic or industry specified nature or reports prepared by third party consultants) contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, taken as a whole, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the Closing Date), any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which such information was provided. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.

SECTION 4.19 Security Documents. Subject to the terms of the last paragraph of Section 5.01, the Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described therein to the extent set forth therein. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Administrative Agent (together with a properly completed and signed stock power or endorsement), and in the case of the other Collateral described in the Guarantee and Collateral Agreement, when financing statements in appropriate form are filed in the offices specified on Schedule 4.19 (and, in respect of U.S. applications and registrations of Intellectual Property, when appropriate filings are made and recorded with the United States Patent and Trademark Office and the United States Copyright Office, as applicable), the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except Liens permitted by Section 7.3) (to the extent such Liens are required to be perfected under the terms of the Loan Documents); provided that, notwithstanding anything to the contrary in any of the Loan Documents, the Loan Parties shall not have any obligation to perfect any security interest or lien, or record any notice thereof, in any Intellectual Property included in the Collateral in any jurisdiction other than the United States.

SECTION 4.20 Solvency. The Borrower and its Subsidiaries on a consolidated basis are Solvent as of the Closing Date.

SECTION 4.21 Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents (when acting for the Borrower or any of its Subsidiaries) with Anti-Corruption Laws and applicable Sanctions. The Borrower, its Subsidiaries and their respective directors and, to the knowledge of the Borrower and its Subsidiaries, their respective officers, employees and agents are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in the Borrower being designated as a Sanctioned Person. None of (a) the Borrower, any Subsidiary or, to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby is a Sanctioned Person. Neither the Borrower nor any of its Subsidiaries will use the proceeds of any Loan or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in each case, in violation of applicable Sanctions or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 4.22 EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

ARTICLE V.

CONDITIONS PRECEDENT

SECTION 5.1 Conditions to the Effectiveness of this Agreement. The agreement of each Lender to make the extensions of credit requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of, subject to Section 6.11, the following conditions precedent:

(a) Credit Agreement. The Administrative Agent shall have received this Agreement executed and delivered by the Administrative Agent, the Borrower and each Lender party hereto on the Closing Date.

(b) Acquisition. Substantially concurrently with the occurrence of the Closing Date and the making by each Lender of its initial extension of credit hereunder, the Acquisition shall have been consummated in all material respects in accordance with the terms of the Acquisition Agreement.

(c) Historical Financial Statements. The Lenders and the Administrative Agent shall have received the Historical Financial Statements.

(d) Fees. The Lenders, the Administrative Agent and the Arrangers shall have received (to the extent invoiced at least three Business Days prior to the Closing Date) all fees and reasonable and documented expenses required to be paid on or before the Closing Date (including the reasonable and documented fees and expenses of one legal counsel) on or before the Closing Date.

(e) Security Documents. The Administrative Agent shall have received the Guarantee and Collateral Agreement, executed and delivered by an authorized officer of the Borrower and each other Loan Party that is party to the Guarantee and Collateral Agreement.

(f) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where assets of the Borrower and its Restricted Subsidiaries are located, and such search shall reveal no liens on any of the assets of the Borrower or any Restricted Subsidiary except for liens not prohibited by this Agreement or Liens discharged on or prior to the Closing Date or with respect to which are to be discharged pursuant to documentation reasonably satisfactory to the Administrative Agent.

(g) Closing Certificate. The Administrative Agent shall have received (i) a certificate of each Loan Party party hereto on the date hereof, dated the Closing Date, substantially in the form of Exhibit C-1, with appropriate insertions and attachments, (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization, incorporation or other organization, as applicable, and (iii) a certificate from a Responsible Officer of the Borrower, substantially in the form of Exhibit C-2.

(h) Solvency Certificate. The Administrative Agent shall have received a solvency certificate, dated as of the Closing Date and after giving effect to the Transactions, from an authorized officer of the Borrower, substantially in the form of Exhibit D.

(i) Legal Opinions. The Administrative Agent shall have received the legal opinion of Skadden, Arps, Slate, Meagher & Flom, LLP, counsel to the Borrower and its Restricted Subsidiaries, in substance reasonably acceptable to the Administrative Agent.

(j) Specified Acquisition Agreement Representations. Each of the Specified Acquisition Agreement Representations shall be true and correct in all material respects (or in all respects if qualified by materiality) on and as of the Closing Date, except to the extent any such Specified Acquisition Agreement Representation expressly relates to an earlier date, in which case, each such Specified Acquisition Agreement Representation shall have been true and correct in all material respects (or in all respects if qualified by materiality) as of the applicable earlier date.

(k) Specified Representations. Each of the Specified Representations made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (or in all respects if qualified by materiality) on and as of the Closing Date as if made on and as of such date, except to the extent any such Specified Representation expressly relates to an earlier date, in which case, each such Specified Representation shall have been true and correct in all material respects (or in all respects if qualified by materiality) as of the applicable earlier date.

(l) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof; provided that any such certificates representing shares Capital Stock of Foreign Subsidiaries or Subsidiaries of the Target required to be pledged on the Closing Date, and the related stock power, shall not be a condition to the agreement of each Lender to make the initial extension of credit requested to be made by it (but shall be required to be satisfied within 60 days of the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion).

(m) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected (to the extent perfection is required under the Loan Documents) Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens not prohibited hereunder), shall be filed or be in proper form for filing, registration or recordation; provided that if, notwithstanding the use by the Loan Parties of commercially reasonable efforts (without undue delay, burden or expense) to satisfy the requirement set forth in this Section 5.1(m), such requirement is not satisfied as of the Closing Date, the satisfaction of such requirement (other than with respect to the filing of any Uniform Commercial Code financing statement) shall not be a condition to the agreement of each Lender to make the initial extension of credit requested to be made by it (but shall be required to be satisfied within 60 days of the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion)).

(n) PATRIOT Act, FinCen. (i) The Administrative Agent shall have received, at least three days prior to the Closing Date, all such documentation and other information about the Borrower and the Guarantors as shall have been reasonably requested by the Administrative Agent at least ten Business Days prior to the Closing Date that is required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act and (ii) to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least three days prior to the Closing Date, if any Lender has requested the same in a written notice to the Borrower at least ten Business Days prior to the Closing Date, a Beneficial Ownership Certification in relation to the Borrower shall have received such Beneficial Ownership Certification.

(o) Target Material Adverse Effect. Since the Acquisition Signing Date, there shall not have occurred or be continuing a Target Material Adverse Effect.

For the purpose of determining whether the conditions specified in this Section 5.1 have been satisfied on the Closing Date, each Lender that has signed this Agreement (or an Assignment and Assumption on the Closing Date) shall be deemed to have consented to, approved and/or accepted, and to be satisfied with, each document or other matter required under this Section 5.1 unless the Administrative Agent and the Borrower shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Notwithstanding the foregoing, to the extent any Lien search or Collateral (including the creation or perfection of any security interest) is not or cannot be provided on the Closing Date (other than, (i) a Lien on Collateral of any Loan Party that may be perfected solely by the filing of a financing statement under the UCC and (ii) a pledge of the Capital Stock of the Borrower and the Subsidiary Guarantors to the extent certificated with respect to which a Lien may be perfected on the Closing Date by the delivery of a stock or equivalent certificate, together with a related stock or equivalent power executed in blank) after the Borrower’s use of commercially reasonable efforts to do so without undue burden or expense (and with respect to the delivery of stock or equivalent certificates of subsidiaries of the Target, only to the extent received after the Borrower’s use of commercially reasonable efforts to do so), then the provision of any such Lien search and/or the provision and/or perfection of such Collateral shall not constitute a condition precedent to the availability and initial funding of the Loans on the Closing Date but may, if required, instead be delivered and/or perfected 60 days after the Closing Date pursuant to arrangements to be mutually agreed between the Borrower and the Administrative Agent and subject to extensions as are agreed to by the Administrative Agent.

SECTION 5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit (which shall not include any conversion or continuation of Loans) requested to be made by it on any date ((i) other than its initial extension of credit on the Closing Date and (ii) subject to the Borrower’s right to make an ~~LCA~~LCT Election with respect to any incurrence of an Incremental Facility in connection with a Limited Condition ~~Acquisition~~Transaction, in which case, Section 1.3(b) shall apply) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects (or in all respects if qualified by materiality) on and as of such date as if made on and as of such date, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects (or in all respects if qualified by materiality) as of such earlier date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder (other than the initial extensions of credit on the Closing Date) shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

ARTICLE VI.

AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:

SECTION 6.1 Financial Statements. Furnish to the Administrative Agent and each Lender:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower and its Restricted Subsidiaries, a copy of the audited consolidated balance sheet of the Borrower and its Restricted Subsidiaries as at the end of such year and the related audited consolidated statements of income, stockholder’s equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit (other than, in each case, any qualification or exception solely with respect to, or resulting from the impending maturity of any Indebtedness or non-compliance with the ~~covenant set forth in Section 7.1 of this Agreement~~Financial Covenants), by PricewaterhouseCoopers LLP or other independent certified public accountants of nationally recognized standing; and

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower and its Restricted Subsidiaries, the unaudited consolidated balance sheet of the Borrower and its Restricted Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments and the absence of footnotes);

all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein, and provided that the financial statements referred to in Section 6.1(b) need not contain footnotes).

The covenants required to be satisfied under this Section 6.1 shall be deemed satisfied if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks or a similar site to which the Lenders have been granted access or if the Borrower notifies the Administrative Agent in writing (which may be in electronic form) that it has provided such information and/or reports on “EDGAR”, the Electronic Data Gathering Analysis and Retrieval system of the SEC, or http://www.sec.gov/edgarhp.htm (or any successor or replacement website).

SECTION 6.2 Certificates; Other Information. Furnish to the Administrative Agent for distribution to the relevant Lenders:

(a) promptly following any written request therefor, any information and documentation reasonably requested by the Administrative Agent or any Lender (which request shall be made through the Administrative Agent) for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act, the Beneficial Ownership Regulation (if applicable) or other applicable anti-money laundering laws;

(b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate, (y) to the extent not previously disclosed to the Administrative Agent, a listing of any applications or registrations of Intellectual Property (including any exclusive licenses of same) that were acquired by any Loan Party since the date of the most recent list delivered pursuant to this clause (y) (or, in the case of the first such list so delivered, since the Closing Date) and (z) any change of jurisdiction of organization of any Loan Party;

(c) as soon as available, and in any event no later than the date on which financial statements pursuant to Section 6.1(a) are required to be delivered, a consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of the end of the following fiscal year, and the related projected income statement);

(d) within 45 days (and 90 days in the case of the end of a fiscal year) after the end of each of the first three fiscal quarters of each fiscal year of the Borrower and its Restricted Subsidiaries, either (i) a Form 10-Q or 10-K for the Borrower and its Restricted Subsidiaries for such fiscal quarter, which contains a narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Restricted Subsidiaries for such fiscal quarter and for the period beginning of the then current fiscal year to the end of such fiscal quarter, or (ii) such narrative discussion and analysis;

(e) within five days after the same are sent, copies of all financial statements and reports which the Borrower sends to the holders of any class of its debt securities or public equity securities; and

(f) promptly, such additional financial and other information as any Lender may from time to time reasonably request through the Administrative Agent; provided, however, that neither the Borrower nor any Restricted Subsidiary shall be required to disclose or provide any information (i) that constitutes non-financial trade secrets or non-financial proprietary information of the Borrower or any of its Subsidiaries or any of their respective customers and/or suppliers, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives) is prohibited by any applicable Requirement of Law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which he Borrower or any Subsidiary owes confidentiality obligations to any third party (such confidentiality obligations were not entered into solely in contemplation of the requirements of this Section 6.2(e)).

The covenants required to be satisfied under ~~clauses~~clause (~~a~~c) ~~through (e)~~of this Section 6.2 ~~may~~shall be deemed satisfied if ~~the Borrower provides written notice~~such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks or a similar site to which the Lenders have been granted access or if the Borrower notifies the Administrative Agent in writing (which may be in electronic form) that it has provided such information and/or reports on “EDGAR”, the Electronic Data Gathering Analysis and Retrieval system of the ~~making~~SEC, or ~~filing of~~http://www.sec.gov/edgarhp.htm (or any ~~such financial statements or reports and the same is continuously available on “EDGAR”, the Electronic Data Gathering Analysis and Retrieval system of the SEC, or “http://www.sec.gov/edgarhp.htm”~~ successor or replacement website).

SECTION 6.3 Payment of ~~Obligations. (a) (a) Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate procedures or reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be, except to the extent such failure would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.(b)~~ Taxes. Each of the Loan Parties will pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all material Taxes imposed upon the Collateral or in respect of income or profits therefrom, as well as all claims of any kind (including claims for labor, materials and supplies) against or with respect to the Collateral, except that no such charge need be paid if the amount or validity thereof is currently being contested in good faith by appropriate procedures or reserves in conformity with GAAP with respect thereto have been provided on the books of such Loan Party and such proceedings could not reasonably be expected to result in the sale, forfeiture or loss of any material portion of the Collateral or any interest therein.

SECTION 6.4 Conduct of Business and Maintenance of Existence, etc. ~~(a)~~ (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise not prohibited by this Agreement and except, in the case of clauses (i) (other than with respect to the Borrower) and (ii) above, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) maintain in effect and enforce policies and procedures reasonably designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 6.5 Maintenance of Property; Insurance. (a) Keep all tangible Property useful and necessary in its business in good working order and condition, ordinary wear and tear, casualty and condemnation excepted; and (b) maintain with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business and the availability of insurance on a cost-effective basis (all such insurance shall, to the extent available on commercially reasonable terms without undue burden or expense, (A) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof, (B) name the Administrative Agent, on behalf of the Lenders, as loss payee, and (C) be reasonably satisfactory in all other respects to the Administrative Agent);.

SECTION 6.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP in all material respected shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of the Administrative Agent to visit and inspect any of its properties at which the principal financial records and executive officers are located and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Restricted Subsidiaries with officers and employees of the Borrower and its Restricted Subsidiaries and with its independent certified public accountants (provided that the Borrower (or any of its Subsidiaries or their respective representatives) may, if it so chooses, be present at or participate in any such discussion); provided that (i) only the Administrative Agent, on behalf of the Lenders, shall have rights under this Section 6.6, (ii) the Administrative Agent shall not exercise such rights more often than one time during any calendar year absent an Event of Default, and (z) only one such time per calendar year shall be at the expense of the Borrower; provided, however, that neither the Borrower nor any Restricted Subsidiary shall be required to disclose or provide any information (i) that constitutes nonfinancial trade secrets or non-financial proprietary information of the Borrower or any of its Subsidiaries or any of their respective customers and/or suppliers, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives) is prohibited by any applicable Requirement of Law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which he Borrower or any Subsidiary owes confidentiality obligations to any third party (such confidentiality obligations were not entered into solely in contemplation of the requirements of this Section 6.6).

SECTION 6.7 Notices. Promptly give notice to the Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any ~~(i) default or event of default under any material Contractual Obligation of the Borrower or any of its Restricted Subsidiaries or (ii)~~ litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Restricted Subsidiaries and any Governmental Authority, which in either case would reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding directly affecting the Borrower or any of its Restricted Subsidiaries not disclosed in a filing made by a Loan Party with the SEC in which the amount sought from the Borrower and its Restricted Subsidiaries is $~~5,000,000 or more and not covered by insurance~~15,000,000 as to which the Borrower or any of its Restricted Subsidiaries has knowledge;

(d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination or Insolvency of, any Plan; and

(e) any development or event which has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto. Notwithstanding anything to the contrary in this Section 6.7, none of the Borrower nor any Subsidiary will be required to disclose any document, information or other matter pursuant to clauses (b) through (e) of this Section 6.7, (i) that constitutes trade secrets or proprietary information, strategy level detail with respect to operational performance, trading algorithms or strategies, or ticker level information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives) is prohibited by law or any binding agreement (other than any binding agreement entered into for the purpose of avoiding such disclosure) or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

SECTION 6.8 Environmental Laws. (a) Comply with, and make all reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and make all reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that any noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that any noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 6.9 Additional Collateral, etc. (a) Subject to any applicable limitations set forth in the Security Documents, cause each direct or indirect Subsidiary (other than any Excluded Subsidiary) formed or otherwise purchased or acquired after the Closing Date (including pursuant to a Permitted Acquisition), and each other Subsidiary that ceases to constitute an Excluded Subsidiary, within 60 days from the date of such formation, acquisition or cessation, as applicable (or such longer period as the Administrative Agent may agree in its reasonable discretion), and the Borrower may at its option cause any other Subsidiary, to execute a supplement to the Guarantee and Collateral Agreement and any other applicable Security Document, as applicable, in order to become a Guarantor under the Guarantee and a grantor under such Security Documents and take all other action reasonably requested by the Administrative Agent to grant a perfected security interest in its assets to substantially the same extent as created and perfected by the Loan Parties on the Closing Date and pursuant to Section 6.10(a) in the case of such Loan Parties. Neither the Borrower nor any Restricted Subsidiary shall be required to take any action outside the United States to perfect any security interest in the Collateral (including the execution of any agreement, document or other instrument governed by the law of any jurisdiction other than the United States or any state or political subdivision thereof or the District of Columbia).

(b) Subject to Section 5.1(l) and (m) and any applicable limitations set forth in the Security Documents and other than (x) when in the reasonable determination of the Administrative Agent and the Borrower (as agreed to in writing), the cost or other consequences of doing so would be excessive in view of the benefits to be obtained by the Lenders therefrom or (y) to the extent doing so would result in material adverse tax consequences as reasonably determined by the Borrower in consultation with the Administrative Agent, cause (i) all certificates representing Capital Stock of any Restricted Subsidiary (other than any Excluded Stock) held directly by the Borrower or any other Loan Party, (ii) all evidences of Indebtedness in excess of $~~2,500,000~~10,000,000 , and (iii) any promissory notes executed after the Closing Date evidencing Indebtedness in excess of $~~2,500,000~~10,000,000 of the Borrower or any Subsidiary that is owing to the Borrower or any other Loan Party, in each case, to be delivered to the Administrative Agent as security for the Obligations accompanied by undated instruments of transfer executed in blank pursuant to the terms of the Security Documents. Notwithstanding the foregoing any promissory note among the Borrower and/or its Subsidiaries need not be delivered to the Administrative Agent so long as a global intercompany note superseding such promissory note has been delivered to the Administrative Agent.

SECTION 6.10 Additional Covenants Relating to Collateral. (a) Subject to the terms of Section 6.9 and this Section 6.10 and the Security Documents, execute (if applicable) any and all further documents, financing statements, agreements, and instruments, and take all such further actions that may be required under any applicable law, or that the Administrative Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect, and perfect the validity and priority of the security interests created or intended to be created by the applicable Security Documents, all at the expense of the Borrower and the Restricted Subsidiaries.

(b) Subject to any applicable limitations set forth in the Security Documents and other than (x) when in the reasonable determination of the Administrative Agent and the Borrower (as agreed to in writing), the cost or other consequences of doing so would be excessive in view of the benefits to be obtained by the Lenders therefrom or (y) to the extent doing so would result in material adverse tax consequences as reasonably determined by the Borrower in consultation with the Administrative Agent, if any assets (other than Excluded Property) (including any interest therein but excluding Capital Stock of any Subsidiary) are acquired by the Borrower or any other Loan Party after the Closing Date (other than assets constituting Collateral under a Security Document that become subject to the Lien of the applicable Security Document upon acquisition thereof) that are of a nature secured by a Security Document, notify the Administrative Agent, and, if requested by the Administrative Agent, cause such assets to be subjected to a Lien securing the Obligations and take, such actions as shall be necessary or reasonably requested by the Administrative Agent, as soon as commercially reasonable but in no event later than 60 days after such acquisition, unless waived or extended by the Administrative Agent in its sole discretion, to grant and perfect such Liens consistent with the applicable requirements of the Security Documents, including actions described in clause (a) of this Section 6.10.

(c) ~~[Reserved]~~If any Loan Party that is a limited liability company consummates a Division (with or without the prior consent of Administrative Agent as required above), each Division Successor shall be required to comply with the obligations set forth in Section 6.9 and the other further assurances obligations set forth in the Loan Documents and become a Loan Party under this Agreement and the other Loan Documents.

(d) Provide the Administrative Agent with notice of (within 15 days or such longer time as may be agreed by the Administrative Agent) any:

(i) change in the location of its chief executive office or sole place of business from that referred to in Section 4.4 of the Guarantee and Collateral Agreement; or

(ii) change in its name, identity or corporate structure to such an extent that any financing statement filed by the Administrative Agent in connection with the Guarantee and Collateral Agreement would become misleading.

SECTION 6.11 Post- Closing Covenant. Satisfy, to the extent not satisfied on the Closing Date, the requirements set forth in Section 5.1(l) and (m) within the time period set forth in such Section.

SECTION 6.12 Designation of Subsidiaries.

The Borrower may designate any Subsidiary of the Borrower (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary, unless (i) such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on, any property of, the Borrower or any Subsidiary of the Borrower (other than any Subsidiary of the Subsidiary to be so designated or an Unrestricted Subsidiary) (ii) such Subsidiary is a “Restricted Subsidiary” for the purpose of any other Indebtedness of the Borrower or any Restricted Subsidiary ; provided that:

(a) such designation complies with Sections 7.6 and 7.8;

(b) at the time of and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing;

(c) the Borrower is in compliance on a Pro Forma Basis with the Financial Covenants; and

(d) in no event shall any material Intellectual Property be transferred directly or indirectly by the Borrower or its Restricted Subsidiaries to an Unrestricted Subsidiary,

The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary; provided that upon a designation of any Unrestricted Subsidiary as a Restricted Subsidiary, the Borrower or its Restricted Subsidiary shall be deemed to continue to have an Investment in the resulting Restricted Subsidiary in an amount (if positive) equal to (a) the amount of the Borrower’s or its Restricted Subsidiary’s Investment in such Restricted Subsidiary at the time of such designation, less (b) the portion of the fair market value (as reasonably determined by the Borrower) of the assets of such Restricted Subsidiary attributable to the Borrower’s or it’s Restricted Subsidiary’s equity therein at the time of such designation.

Any such designation, other than on the Closing Date, by the Borrower shall be notified by the Borrower to the Administrative Agent by written notice of such designation and a certificate of an Authorized Officer of the Borrower certifying that such designation complied with the foregoing provisions.

ARTICLE VII.

NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

SECTION 7.1 Financial Condition Covenants.

(a) Consolidated Total Leverage Ratio. Permit the Consolidated Total Leverage Ratio as at the last day of any Test Period ~~ending with any fiscal quarter set forth below~~ to exceed ~~the ratio set forth below opposite such fiscal quarter:~~3.00 to 1.00.

~~Fiscal Quarter Ending~~	~~Consolidated Total Leverage Ratio~~
~~March 31, 2019~~	~~4.00 to 1.00~~
~~June 30, 2019~~	~~4.00 to 1.00~~
~~September 30, 2019~~	~~3.75 to 1.00~~
~~December 31, 2019~~	~~3.50 to 1.00~~
~~March 31, 2020~~	~~3.50 to 1.00~~
~~June 30, 2020~~	~~3.25 to 1.00~~
~~September 30, 2020~~	~~3.25 to 1.00~~
~~December 31, 2020 and thereafter~~	~~3.00 to 1.00~~

(b) ~~Consolidated Fixed Charge~~Interest Coverage Ratio. Permit the Consolidated ~~Fixed Charge~~Interest Coverage Ratio ~~for~~as at the last day of any Test Period ~~ending on or after March 31, 2019~~ to be less than ~~1.25~~3.50 to 1.00.

(c) Capital Expenditures. Incur or make any Capital Expenditures, except:

(i) Capital Expenditures relating to the HQ Property in an aggregate amount not to exceed $25,000,000 from and after the First Amendment Effective Date; and

(ii) other Capital Expenditures (whether relating to the HQ Property or otherwise) in an aggregate amount not to exceed $20,000,000 in any fiscal year of the Borrower (the “Fixed CapEx Amount”); provided that, if the amount of any Capital Expenditures made in any such fiscal year pursuant to the Fixed Capital Amount is less than $20,000,000, the amount permitted to be made during the next fiscal year shall be increased by an amount equal to 50% of such unused amount of such year’s Fixed CapEx Amount (any such carry-over amount, the “Additional CapEx Amount”); provided further, that Capital Expenditures in any fiscal year shall be deemed to use first, the Fixed CapEx Amount for such fiscal year, and second, the Additional CapEx Amount.

SECTION 7.2 Limitation on Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness of the Borrower to any Restricted Subsidiary and of any Subsidiary Guarantor to the Borrower or any other Restricted Subsidiary;

(c) Indebtedness secured by Liens permitted by Section 7.3(g); provided that the Borrower shall be in compliance, on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness, with the ~~financial covenants contained in Section 7.1~~Financial Covenants recomputed as at the last day of the most recently ended fiscal quarter of the Borrower and its Restricted Subsidiaries for which financial statements are available as if such Indebtedness had been incurred on the first day of each relevant period for testing such compliance;

(d) Capital Lease Obligations or purchase money indebtedness in an aggregate principal amount not to exceed the greater of (x) $10,000,000 and (y) 15% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at any one time outstanding;

(e) Indebtedness outstanding on the Closing Date and listed on Schedule 7.2(e) and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof);

(f) guarantees made in the ordinary course of business by the Borrower or any of its Restricted Subsidiaries of obligations of the Borrower or any ~~Subsidiary Guarantor~~of its Restricted Subsidiaries;

(g) Indebtedness with respect to letters of credit (other than Letters of Credit), in each case, obtained in the ordinary course of business in an aggregate principal amount for all such letters of credit not to exceed $~~2,000,000~~5,000,000 at any time outstanding;

(h) Indebtedness in respect of Permitted First Priority Refinancing Debt, Permitted Junior Lien Refinancing Debt, Permitted Unsecured Refinancing Debt and Permitted Other Indebtedness or other permitted refinancings thereof to the extent that the Net Cash Proceeds therefrom are applied to the prepayment of the ~~Trance A~~ Loans (if required by the terms of this Agreement at the time incurred) in accordance with Section 2.12(a).

(i) ~~Indebtedness in respect of Comerica Letters of Credit~~guarantees made by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business in respect of any obligations of any Foreign Subsidiary or CFC Holding Company under any commercial customer contracts or leases; provided that the aggregate principal amount of Indebtedness subject to all such guarantees shall not exceed $20,000,000 at any time outstanding;

(j) Indebtedness of any Restricted Subsidiary that is not a Loan Party to any other Restricted Subsidiary that is not a Loan Party;

(k) Indebtedness of any Foreign Subsidiary or CFC Holding Company to the Borrower or any other Restricted Subsidiary (so long as no Default or Event of Default shall have occurred and be continuing at the time of the incurrence of such Indebtedness); provided that (x) the requirements of Section 6.9 are satisfied and (y) the aggregate principal amount of such Indebtedness at any time outstanding shall not exceed the greater of (x) $~~2,500,000~~15,000,000 and (y)  ~~2.5~~25% of Consolidated EBITDA; and provided, further, that any Indebtedness permitted by this Section 7.2(k) shall be evidenced by a note or similar instrument and pledged in accordance with Section 6.9 and the Guarantee and Collateral Agreement;

(l) (i) Permitted Unsecured Indebtedness; provided that (~~x~~i) at the time of, and after giving effect to, the incurrence of such Indebtedness, no Default or Event of Default shall have occurred and be continuing and (~~y~~ii) the Borrower shall be in compliance, on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness, with the financial covenant contained in Section 7.1(a), in each case recomputed as at the last day of the most recently ended fiscal quarter of the Borrower and its Restricted Subsidiaries for which financial statements are available as if such Indebtedness had been incurred on the first day of such period and (ii) any guarantee by any Restricted Subsidiary in respect of any Permitted Unsecured Indebtedness; provided, further, that (x) no Subsidiary that is not a Loan Party shall guarantee any Permitted Unsecured Indebtedness and (y) any such guarantee in respect of Permitted Unsecured Indebtedness shall be unsecured;

(m) Indebtedness arising from any agreement providing for indemnification, adjustment of purchase price or similar obligations (including contingent earn-out obligations and working capital adjustments), or payment obligations in respect of any non-compete, consulting or similar arrangements, in each case incurred in connection with any Disposition permitted hereunder, any acquisition or other Investment permitted hereunder or consummated on or prior to the Closing Date (including the Acquisition);

(n) (i) Permitted Subordinated Indebtedness; provided that the Borrower shall be in compliance, on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness, with the financial covenant contained in Section 7.1(a), recomputed on a Pro Forma Basis as at the last day of the most recently ended fiscal quarter of the Borrower and its Restricted Subsidiaries for which financial statements are available as if such Indebtedness had been incurred on the first day of such period and (ii) any guarantee by any Restricted Subsidiary in respect of any Permitted Subordinated Indebtedness; provided, further, that (x) no Subsidiary that is not a Loan Party shall guarantee any Permitted Subordinated Indebtedness and (y) any such guarantee shall be subordinated to the prior payment in full of the Obligations on the same basis as the related Permitted Subordinated Indebtedness;

(o) ~~(i) unsecured~~ Indebtedness not otherwise permitted by this Section 7.2 in an aggregate principal amount not to exceed the greater of (x) $~~10,000,000~~20,000,000 and (y) ~~10% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) and (ii) Indebtedness not otherwise permitted by this Section 7.2 in an aggregate principal amount not to exceed the greater of (x) $3,000,000 and (y) 5~~15% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis); and

(p) (i) obligations under or in respect of interest rate Hedging Agreements up to an aggregate notional principal amount not to exceed at any time an amount equal to the Commitments of all the Lenders in the aggregate at such time, (ii) obligations owing under other Hedging Agreements entered into in order to manage existing or anticipated exchange rate or commodity price risks and not for speculative purposes and (iii) obligations owing with respect to cash management services, netting services, overdraft protections, automated clearinghouse arrangements and similar transactions and otherwise in connection with deposit accounts; and

(q) Indebtedness of the Borrower and the Restricted Subsidiaries assumed or incurred in connection with Permitted Acquisitions ~~so long as~~provided that subject to the Borrower’s right to make an LCT Election with respect to any Limited Condition Transaction, in which case Section 1.3(b) shall apply, (i) ~~if~~ the ~~aggregate principal amount of Indebtedness assumed or incurred under this clause exceeds $5,000,000,~~Borrower shall be in compliance, on a Pro Forma Basis after giving effect to the ~~assumption or~~ incurrence of such Indebtedness ~~and such Permitted Acquisition on a Pro Forma Basis as of the last day of the most recent Test Period have been delivered, the Borrower shall be in compliance, on a Pro Forma Basis with the financial covenant contained in Section 7.1(a), in each case~~, with the Financial Covenants recomputed as at the last day of the most recently ended fiscal quarter of the Borrower and its Restricted Subsidiaries for which financial statements are available as if such Indebtedness had been incurred on the first day of ~~such~~each relevant period for testing such compliance, and (ii) before and after giving effect thereto , no Event of Default shall have occurred and be continuing, and ~~(iii)~~provided, further, that any ~~such~~secured Indebtedness ~~shall be unsecured or secured only by a mortgage, purchase money security interest, Capital Lease Obligation or similar arrangement on the Property acquired~~of the Borrower and its restricted Subsidiaries assumed in connection with ~~such~~ Permitted ~~Acquisition (and any ascensions thereto or improvements thereon), and no Lien shall extend to cover any other Property of the Borrower or any Subsidiary Guarantor~~Acquisitions shall otherwise be permitted under Section 7.3.

SECTION 7.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, except for:

(a) Liens for Taxes (including those arising under ERISA), assessments or charges not yet due, that are not overdue for a period of more than sixty (60) days or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings and Liens securing judgments to the extent not constituting an Event of Default pursuant to Section 8(h);

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries;

(f) Liens in existence on the Closing Date listed on Schedule 7.3(f) (and any replacements or extensions thereof), securing Indebtedness permitted by Section 7.2(e); provided that no such Lien is spread to cover any additional Property after the Closing Date (other than improvements thereon) and that the amount of Indebtedness secured thereby is not increased (other than in connection with a refinancing thereof, in which case, any such increase shall only finance any costs, fees (including prepayment premiums or penalties) and expenses incurred in connection therewith);

(g) Liens upon real and/or tangible personal Property acquired after the Closing Date (by purchase, construction or otherwise) by the Borrower or any of its Restricted Subsidiaries, each of which Liens either (i) existed on such Property before the time of its acquisition and was not created in anticipation thereof or (ii) was created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of such Property and permitted by Section 7.2; provided that (A) no such Lien shall extend to or cover any Property of the Borrower or such Subsidiary other than the Property so acquired or financed (and improvements thereon), and (B) the principal amount of Indebtedness secured by any such Lien shall at no time exceed 80% of the fair market value (as determined in good faith by a Responsible Officer) of such Property at the time it was acquired (by purchase, construction or otherwise);

(h) Liens created pursuant to the Security Documents;

(i) any interest or title of a lessor under any lease entered into by the Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased;

(j) Liens arising from precautionary UCC financing statement filings regarding operating leases or consignment arrangements entered into by the Borrower or its Subsidiaries in the ordinary course of business;

(k) Liens in favor of banking institutions encumbering the deposits (including the right of setoff) held by such banking institutions in the ordinary course of business and which are within the general parameters customary in the banking industry;

(l) Liens on the property or assets of a corporation which becomes a Subsidiary after the Closing Date securing Indebtedness permitted by Section 7.2; provided that (i) such Liens existed at the time such corporation became a Subsidiary and were not created in anticipation thereof, (ii) any such Lien is not spread to cover any additional property or assets of such corporation after the time such corporation becomes a Subsidiary (other than improvements thereon), and (iii) the amount of Indebtedness secured thereby is not increased (other than in connection with a refinancing thereof, in which case, any such increase shall only finance any costs, fees (including prepayment premiums or penalties) and expenses incurred in connection therewith);

(m) Liens not otherwise permitted by this Section 7.3 so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Subsidiaries) the greater of (x) $~~3,000,000~~20,000,000 and (y)  ~~5~~15% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at any one time;

~~(n) Liens on cash collateral (or on deposit accounts containing cash collateral) pledged to secure the Comerica Letters of Credit; provided that such cash collateral does not exceed 103% of the face value of the Comerica Letters of Credit;~~

(n)  ~~(o)~~ licenses, sublicenses and other grants of rights with respect to Intellectual Property not interfering in any material respect with the business of the Borrower or its Subsidiaries; and

(o)  ~~(p)~~ Liens in the nature of escrow arrangements for deferred payments to be made in connection with a Permitted Acquisition to the extent such payments constitute amounts permitted under Section 7.8(k) and the rights of any beneficiary thereunder.

SECTION 7.4 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business except:

(a) (i) any Restricted Subsidiary may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation), any Subsidiary Guarantor (provided that the Subsidiary Guarantor shall be the continuing or surviving corporation) or an entity that will become a Subsidiary Guarantor following a Permitted Acquisition and (ii) any Restricted Subsidiary (other than a Subsidiary Guarantor) may be merged or consolidated with or into a Subsidiary Guarantor (provided that the Subsidiary Guarantor shall be the continuing or surviving corporation);

(b) (i) any Restricted Subsidiary may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any Subsidiary Guarantor in which the Borrower has an equal or higher direct or indirect ownership percentage and (ii) any Restricted Subsidiary that is not a Loan Party may Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any other Restricted Subsidiary that is not a Loan Party in which the Borrower has an equal or higher direct or indirect ownership percentage or any Subsidiary Guarantor; and

(c) any Foreign Subsidiary may be merged or consolidated with or into any other Foreign Subsidiary (provided that (1) if any such Foreign Subsidiary is a Wholly-Owned Foreign Subsidiary, a Wholly-Owned Foreign Subsidiary shall be the continuing or surviving corporation, and (2) any such Foreign Subsidiary is not an Excluded Subsidiary, the continuing or surviving corporation shall not be an Excluded Subsidiary)~~; and~~

~~(d) to the extent permitted by Section 7.5~~.

SECTION 7.5 Limitation on Sale of Assets. Dispose of any of its Property or business (including receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete or worn out property no longer useful in the business of the Borrower and its Restricted Subsidiaries (including the abandonment or allowing to lapse of Intellectual Property that is not material to the business of the Borrower and its Subsidiaries);

(b) the sale or other Disposition of inventory in the ordinary course of business;

(c) Dispositions permitted by Section 7.4(b);

(d) the sale or issuance of the Capital Stock of (i) any Restricted Subsidiary to the Borrower or any Subsidiary Guarantor, (ii) any Restricted Subsidiary (other than a Subsidiary Guarantor) to any Subsidiary Guarantor and (iii) any Restricted Subsidiary that is not a Loan Party to any other Restricted Subsidiary;

(e) the sale or transfer of any Capital Stock of any Restricted Subsidiary that is not a Loan Party acquired pursuant to a Permitted Acquisition to any other Restricted Subsidiary;

(f) Dispositions of other property; provided that (i) not less than 75% of the consideration payable to the Borrower and the Restricted Subsidiaries in connection with such Disposition is in the form of Cash or Cash Equivalents; provided, further, that the amount of any Indebtedness or other Indebtedness of a Restricted Subsidiary that is not a Loan Party (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Borrower or any Restricted Subsidiary of the Borrower that is assumed by the transferee of any such assets shall be deemed to be Cash, (as of the last day of the most recent Test Period for which financial statements have been made available (or were required to be made available) pursuant to Section  ~~6.11~~6.1(a) or (b)) at such time, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be Cash, (ii) the consideration payable to the Borrower and the Restricted Subsidiaries in connection with any such Disposition is equal to the fair market value of such property (as determined by the Borrower in good faith),and (iii) such Disposition does not constitute all or substantially all of the assets of the Borrower and the Restricted Subsidiaries, taken as a whole;

(g) monetary payments made in the ordinary course of business and other dispositions of cash and Cash Equivalents;

(h) the sale or discount without recourse of accounts receivable arising in the ordinary course of business of the Borrower or its Subsidiaries in connection with the compromise or collection thereof;

(i) the sale or issuance of a minimal number of any Foreign Subsidiary’s Capital Stock to a foreign national to the extent required by local law in a jurisdiction outside the United States;

(j) [Reserved];

(k) [Reserved];

(l) the sale, transfer, encumbrance or other disposition of securities or related ancillary rights and assets pursuant to sales, marketing and distribution arrangements;

(m) Dispositions of Property from the Borrower or a Subsidiary Guarantor to the Borrower or another Subsidiary Guarantor;

(n) Dispositions of Property from any Restricted Subsidiary that is not a Loan Party to any other Restricted Subsidiary that is not a Loan Party; a

(o) Dispositions not constituting Asset Sales; and

(p) to the extent constituting a Disposition, the incurrence or existence of Liens on the Property of any Loan Party or Restricted Subsidiary thereof not otherwise prohibited by this Agreement.

Any Collateral which is sold, transferred or otherwise conveyed pursuant to this Section 7.5 to a Person other than the Borrower and its Restricted Subsidiaries shall, upon the consummation of such sale in accordance with the terms of this Agreement and the other Loan Documents, be released from the Liens granted pursuant to the Security Documents and each Lender hereby authorizes and instructs the Administrative Agent to take such action as the Borrower reasonably may request to evidence such release.

SECTION 7.6 Limitation on Restricted Payments. Declare or pay any dividend (other than dividends payable solely in Capital Stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Borrower or any Restricted Subsidiary or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Restricted Subsidiary (collectively, “Restricted Payments”), except:

(a) that any Restricted Subsidiary may make Restricted Payments to the Borrower or any Subsidiary Guarantor;

(b) (i) repurchases of Capital Stock made in order to fulfill the obligations of the Borrower or any Restricted Subsidiary under an employee or director stock purchase plan or similar plan covering employees of the Borrower or any Restricted Subsidiary as from time to time in effect and (ii) cash payments made in lieu of issuing fractional shares of Borrower’s Capital Stock, in an aggregate amount for purposes of clauses (i) and (ii) not to exceed $2,000,000 per year; provided that unused amounts may be carried forward into subsequent fiscal years;

(c) Payment of withholding Taxes and similar liabilities in connection with the vesting of restricted stock units and similar programs;

(d) payments with respect to Indebtedness of the typed described in Section 7.2(m) and other earn-outs and similar payments not constituting Indebtedness; and

(e) the Borrower may make Restricted Payments in an unlimited amount so long as (i) the ~~Consolidated Fixed Charge Coverage Ratio~~Borrower shall be ~~greater than or equal to 1.25 to 1.00, (ii) the Consolidated Total Leverage Ratio of the Borrower and its Restricted Subsidiaries, computed~~in compliance, on a Pro Forma Basis (giving effect to such Restricted Payment and any Indebtedness incurred in connection therewith) with the Financial Covenants as at the last day of the most recently ended fiscal quarter of the Borrower and its Restricted Subsidiaries for which financial statements are available, ~~is no greater than the lesser of (x) 3.25:1.00 and (y) the Consolidated Total Leverage Ratio that is 0.50 to 1.00 lower than the Consolidated Total Leverage Ratio in effect for such fiscal quarter under Section 7.1(a) and (iii~~and (ii) no Event of Default has occurred and is continuing or would result therefrom; provided that, if the Borrower ~~may make~~makes an LCT Election with respect to any Restricted ~~Payments in an unlimited amount~~Payment made pursuant to this Section 7.6(e), compliance with this Section shall be determined in accordance with Section 1.3(b).

SECTION 7.7 [Reserved].

SECTION 7.8 Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting all or a material part of a business unit of, or make any other investment in, any Person (collectively, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) Investments in cash and Cash Equivalents;

(c) Guarantee Obligations permitted by Section 7.2;

(d) loans and advances to employees or directors of the Borrower or its Subsidiaries in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for the Borrower and its Restricted Subsidiaries not to exceed $2,000,000 at any one time outstanding; provided, however that this provision shall not limit key man insurance;

(e) Investments in Similar Businesses and joint ventures in an aggregate amount not to exceed, the greater of (x) $20,000,000 and (y) 30% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) outstanding at any time (with such outstanding amount being deemed reduced by any returns on such investments received by the Borrower and its Subsidiaries) and determined at the time such Investment is made; ~~and~~

(f) ~~Investments made by the Borrower or any of its Restricted Subsidiaries with the proceeds of any Reinvestment Deferred Amount~~[Reserved];

(g) Investments (x) by the Borrower or any of its Restricted Subsidiaries in the Borrower or any Subsidiary Guarantor in the ordinary course of business and (y) between and among Subsidiaries of the Borrower that are not Loan Parties;

(h) Investments (including debt obligations and Capital Stock) by the Borrower or its Subsidiaries received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(i) so long as no Default or Event of Default shall have occurred and be continuing, the Borrower or any Restricted Subsidiary may make advances, loans or extensions of credit to any Foreign Subsidiary or CFC Holding Company; provided that the Indebtedness of such Foreign Subsidiary or CFC Holding Company is permitted under Section 7.2(k);

(j) ~~Investments not otherwise permitted by this Section 7.8 in an aggregate principal amount not to exceed the greater of (x) $2,500,000 and (y) 5% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis); provided that any Investment made under this clause (j) shall reduce the amount available to make Investments in Similar Business permitted under clause (e)~~[Reserved];

(k) any Investment or series of Investments by the Borrower or any Restricted Subsidiary in a Person that is engaged in a Similar Business (or in the assets or property of a Person or a line of business, in each case, with respect to a Similar Business), if as a result of such Investment (a “Permitted Acquisition”), (x) (1) such Person becomes a ~~Restricted Subsidiary~~Guarantor (~~and, if~~or such ~~entity does not constitute an Excluded Subsidiary,~~assets or line of business become owned by a Guarantor) or (2) ~~if such Person does not become a Guarantor~~otherwise, the aggregate outstanding amount of Investments made under this clause (k) ~~in respect of such Persons who do not become Guarantors~~by Loan Parties and their Restricted Subsidiaries that are not Foreign Subsidiaries does not exceed $~~20,000,000~~50,000,000 (which outstanding amount shall be reduced if such Person later becomes a Guarantor or any such assets or line of business are transferred to a Guarantor), and~~,~~ (y) in each case, any Investment held by such Person (not acquired by such person in contemplation of such Permitted Acquisition); provided that, subject to the Borrower’s right to make an ~~LCA~~LCT Election with respect to any Limited Condition ~~Acquisition~~Transaction, in which case, Section 1.3(b) shall apply, (i) no Event of Default under clauses (a) or (f) of Article VIII shall have occurred and be continuing, (ii) ~~(A) the Consolidated Fixed Charge Coverage Ratio shall be greater than or equal to 1.25 to 1.00 and (B) the Consolidated Total Leverage Ratio of the Borrower and its Restricted Subsidiaries, computed on a Pro Forma Basis (giving effect to such Permitted Acquisition and any Indebtedness incurred in connection therewith)~~the Borrower shall be in compliance, on a Pro Forma Basis, after giving effect to such Investment, with the Financial Covenants recomputed as at the last day of the most recently ended fiscal quarter of the Borrower and its Restricted Subsidiaries for which financial statements are available~~, is no greater than~~ as if such Indebtedness had been incurred on the ~~lesser~~first day of ~~(x) 3.50:1.00 and (y) the Consolidated Total Leverage Ratio that is 0.25 to 1.00 lower than the Consolidated Total Leverage Ratio in effect~~each relevant period for testing such ~~fiscal quarter under Section 7.1(a)~~compliance, and (iii) such Investment was not effected pursuant to a hostile offer; provided, further, that Investments by Foreign Subsidiaries which are non-Loan Parties may use their own cash and Cash Equivalents to make Investments in connection with Permitted Acquisitions in an unlimited amount;

(l) [Reserved]; and

(m) Investments in Unrestricted Subsidiaries in an aggregate amount not to exceed, the greater of (x) $20,000,000 and (y) 30% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) outstanding at any time (with such outstanding amount being deemed reduced by any returns on such investments received by the Borrower and its Subsidiaries and determined at the time such Investment is made).

SECTION 7.9 Limitation on Optional Payments ~~and Modifications of Organizational Documents~~. ~~(a)~~ Make or offer to make any payment, prepayment, repurchase or redemption of or otherwise defease or segregate funds (any such action, a “Prepayment”) with respect to Permitted Subordinated Indebtedness or Permitted Unsecured Indebtedness, unless (i) both immediately prior to and immediately after giving effect to any such Prepayment, no Default or Event of Default shall have occurred and be continuing and (ii) the Borrower and the Subsidiaries are in compliance, on a Pro Forma Basis after giving effect to such Prepayment, with the ~~financial covenants~~Financial Covenants contained in Section 7.1, recomputed as at the last day of the most recently ended Test Period~~; or~~

~~(b) amend its Organizational Documents in any manner materially adverse to the Lenders without the prior written consent of the Required Lenders~~.

SECTION 7.10 Limitation on Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than transactions between or among the Borrower and the Subsidiary Guarantors) unless such transaction is (a) not otherwise prohibited under this Agreement and (b) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate, except that this Section 7.10 shall not prohibit (i) overhead and other ordinary course allocations of costs and services on a reasonable basis, (ii) allocations of tax liabilities and other tax-related items among the Borrower and its Affiliates based principally upon the financial income, taxable income, credits and other amounts directly related to the respective parties, (iii) any incurrence of Indebtedness not prohibited by Section 7.2, (iv) any Restricted Payment not prohibited by Section 7.6, (v) any Investment ~~permitted~~not prohibited by Section 7.8 ~~specifically contemplated by Section 7.8 to be made among Affiliates~~ or (vi) transactions between or among the Borrower and its Restricted Subsidiaries in the ordinary course of business which are pursuant to customary transfer pricing arrangements or for the achievement of operating efficiencies ~~(but not involving (x) an Investment not specifically contemplated by Section 7.8 to be made among Affiliates or (y) an Asset Sale not otherwise permitted under this Agreement)~~.

SECTION 7.11 [Reserved].

SECTION 7.12 Limitation on Changes in Fiscal Periods. Change the Borrower’s or any Restricted Subsidiary’s method of determining fiscal quarters or fiscal years; provided that any Restricted Subsidiary may change its method of determining fiscal quarters or fiscal years to match the method used by the Borrower.

SECTION 7.13 Limitation on Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement which prohibits or limits the ability of the Borrower or any of its Restricted Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any Subsidiary Guarantor, its obligations under the Guarantee and Collateral Agreement, other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens, Capital Lease Obligations otherwise permitted hereby or Liens permitted by Sections 7.3(f) or (l) (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) and (c) Permitted Restrictions.

SECTION 7.14 Limitation on Restrictions on Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary, (b) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary or (c) transfer any of its assets to the Borrower or any other Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents and (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement which has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary and (iii) Permitted Restrictions.

SECTION 7.15 Limitation on Lines of Business. Enter into any business, either directly or through any Restricted Subsidiary, except for Similar Businesses.

SECTION 7.16 Limitation on Use of Proceeds. Request any Loan or Letter of Credit, and the Borrower shall not use, shall procure that its Subsidiaries shall not use, and shall procure that its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in each case, in violation of applicable Sanctions or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

ARTICLE VIII.

EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation or any other amount payable hereunder or under any other Loan Document within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) any Loan Party shall default in the observance or performance of any agreement contained in clause (i) of Section 6.4(a) (with respect to the Borrower only), Section 6.7(a) or Article VII; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Article VIII), and such default shall continue unremedied for a period of 30 days; or

(e) the Borrower or any of its Restricted Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loan Document Obligations) beyond the period of grace and following all required notices, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other ~~agreement or condition relating to any such Indebtedness or contained~~covenant in any instrument or agreement evidencing, securing or relating thereto ~~or any other event shall occur or condition exist~~ (after giving effect to all applicable grace period and delivery of all required notices) (other than, with respect to Indebtedness consisting of any Hedging Agreements, termination events or equivalent events pursuant to the terms of such Hedging Agreements (it being understood that clause (i) shall apply to any failure to make any payment ~~in excess of $7,500,000 in the aggregate~~ that is required as a result of any such termination or similar event and that is not otherwise being contested in good faith)), the effect of which default ~~or other event or condition~~ is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided that a default ~~event or condition~~ described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults~~, events or conditions~~ of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $~~7,500,000~~15,000,000 ; provided that this clause (e) shall not apply to (x) (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of, or a casualty event with respect to, the property or assets securing such Indebtedness, if, in the case of a sale or transfer, such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness or (ii) Indebtedness under customary high-yield bridge facilities that becomes due as the result of the issuance or obtaining of replacement financing, including equity issuances, proceeds of asset dispositions or the commitments with respect to which are cancelled, (y) Indebtedness which is convertible into common stock of the Borrower and converts to such common stock in accordance with its terms and such conversion is not prohibited hereunder, or (z) any breach or default that is (I) remedied by the Borrower or the applicable Restricted Subsidiary or (II) waived (including in the form of amendment) by the required holders of the applicable item of Indebtedness, in either case, prior to the acceleration of Loans pursuant to this Article VIII; or

(f) (i) the Borrower or any of its Restricted Subsidiaries shall commence or consent to any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower or any of its Restricted Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any of its Restricted Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower or any of its Restricted Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower or any of its Restricted Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any Single Employer Plan shall fail to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Single Employer Plan, whether or not waived, or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency of, a Multiemployer Plan, or (vi) any other event or condition which shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, would, in the reasonable judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against the Borrower or any of its Restricted Subsidiaries involving in the aggregate a liability (not covered by insurance as to which the relevant insurance company has ~~acknowledged~~not denied coverage) of $~~7,500,000~~15,000,000 or more, and all such judgments or decrees shall not have been paid, vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i) any of the Security Documents shall cease, for any reason, to be in full force and effect (other than pursuant to the terms hereof or thereof, solely as a result of acts or omissions of the Administrative Agent in respect of certificates, promissory notes or instruments actually delivered to it (including as a result of the Administrative Agent’s failure to file a Uniform Commercial Code continuation statement)), or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents in respect of material assets shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect (other than pursuant to the terms hereof and thereof) or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k) ~~(i)~~ any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), (x) shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 35% of the outstanding common stock of the Borrower (provided that no Event of Default shall occur under this clause (k) as a result of a merger agreement or stock purchase agreement prior to the consummation of such merger or stock purchase) or (y) shall obtain the power (whether or not exercised) to elect a majority of the Borrower’s directors, in each case other than any Permitted Holder or any “group” controlled by one or more Permitted Holders ~~or (ii) any “change of control” occurs with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $7,500,000~~; or

(l) ~~Any~~any Permitted Subordinated Indebtedness or any guarantee thereof shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of the Subsidiary Guarantors under the Guarantee and Collateral Agreement, as the case may be, as provided in the documents evidencing such Permitted Subordinated Indebtedness, or any Loan Party shall so assert;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Majority Facility Lenders, the Administrative Agent may, or upon the request of the Majority Facility Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Credit Commitments to be terminated forthwith, whereupon the Revolving Credit Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Article VIII, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

ARTICLE IX.

THE ADMINISTRATIVE AGENT

SECTION 9.1 Appointment. Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Administrative Agent.

SECTION 9.2 Delegation of Duties; Posting of Communications. (a) The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

(b) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Lender by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic system chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(c) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the First Amendment Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, the Issuing Lender and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, the Issuing Lender and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(d) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY CO-DOCUMENTATION AGENT, ANY SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM, EXCEPT TO THE EXTENT DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL, NON-APPEALABLE ORDER TO HAVE RESULTED FROM SUCH PERSON’S OR ANY OF ITS RELATED PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Lender by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(e) Each Lender and the Issuing Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Lender’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(f) Each of the Lenders, the Issuing Lender and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(g) Nothing herein shall prejudice the right of the Administrative Agent, any Lender or the Issuing Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 9.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

SECTION 9.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, facsimile, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Loan Parties), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

SECTION 9.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

SECTION 9.6 Non-Reliance on Administrative Agent and Other Lenders; Erroneous Payments. (a) Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender and each Issuing Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Lender, in each case in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender and each Issuing Lender agrees not to assert a claim in contravention of the foregoing). Each Lender further represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender ~~also~~further represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

(b) (i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.06(c) shall be conclusive, absent manifest error.

(ii) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii) The Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party.

(iv) Each party’s obligations under this Section 9.6(b) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

SECTION 9.7 Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section 9.7 (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements which are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this Section 9.7 shall survive the payment of the Loans and all other amounts payable hereunder.

SECTION 9.8 Administrative Agent in Its Individual Capacity. The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though the Administrative Agent was not an Administrative Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

SECTION 9.9 Successor Administrative Agents. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

SECTION 9.10 Authorization to Release Liens. The Administrative Agent is hereby irrevocably authorized by each of the Lenders to release any Lien covering any Property of the Borrower or any of its Restricted Subsidiaries that is the subject of a Disposition which is permitted by this Agreement, which has been consented to in accordance with Section 10.1 or in accordance with Section 10.17. In furtherance of the foregoing and not in limitation thereof, no Hedging Agreement or Cash Management Agreement the obligations under which constitute Secured Hedging Obligations or Secured Cash Management Obligations, respectively, will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under this Agreement or any other Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such Hedging Agreement or Cash Management Agreement shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this Section.

SECTION 9.11 No Other Duties. Notwithstanding anything herein to the contrary, none of the Arrangers, the Lead Arranger, or the syndication agent shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as a Lender hereunder.

ARTICLE X.

MISCELLANEOUS

SECTION 10.1 Amendments and Waivers. Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or (with the written consent of the Required Lenders) the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders, or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided that no such waiver and no such amendment, supplement or modification shall (i) forgive all or any portion of the principal amount or any accrued but unpaid interest, or extend the final scheduled date of maturity of any Loan, ~~extend the scheduled date of any amortization payment in respect of any Term Loan,~~ reduce the stated rate of any interest, fee or letter of credit commission payable hereunder or extend the scheduled date of any payment thereof, permit the duration of any Interest Period to be beyond six months, or increase the amount or extend the expiration date of any Revolving Credit Lender’s Commitment in each case without the written consent of each Lender directly affected thereby (it being understood that the waiver of interest accruing at the Default Rate shall not be subject to this clause (i); (ii) eliminate or reduce the voting rights of any Lender under this Section 10.1, reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantor from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; (iii) reduce the percentage specified in the definition of Majority Facility Lenders without the written consent of all Lenders under each affected Facility; (iv) amend, modify or waive any provision of Section 2.18 without the written consent of the each Lender in respect of each Facility directly affected thereby; (v) ~~reduce the amount of Net Cash Proceeds required to be applied to prepay Term Loans under this Agreement without the written consent of the Majority Facility Lenders with respect to each affected Term Loan Facility~~[reserved]; (vi) amend, modify or waive any provision of Article IX without the written consent of the Administrative Agent; or (vii) amend, modify or waive any provision of Article III without the written consent of the Issuing Lenders. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding the foregoing, this Agreement may be amended with the written consent of the Borrower, the Administrative Agent and the Revolving Credit Lenders providing Extended Revolving Credit Commitments (as defined below) under the Extended Revolving Credit Facility (as defined below) to permit the extension of the Revolving Credit Facility beyond the original Revolving Credit Termination Date (as extended, the “Extended Revolving Credit Facility”) and the Loans thereunder (“Extended Revolving Credit Loans” and the commitments thereunder, “Extended Revolving Credit Commitments”); provided that (a) no Default or Event of Default has occurred and is continuing or would result from any such extension of the Revolving Credit Termination Date, (b) the aggregate Extended Revolving Credit Commitment shall not exceed the Total Revolving Credit Commitments in effect immediately prior to any such extension without the consent of the Required Lenders, (c) no Revolving Credit Lender shall have any obligation to participate in any extension described in this paragraph unless it agrees to do so in its sole discretion, (d) the Revolving Credit Commitments of any nonparticipating Revolving Credit Lender shall terminate and the Revolving Credit Loans of such Lender shall be due and payable on the original Revolving Credit Termination Date or such other date specified by Article VIII and (e) all other terms applicable to such Extended Revolving Credit Loans (other than terms relating to pricing) shall be substantially identical to those applicable to the Revolving Credit Loans.

Furthermore, notwithstanding the foregoing, the Administrative Agent, with the consent of the Borrower, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct, amend or cure any ambiguity, inconsistency or defect or correct any typographical error or other manifest error in any Loan Document.

Notwithstanding anything in this Agreement (including, without limitation, this Section 10.1) or any other Loan Document to the contrary, (i) this Agreement and the other Loan Documents may be amended to effect an incremental facility or refinancing facility pursuant to Section 2.28 or Section 2.26, as applicable (and the Administrative Agent and the Borrower may effect such amendments to this Agreement and the other Loan Documents without the consent of any other party as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the terms of any such incremental facility or refinancing facility); (ii) no Lender consent is required to effect any amendment or supplement to any intercreditor agreement or arrangement permitted under this Agreement that is for the purpose of adding the holders of any Indebtedness as expressly contemplated by the terms of such other intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent in consultation with the Borrower, are required to effectuate the foregoing; provided that such other changes are not adverse, in any material respect, to the interests of the Lenders taken as a whole); provided, further, that no such agreement shall amend, modify or otherwise directly and adversely affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent; (iii) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to (x) cure any ambiguity, omission, mistake, defect or inconsistency (as determined by the Administrative Agent and the Borrower) or (y) effect administrative changes of a technical or immaterial nature (including to effect changes to the terms and conditions applicable solely to the Issuing Lender in respect of issuances of Letters of Credit) and such amendment shall be deemed approved by the Lenders if the Lenders shall have received at least five Business Days’ prior written notice of such change and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; and (iv) guarantees, collateral documents and related documents executed by Loan Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with any other Loan Document, entered into, amended, supplemented or waived, without the consent of any other Person, by the applicable Loan Party or Loan Parties and the Administrative Agent in its or their respective sole discretion, to (A) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, (B) as required by local law or advice of counsel to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable requirements of law, or (C) to cure ambiguities, omissions, mistakes or defects (as reasonably determined by the Administrative Agent and the Borrower) or to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

Notwithstanding anything in this Agreement or any Security Document to the contrary, the Administrative Agent may, in its sole discretion, grant extensions of time for the satisfaction of any of the requirements under Sections 6.9, 6.10 and 6.11 or any Security Documents in respect of any particular Collateral or any particular Subsidiary if it determines that the satisfaction thereof with respect to such Collateral or such Subsidiary cannot be accomplished without undue expense or unreasonable effort or due to factors beyond the control of the Borrower and the Restricted Subsidiaries by the time or times at which it would otherwise be required to be satisfied under this Agreement or any Security Document.

SECTION 10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by ~~facsimile or~~ electronic mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of ~~facsimile or~~ electronic mail notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

The Borrower:	Forrester Research, Inc.
60 Acorn Park Drive
Cambridge, MA 02140
Attention: ~~Michael Doyle~~
~~Facsimile: 617-613-7139~~Christian Finn
Telephone: ~~617-613-6181~~617-613-6129
E-mail: ~~mdoyle@forrester.com~~cfinn@forrester.com

The Administrative	JPMorgan Chase Bank, N.A.
Agent:	Agent Bank Services Group
10 So. Dearborn, Floor L2S
Chicago, IL 60603-2300
Attention: Yuvette Owens
~~Facsimile: 844-490-5663~~
Telephone: 312-385-7021
Email: yuvette.owens@jpmorgan.com

with a copy to:	JPMorgan Chase Bank, N.A.
50 Rowes Wharf, 2nd Floor
Boston, MA 02110
Attention: Stacy Benham
Telephone: 617-428-2172
Email: stacy.c.benham@chase.com

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

SECTION 10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

SECTION 10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and any other extensions of credit hereunder.

SECTION 10.5 Payment of Expenses; Indemnity; Limitation of Liability. A. The Borrower agrees (a) to pay or reimburse the Administrative Agent, the Arrangers and the Lead Arranger for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable and documented fees and disbursements of counsel to the Administrative Agent, the Arrangers and the Lead Arranger and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower at least two Business Days prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the reasonable and documented fees and disbursements of counsel (including the allocated fees and expenses of in-house counsel) to each Lender and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender and the Administrative Agent harmless from, any and all recording and filing fees or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold each Lender, the Administrative Agent and their respective officers, directors, trustees, employees, affiliates, agents and controlling persons (each, an “indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (other than for loss of profits) with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower, any of its Subsidiaries or any of the Properties and the reasonable and documented fees and expenses of legal counsel in connection with claims, actions or proceedings by any indemnitee against any Loan Party under any Loan Document (all the foregoing in this clause (d), collectively, the “indemnified liabilities”); provided, that the Borrower shall have no obligation hereunder to any indemnitee with respect to indemnified liabilities to the extent such indemnified liabilities arise from (x) to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction, the gross negligence or willful misconduct of such indemnitee, (y) to the extent they are found by a final, nonappealable judgment of a court of competent jurisdiction, the breach of an indemnified person’s funding obligations or any other material breach by the relevant indemnitee of its obligations under the Loan Documents or (z) any dispute brought by an indemnitee against any other indemnitee that does not involve an act or omission by the Borrower or any of its Affiliates (other than any disputes against any indemnitee in its capacity as the Administrative Agent or Lead Arranger). Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to so waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any indemnitee. All amounts due under this Section 10.5 shall be payable not later than 10 days after written demand therefor. The agreements in this Article X shall survive repayment of the Loans and all other amounts payable hereunder.

B. To the extent permitted by applicable law (i) neither the Borrower nor any other Loan Party shall assert, and the Borrower and each Loan Party hereby waives, any claim against the Administrative Agent, any Arranger, any Issuing Lender and any Lender, and any Affiliate of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any Liabilities arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet), and (ii) no party hereto shall assert, and each such party hereby waives, any losses, claims (including intraparty claims), demands, damages or liabilities of any kind against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this Section 10.5B shall relieve the Borrower or any Loan Party of any obligation it may have to indemnify an indemnitee, as provided in Section 10.5, against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

SECTION 10.6 Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void); provided that a merger, consolidation, amalgamation or similar transaction not prohibited by this Agreement shall not constitute and assignment or transfer by the Borrower, and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any affiliate of the Issuing Lender that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section 10.6) and, to the extent expressly contemplated hereby, the affiliates of each of the Administrative Agent, the Issuing Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than (A) a natural person (or any holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), (B) a Defaulting Lender, a subsidiary of a Defaulting Lender or a Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a subsidiary of a Defaulting Lender, (C) a Disqualified Lender or (D) the Borrower or any of its Subsidiaries) (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) of:

(A)

the Borrower; provided that no consent of the Borrower shall be required for (1) an assignment of Incremental Term Loans to a Lender, an affiliate of a Lender, an Approved Fund, (2) an assignment of Revolving Credit Commitments (and associated Revolving Loans) to a Revolving Credit Lender or (3) if an Event of Default under ~~Section 7~~clauses (a) or ~~7~~(f) of Article VIII (with respect to the Borrower) has occurred and is continuing, any other Person; provided further that the Borrower shall be deemed to have consented to any assignment of Incremental Term Loans unless the Borrower shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;

(B)

the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of (x) any Revolving Credit Commitment to an Assignee that is a Revolving Credit Lender immediately prior to giving effect to such assignment or (y) all or any portion of ~~a~~an Incremental Term Loan to a Lender, an affiliate of a Lender or an Approved Fund; and

(C)

the Issuing Lender; provided that no consent of the Issuing Lender shall be required for an assignment of (x) any Revolving Credit Commitment to an Assignee that is a Revolving Credit Lender immediately prior to giving effect to such assignment or (y) all or any portion of ~~a~~an Incremental Term Loan.

(ii) Assignments shall be subject to the following additional conditions:

(A)

except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 with respect to the Revolving Credit Commitments and the Revolving Credit Loans or $1,000,000 with respect to the Incremental Term Loans (in each case, other than in the case of an assignment of all of a Lender’s interests under this Agreement), unless each of the Borrower and the Administrative Agent otherwise consent; provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B)

each partial assignment shall be made as an assignment of a proportionate part of each of the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of the assigning Lender’s rights and obligations in respect of the Revolving Credit Commitments or Incremental Term Loans;

(C)

the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption, or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500 (with only one such fee payable in connection with the simultaneous assignments to or by two or more Approved Funds that are administered or managed by the same entity or affiliated entities), unless the Administrative Agent agrees to waive such fee in its sole discretion; and

(D)

the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.19, 2.20, 2.21 and 10.5, except as provided in Section 2.24) with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim against any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 10.6.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Borrower, the Administrative Agent, the Issuing Lender and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice. This Section 10.06(b)(iv) shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Section 163(f), 871(h)(2) and 881(c)(2) of the Code and any related United States Treasury Regulations (or any other relevant or successor provisions of the Code or of such United States Treasury Regulations).

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 10.6 and any written consent to such assignment required by paragraph (b) of this Section 10.6, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 10.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section 10.6, the Borrower agrees that each Participant shall be entitled to the benefits of, and subject to the limitations of, Sections 2.19, 2.20 and 2.21 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections (including Section 2.20(d)) applying to each Participant as if it were a Lender, and it being understood that the documentation required under Section 2.20(d) shall be delivered to the participating Lender) and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.6, but to no greater extent than such Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7(b) as though it were a Lender, but to no greater extent than such Lender; provided that such Participant shall be subject to Section 10.7(a) as though it were a Lender. Each Lender that sells a participation, acting solely for this purpose as an agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender, each Loan Party and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(ii) A Participant (x) shall agree to be subject to the provisions of Section 2.23 and Section 2.24 as if it were an assignee under paragraph (b) of this Section 10.6 and (y) shall not be entitled to receive any greater payment under Sections 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. No Participant shall be entitled to the benefits of Section 2.20 unless such Participant complies with Section 2.20(d), (e), (f) and (h) as if it were a Lender. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.24 with respect to any Participant.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 10.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f) The list of Persons identified in writing by the Borrower to the Lead Arranger as “Disqualified Lenders” (i) shall be made available to the Lenders by posting on Intralinks/IntraAgency or another relevant Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) and (ii) shall be provided to any Lender upon request by such Lender to the Administrative Agent.

SECTION 10.7 Adjustments; Set-off. (a) Except as otherwise provided in this Agreement with respect to a particular Facility, if any Lender (a “Benefitted Lender”) shall at any time receive any payment of all or part of its Loans or the Reimbursement Obligations owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans or the Reimbursement Obligations owing to such other Lender, or interest thereon, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan and/or of the Reimbursement Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest; provided further, that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation”, no amounts received from, or set-off with respect to, any Subsidiary Guarantor shall be applied to any Excluded Swap Obligations of such Subsidiary Guarantor.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 10.8 Counterparts; Integration; Effectiveness; Electronic Execution. (a) This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by ~~facsimile~~electronic mail or other electronic transmission shall be as effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

(b) Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including any notice delivered pursuant to Section 10.2), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the reasonable request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each Loan Party hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrower and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 10.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

SECTION 10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; PROVIDED THAT (I) THE DETERMINATION OF THE ACCURACY OF ANY SPECIFIED ACQUISITION AGREEMENT REPRESENTATION AND WHETHER AS A RESULT OF THE INACCURACY THEREOF THE BORROWER (OR ITS AFFILIATE) HAS THE RIGHT TO TERMINATE ITS (OR ITS AFFILIATE’S) OBLIGATIONS UNDER THE ACQUISITION AGREEMENT, OR DECLINE TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THE ACQUISITION AGREEMENT, (II) THE INTERPRETATION OF THE DEFINITION OF “TARGET MATERIAL ADVERSE EFFECT” AND WHETHER A “TARGET MATERIAL ADVERSE EFFECT” HAS OCCURRED AND (III) THE DETERMINATION OF WHETHER THE ACQUISITION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE ACQUISITION AGREEMENT SHALL, IN EACH CASE, BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE LAWS OF THE STATE OF DELAWARE.

SECTION 10.12 Submission To Jurisdiction; Waivers. The Borrower, the Administrative Agent and each Lender hereby irrevocably and unconditionally:

(a) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof, and, to the extent necessary to enforce the Administrative Agent’s or the Lenders’ rights under the Security Documents, courts where Collateral may be located or deemed to be located;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 10.12 any special, exemplary, punitive or consequential damages; provided the waiver set forth in this clause (e) shall not affect or limit the Borrower’s obligations under Section 10.5.

SECTION 10.13 Acknowledgements. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) [reserved]; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

SECTION 10.14 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lenders, on the other hand, (B) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) no Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against each of the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 10.15 WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 10.16 PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

SECTION 10.17 Confidentiality. Each of the Administrative Agent, the Issuing Lender and each Lender agrees to keep confidential all Information (as defined below); provided that nothing herein shall prevent the Administrative Agent, the Issuing Lender or any Lender from disclosing any such Information (i) to the Administrative Agent, the Issuing Lender or any other Lender or any affiliate thereof in each case which is bound by this Section 10.16, (ii) to any Participant or Assignee (each, a “Transferee”) or any prospective Transferee or any direct or indirect counterparty to any Hedging Agreement (or any professional advisor to such counterparty), in each case, which agrees to comply with the provisions of this Section 10.16, (iii) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates who have been advised with respect to the confidentiality obligations hereof, (iv) upon the request or demand of any Governmental Authority having jurisdiction over the Administrative Agent, the Issuing Lender or such Lender, (v) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (vi) if required to do so under applicable law in connection with any litigation or similar proceeding or in litigation to enforce this Agreement, (vii) which has been publicly disclosed other than in breach of this Section 10.16, (viii) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, (ix) in connection with the exercise of any remedy hereunder or under any other Loan Document, (x) if agreed by the Borrower in its sole discretion, (xi) to data service providers, including league table providers, that serve the lending industry (but, in the case of this clause (xi), solely to the extent that (a) such Information is information about the terms of the financing contemplated hereby routinely provided by arrangers to data services providers and (b) such Information is provided to such data service providers no earlier than the fifth Business Day after the Closing Date) or (xii) any actual or prospective counterparty to any Hedging Agreement relating to the Borrower or any Subsidiary and its obligations hereunder or under any other Loan Document; provided that, if reasonably requested by the Borrower, the Administrative Agent, the Issuing Lender and the Lenders shall make commercially reasonable efforts to determine, and inform the Borrower of, the Persons who received such Information. “Information” means all information received from a Loan Party, other than any such information that is available to the Administrative Agent, the Issuing Lender or any Lender on a non-confidential basis prior to disclosure by such Loan Party; provided that in the case of Information received from a Loan Party after the date hereof, such Information is clearly identified at the time of delivery as confidential.

Each Lender acknowledges that information furnished to it pursuant to this Agreement may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non- public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law.

The Loan Parties consent to the publication by the Administrative Agent or any Lender of customary “tombstone” advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of the Loan Parties; provided that such name, product photographs, logo and trademark are used solely in a manner that is neither intended to nor reasonably likely to harm or disparage the Loan Parties or their Subsidiaries or their respective reputations, goodwill or marks.

SECTION 10.18 Releases. ~~(a) (a)~~ (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 10.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 10.1 or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as the Loans, the Reimbursement Obligations and the other Obligations shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and the Borrower or Subsidiary thereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Borrower and Subsidiaries. At the request and sole expense of the Borrower or Subsidiary following any such termination, the Administrative Agent shall deliver to the Borrower or Subsidiary any Collateral held by the Administrative Agent thereunder, and execute and deliver to the Borrower or Subsidiary such documents as the Borrower or Subsidiary shall reasonably request to evidence such termination.

SECTION 10.19 Acknowledgement and Consent to Bail-In of ~~EEA~~Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any ~~EEA~~Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of ~~an EEA~~the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by ~~an EEA~~the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an ~~EEA~~Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such ~~EEA~~Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of ~~any EEA~~the applicable Resolution Authority.

SECTION 10.20 ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Joint Lead Arrangers and their respective Affiliates, and not to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans in connection with the Loans or the Commitments;

(ii) the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Lead Arrangers and their respective Affiliates, and not to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent or the Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

SECTION 10.21 Acknowledgement Regarding Any Supported QFCs.

(a) To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(b) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[Remainder of this page intentionally left blank.]

Schedule 1.1A

Commitments

Revolving Credit Commitment

Lender	Revolving Credit Commitment	Revolving Credit Percentage
JPMorgan Chase Bank, N.A.	$60,000,000	40.00%
Bank of America, N.A.	$60,000,000	40.00%
Citizens Bank	$30,000,000	20.00%

Total	$150,000,000.00	100.00%

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

Dated as of [            ], 20[__] for the fiscal quarter ending [            ], 20[__]

This Compliance Certificate is delivered pursuant to Section 6.2(b) of the Credit Agreement, dated as of January 3, 2019 (as amended by that certain First Amendment to Credit Agreement, dated as of December 21, 2021, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Forrester Research, Inc. (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

1. I am the duly elected, qualified and acting [Responsible Officer] of the Borrower.

2. I have reviewed and am familiar with the contents of this Certificate.

3. I have reviewed the terms of the Credit Agreement and the Loan Documents and have made or caused to be made under my supervision a review in reasonable detail of the transactions and condition of the Borrower during the accounting period covered by the financial statements attached hereto as Annex 1 (the “Financial Statements”). Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of any Default or Event of Default[.][, except for the following:                                              ]

4. Attached hereto as Annex 2 is the Consolidated Total Leverage Ratio and Consolidated Interest Coverage Ratio and underlying calculations in connection therewith.

5. Attached hereto as Annex 3 is a calculation of (a)(i) all Capital Expenditures relating to the HQ Property (the “HQ Capital Expenditures”) made during the period commencing on the First Amendment Effective Date and ending on the date of this Compliance Certificate (the “HQ Capital Expenditures Period”) and (ii) the maximum amount of HQ Capital Expenditures still available to be made under Section 7.1(c)(i) of the Credit Agreement, and (b) all Capital Expenditures (excluding Capital Expenditures relating to the HQ Property available to be made under Section 7.1(c)(i) of the Credit Agreement) made since the end of the fiscal year most recently ended.

6. Attached hereto as Annex 4 is a list of any county or state within the United States not previously disclosed to the Administrative Agent where any Loan Party keeps inventory or equipment in an amount in excess of $500,000 other than (x) equipment or inventory in transit in the ordinary course of business or (y) equipment that is out for repair in the ordinary course of business.

7. Attached hereto as Annex 5 is a list of any Intellectual Property acquired by any Loan Party since [the date of the most recent list delivered pursuant to Section 6.2(b)(ii)(y) of the Credit Agreement] that constitutes Collateral.

8. Attached hereto as Annex 6 is a list describing any change in the jurisdiction of organization of any Loan Party.

[the remainder of this page is left blank intentionally; signature page follows]

IN WITNESS WHEREOF, I have executed this Certificate this as of the date first written above.

FORRESTER RESEARCH, INC.

By:
Name:
Title:

Annex 1

to Compliance Certificate

Financial Statements

[Please see attached.]

Annex 2

to Compliance Certificate

For the Test Period ended on [_________], 20[__] (the “Test Period”)

Consolidated Total Leverage Ratio

A. Ratio of A to B =

A = Consolidated Funded Debt on such day $

B = Consolidated EBITDA for the Test Period $

[see attached]

Consolidated Interest Coverage Ratio

B. Ratio of A to B =

A = Consolidated EBITDA for the Test Period $

B = Consolidated Interest Expense for the Test Period $

Consolidated Net Income

Net income (loss) of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP:			$

Consolidated Net Income = Net Income as adjusted for clauses (a) – (f) in definition of Consolidated Net Income by excluding:

	(a)	any gain or loss (together with any related provision for taxes thereon), but, in the case of any loss, only to the extent that such loss does not involve any current or future cash expenditure, realized in connection with (i) any asset sale (other than asset sales in the ordinary course of business) or (ii) any disposition of any securities
(other than dispositions in the ordinary course of business) by the Borrower or any of its Restricted Subsidiaries,
		shall be excluded,	$

	(b)	any extraordinary gain or loss (together with any related provision for taxes thereon), shall be excluded,	$

	(c)	any goodwill or other asset impairment charges or other asset write-offs or write downs, including any resulting from the application of Accounting Standards Codification Nos. 350 and No. 360, and any expenses or charges relating to the amortization of intangibles as a result of the application of Accounting Standards Codification
		No. 805, shall be excluded,	$

	(d)	any non-cash charges or expenses related to the repurchase of stock options to the extent not prohibited by this
Agreement, and any non-cash charges or expenses related to the grant, issuance or repricing of, or any amendment or substitution with respect to, stock appreciation or similar rights, stock options, restricted stock, or
		other Capital Stock or other equity based awards or rights or equivalent instruments, shall be excluded	$

	(e)	gains and losses resulting solely from fluctuations in currency values and the related tax effects shall be excluded,
		and charges relating to Accounting Standards Codification Nos. 815 and 820, shall be excluded, and	$

	(f)	the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or
		consolidated with the Borrower or any of its Restricted Subsidiaries shall be excluded.	$
		Consolidated Net Income:	$

Consolidated EBITDA

Consolidated Net Income

(a)	increased (without duplication, to the extent the same were deducted or excluded (and not added back) in computing Consolidated Net Income) by:

	(i)	Consolidated Depreciation and Amortization Expense of such Person for such Test Period, plus	$

	(ii)	Consolidated Interest Expense of such Person for such Test Period, together with items excluded from the definition of Consolidated Interest Expense and any non-cash interest expense (including (w) fees and expenses paid to the Administrative Agent in connection with its services under the Credit Agreement, (x) other bank, administrative agency (or trustee) and financing fees (including rating agency fees), (y) costs of surety bonds in connection with financing activities (whether amortized or immediately expensed) and (z) commissions, discounts and other fees and charges owed with respect to letters of credit, bank guarantees, bankers’
		acceptances or any similar facilities or financing and hedging agreements), plus	$

	(iii)	Taxes paid and provision for Taxes based on income or profits or capital, including, without limitation, U.S.
federal, state, non-U.S., franchise, excise, value added, and similar Taxes and foreign withholding Taxes of such
Person paid or accrued during such Test Period, including any penalties and interest related to such Taxes or arising from any
		Tax examinations, plus	$

	(iv)	the amount of any restructuring charges or reserve (including those relating to severance, relocation costs and one-time compensation charges), costs incurred in connection with any non-recurring strategic initiatives and other business optimization expenses (including incentive costs and expenses relating to business optimization programs and signing, retention and completion bonuses and any implementation of enterprise resource planning and technology initiatives (including any expense relating to the implementation of enhanced accounting or information technology functions)); provided that the aggregate amount added back pursuant to this clause (iv), together with the aggregate amount added back pursuant to clause (xii) below, shall not cumulatively exceed
20% of Consolidated EBITDA for any Test Period (with such calculation being made
		before giving effect to any increase pursuant to this clause (iv)), plus	$

	(v)	the amount of any (x) recruiting, signing, retention, completion bonuses and severance and (y) relocation costs, facilities start-up
		costs and transition costs, plus	$

(vi)	any extraordinary, unusual or non-recurring charges, expenses or losses (including, without limitation, losses on asset sales and
	litigation fees, costs, settlements, judgments and expenses), plus	$

(vii)	losses on Investments, plus	$

(viii)	any impairment charges and expense (including all unit-specific, brand, goodwill or other intangible impairment charges and
	expense), plus	$

(ix)	any expenses, fees, charges, or losses related to any equity offering, permitted Investment, Restricted Payment, acquisition, disposition, recapitalization, merger, or the incurrence of Indebtedness permitted to be incurred by this Agreement (including any refinancing, exchange or repayment thereof) (whether or not successful and including any such transaction consummated prior to the Closing Date), including (A) such fees, expenses, or charges related to the incurrence of the Loans under the Credit Agreement and all Transaction Costs (including the fees, expenses and disbursements of appraisers, consultants, advisors, brokers, accountants and counsel), (B)
such fees, expenses, or charges related to the execution of the Loan Documents and any other credit facilities or
	debt issuances, and (C) any amendment, restatement, waiver or other modification of any Loan Document,	the
	Loans under the Credit Agreement or other Indebtedness (or the documentation related thereto), plus	$

(x)	non-cash compensation charges or other expenses or charges, plus	$

(xi)	any other non-cash charges, including any write offs, write downs, expenses, losses (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future Test Period, the cash payment in respect thereof in such future Test Period shall be deducted from Consolidated EBITDA to such
	extent, and excluding amortization of a prepaid cash item that was paid in a prior Test Period), plus	$

(xii)	pro forma adjustments, including pro forma “run-rate” cost savings, operating expense reductions, operational improvements and other synergies related to (A) the Transactions that are reasonably identifiable and that are projected by the Borrower in good faith to result from actions either taken or with respect to which substantial steps have been take or are expected to be taken in the good faith determination of the Borrower within 12 months of the Closing Date and (B) any acquisition (including the commencement of activities constituting a business), disposition (including the termination or discontinuance of activities constituting a business) or other specified investment or transaction, or related to any restructuring initiative, cost savings initiative or other initiative that are reasonably identifiable and projected by the Borrower in good faith to result from actions that have been taken or with respect to which steps have been taken or are expected to be taken (in the good faith determination of the
Borrower) within 12 months of the determination to take such action, in each case, net of the amount of actual benefits realized prior to or during such Test Period from such actions (which cost savings, operating expense reductions, operating enhancements and synergies shall be calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, operating enhancements or synergies had been realized on the first day of such Test Period); provided that the aggregate amount added back pursuant to this clause (xii), together with the aggregate amount added back pursuant to clause (iv) above, shall not cumulatively exceed 20% of Consolidated
EBITDA for any Test Period (with such calculation being made before giving
	effect to any increase pursuant to this clause (xii)), plus	$

(xiii)	(x) all gains and charges as a result of, or in connection with, sales, dispositions or abandonments of assets outside the ordinary course of business (including, without limitation, asset retirement costs) and (y) charges from disposed, abandoned, divested and/or discontinued assets, Properties or operations and/or discontinued
assets, Properties and operations (other than, at the option of the Borrower, assets or Properties or operations
	pending the divestiture or termination thereof), plus	$

(xiv) earn-out obligations incurred in connection with any Material Acquisition or other Investment and paid or
	accrued during the applicable Test Period and any related expenses, plus	$

(xv)	(x) any expenses and charges that are reimbursable by a third party pursuant to indemnification or other similar provisions and actually reimbursed and (y) expenses and reimbursements with respect to liability or casualty events or business interruption, to the extent covered by insurance and actually reimbursed, or, in each case of clauses (x) and (y) of this clause (xv), if not actually reimbursed, so long as the Borrower has a good faith expectation that such amounts will be received within the next four fiscal quarters (with a deduction for any
	amount so added back to the extent not so reimbursed within the next four fiscal quarters), plus	$

(xvi) any effects of adjustments resulting from the application of purchase accounting, purchase price accounting
	(including any step-up in inventory and loss of profit on the acquired inventory), plus	$

(xvii)	other items recorded under “other income expense” in the Borrower financial statements prepared in accordance with GAAP; provided that the aggregate amount added back pursuant to this clause (xvii) shall not exceed 5% of
Consolidated EBITDA for any Test Period (with such calculation being made before giving effect to any
	increase pursuant to this clause (xvii)),	$

(b)	decreased by (without duplication):
non-cash gains increasing Consolidated Net Income of such Person for such Test Period, excluding any non-cash gains which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced Consolidated
EBITDA in any prior Test Period other than non-cash gains relating to the application of Financial Accounting
Standards Codification Topic 840 —Leases (formerly Financial Accounting Standards Board Statement No. 13);
provided that, to the extent non-cash gains are deducted pursuant to this clause (b) for any previous Test Period and not otherwise added back to Consolidated EBITDA, Consolidated EBITDA shall be increased by the amount of any cash receipts (or any netting arrangements resulting in reduced cash expenses) in respect of such non-cash gains received in subsequent periods to the extent not already included therein; and $

(c)	increased or decreased by (without duplication):

(i) any net gain or loss resulting in such Test Period from currency gains or other foreign exchange adjustments or losses related to Indebtedness, intercompany balances, and other balance sheet items, plus or minus, as the case may be, and $

(ii) any net gain or loss resulting in such Test Period from Swap Obligations, and the application of ASC 815 and its related pronouncements and interpretations, or the equivalent accounting standard under GAAP or an alternative basis of accounting applied in lieu of GAAP. $

Consolidated EBITDA: $

Annex 3 to

Compliance Certificate

HQ Capital Expenditures calculated pursuant to Section 7.1(c)(i) of the Credit Agreement

HQ Capital Expenditures Period: First Amendment Effective Date through [ ], 20[__]

(a) Maximum amount of HQ Capital Expenditures permitted to be made under the Credit Agreement:	$25,000,000

(b) Total aggregate HQ Capital Expenditures made since First Amendment Effective Date:	$

(c) Remaining amount of HQ Capital Expenditures still available to be made under the Credit Agreement ((a)-(b) above):	$

(d) Amount of HQ Capital Expenditures made in excess of (c) above (“Excess HQ CapEx”)	$

Capital Expenditures calculated pursuant to Section 7.1(c)(ii) of the Credit Agreement (excluding HQ Capital Expenditures)

(a) Amount of any unused Capital Expenditures permitted to be made during the immediately preceding fiscal year[1]	$

(b) Maximum amount of Capital Expenditures permitted to be made during the current fiscal year ($20,000,000 plus ((a) multiplied by 50%))	$

(c) Total aggregate Capital Expenditures (including any Excess HQ CapEx) made since [ , 20__][2] (not to exceed the amount set forth in (b) above):	$

[1]

Pursuant to Section 7.1(c)(ii) of the Credit Agreement, the total amount of Capital Expenditures permitted to be made during any fiscal year of the Borrower shall not exceed $20,000,000 (the “Fixed CapEx Amount”) and the amount of any unused Capital Expenditures determined pursuant to this clause (a) shall be calculated by reference to the Fixed CapEx Amount without regard to any Additional CapEx Amount for any preceding fiscal year. Additional CapEx Amounts may be carried forward to the next succeeding fiscal year only.

[2]	Insert date that is the first day of the current fiscal year.

Annex 4 to

Compliance Certificate

County or State within the United States not previously disclosed to the Administrative Agent where any Loan Party keeps inventory or equipment in excess of $500,000 other than (x) equipment or inventory in transit in the ordinary course of business or (y) equipment that is out for repair in the ordinary course of business.

[None] [or specify relevant changes, if any]

Annex 5

to Compliance Certificate

Intellectual Property Reporting Obligations

U.S. REGISTERED COPYRIGHTS

Registrations: OWNER	REGISTRATION NUMBER	TITLE

U.S. PATENTS AND PATENT APPLICATIONS

OWNER	APPLICATION NUMBER	PATENT NUMBER	TITLE

U.S. REGISTERED TRADEMARKS AND TRADEMARK APPLICATIONS

OWNER	APPLICATION NUMBER	REGISTRATION NUMBER	TRADEMARK

Annex 6

to Compliance Certificate

Change in Jurisdiction of any Loan Party [None] [or specify relevant changes, if any]

EXHIBIT I

FORM OF NOTICE OF BORROWING OR CONVERSION OR CONTINUATION1

Date:                    , 20

To:	JPMORGAN CHASE BANK, N.A., as Administrative

Agent Attn: [    ]

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of January 3, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among FORRESTER RESEARCH, INC., a Delaware corporation (the “Borrower”), the several lenders from time to time party thereto and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, capitalized terms used in this Notice shall have the meanings given to them in the Credit Agreement.

Pursuant to [[Section 2.5][Section 2.13(a)][Section 2.13(b)]]2 of the Credit Agreement, the Borrower hereby requests the following [borrowing][conversion][continuation] of the Loans as specified below:

Class of Loans to be [borrowed][converted][continued]3:

[Revolving Credit Loans]

[Incremental Term Loans]

[Increased Revolving Credit Commitments]

[Refinancing Term Loans]

[Refinancing Revolving Credit Loans]

(1) [Revolving Credit Loans:

(a)	Amount of Revolving Credit Loan to be $ .[4]

(b)	Requested funding date is , 202 .[5]

[1]	NTD: Joinder Agreement is unnecessary, new Subsidiaries become party to the GCA under the Form Assumption Agreement which is attached to the GCA as Annex 1 thereto.
[2]	To be included as applicable.
[3]	To be included as applicable.
[4]

Shall be in a minimum amount of at least (i) with respect to a Borrowing of LIBOR Loans, $1,000,000 (or, if less, the entire remaining aggregate Available Revolving Credit Commitments at the time of such Borrowing) and (ii) with respect to a Borrowing of ABR Loans, $1,000,000 (or, if less, the entire remaining aggregate Available Revolving Credit Commitments at the time of such Borrowing).

[5]	Date of funding (must be a Business Day).

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(c)	$ of such borrowing is to be a LIBOR Loan; $ of such borrowing is to be an ABR Loan.

(d)	[Length of Interest Period for LIBOR Loans is: month(s).][6]

(e)	Location and number of Borrower’s account[s] to which proceeds of borrowing are to be disbursed: [ ]][7]

(2) [convert $             of ABR Loans in the name of the Borrower into LIBOR Loans with an Interest Period duration of             8 month(s) on             .9

(3) convert $             of LIBOR Loans in the name of the Borrower into ABR Loans on             .10]11

(4) [continue $             of LIBOR Loans in the name of the Borrower with an Interest Period duration of             12 month(s) on             .13]14

[This Notice is conditioned on the consummation of [            ]15 and may be revoked by the Borrower by written notice to the Administrative Agent to the extent that such condition is not satisfied.]16

[Signature Page Follows]

[6]	One, three or six (or if approved by the affected Lenders making such LIBOR Loans, a twelve month or shorter period).
[7]	To be included in the case of a borrowing under the Revolving Credit Commitment.
[8]	One, three or six (or if approved by the affected Lenders making such LIBOR Loans, a twelve month or shorter period).
[9]	Date of conversion (must be a Business Day).
[10]	Date of conversion (must be a Business Day).
[11]	To be included in the case of a conversion.
[12]	One, three or six (or if approved by the affected Lenders making such LIBOR Loans, a twelve month or shorter period).
[13]	Date of continuation (must be a Business Day).
[14]	To be included in the case of a continuation.
[15]	Insert description of relevant transaction.
[16]	To be included for borrowings under the Revolving Credit Commitments that may be conditioned upon the occurrence of a transaction pursuant to Section 2.5.

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IN WITNESS WHEREOF, the undersigned has caused this notice to be duly executed as of the date first written above.

FORRESTER RESEARCH, INC.

By:
Name:
Title

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